                                                                    Exhibit (a)1

                           OFFER TO PURCHASE FOR CASH
                 ANY OR ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                   INCOME OPPORTUNITY REALTY INVESTORS, INC.
                                       AT
                              $19.00 NET PER SHARE
                                       BY

                   INCOME OPPORTUNITY ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                        AMERICAN REALTY INVESTORS, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY
           TIME, ON DECEMBER 13, 2002, UNLESS THE OFFER IS EXTENDED.

    WE ARE INCOME OPPORTUNITY ACQUISITION CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF AMERICAN REALTY INVESTORS, INC., AND WE ARE MAKING AN OFFER TO PURCHASE ANY OR ALL OUTSTANDING SHARES OF COMMON STOCK OF INCOME OPPORTUNITY REALTY INVESTORS, INC. FOR $19.00 NET PER SHARE IN CASH.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, OUR HAVING OBTAINED SUFFICIENT FINANCING PRIOR TO THE EXPIRATION OF THE OFFER TO ENABLE US TO PURCHASE THE SHARES AND TO PAY THE FEES AND EXPENSES OF THE OFFER. IF THIS CONDITION OR ANY OF THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE ARE NOT SATISFIED WE ARE NOT OBLIGATED TO ACCEPT VALIDLY TENDERED AND NOT WITHDRAWN SHARES FOR PAYMENT.

    WE ARE MAKING THE OFFER TO CURE A DEFAULT UNDER A SETTLEMENT AGREEMENT. THE SETTLEMENT AGREEMENT AND LAWSUIT GIVING RISE TO IT ARE DESCRIBED UNDER "SPECIAL FACTORS -- OVERVIEW OF THE LAWSUIT AND SETTLEMENT AGREEMENT THAT LED TO THIS TENDER OFFER" SET FORTH IN THIS OFFER TO PURCHASE.

    INCOME OPPORTUNITY REALTY INVESTORS, INC. AND AMERICAN REALTY INVESTORS, INC., AS WELL AS OTHER PARTIES DISCUSSED IN THIS OFFER TO PURCHASE, ARE AFFILIATES. AFFILIATED STOCKHOLDERS WILL NOT TENDER THEIR SHARES IN THE OFFER. INFORMATION CONCERNING THOSE PARTIES AND THEIR AFFILIATIONS THAT MAY BE IMPORTANT TO YOU IS SET FORTH IN "SPECIAL FACTORS", "THE ADVISOR -- BCM" AND "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF BCM, ARL, TCI AND IOT."

                                   IMPORTANT

    If you wish to tender shares in this offer you must (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the depositary (as named on the back cover of this Offer to Purchase) together with certificates representing the shares tendered or follow the procedure for book-entry transfer set forth in
Section 3 -- "Procedures for Accepting the Offer and Tendering Shares"; or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, you must contact that person to inform them you wish to tender your shares. If you are the record owner of your shares and you tender your shares directly to American Stock Transfer and Trust Company, our depositary in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. We will not pay any fees charged to you by your broker nor will we pay fees to or expenses of brokers. You should consult your broker or nominee to determine whether any charges will apply. See Section 1 -- "Terms of the Offer" and Section
3 -- "Procedures for Accepting the Offer and Tendering Shares."

    If you wish to tender shares but cannot deliver certificates representing your shares and all other required documents to the depositary on or prior to the date on which the offer expires or you cannot comply with the procedures for book-entry transfer on a timely basis you may tender your shares pursuant to the guaranteed delivery procedure set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares." Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the information agent. You may also contact your broker, dealer, commercial bank and trust company or other nominee for assistance concerning the offer.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                  (GEORGESON SHAREHOLDER COMMUNICATIONS LOGO)

            The date of this Offer to Purchase is November 15, 2002.

    A SUMMARY TERM SHEET IN QUESTION AND ANSWER FORM DESCRIBING THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 5. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING TO TENDER YOUR SHARES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
SUMMARY TERM SHEET..........................................      1
FORWARD LOOKING STATEMENTS..................................      5
SPECIAL FACTORS.............................................      6
  The Parties...............................................      6
  Affiliated Status of the Parties..........................      6
  Legal Proceedings Involving BCM and Mr. Phillips..........      7
  Overview of the Lawsuit and Settlement Agreement that Led
     to this Tender Offer...................................      8
  Determination of the Offering Price.......................     10
  Previously Filed Registration Statement on Form S-4 and
     Follow-On Merger.......................................     10
  Background of the Offer...................................     10
  Purposes, Reasons, Use of Securities, Plans and Effects of
     the Tender Offer.......................................     19
  Fairness Determination of the ARL Board of Directors, BCM
     and Mr. Phillips.......................................     22
  Fairness Determination of the TCI Board of Directors......     24
THE ADVISOR -- BCM..........................................     25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF BCM, ARL,
  TCI AND IOT...............................................     30
THE TENDER OFFER............................................     39
  1.  Terms of the Offer....................................     39
  2.  Acceptance for Payment and Payment for Shares.........     40
  3.  Procedures for Accepting the Offer and Tendering
     Shares.................................................     41
  4.  Withdrawal Rights.....................................     44
  5.  Information Related to IOT............................     45
  6.  Interests in Securities of BCM, ARL, TCI and IOT......     47
  7.  Source and Amount of Funds............................     51
  8.  State Takeover Laws...................................     52
  9.  Certain Conditions of the Offer.......................     52
  10. Rights of Dissenting Stockholders.....................     54
  11. Financial Information of ARL..........................     54
  12. Fees and Expenses.....................................     55
  13. Miscellaneous.........................................     56
SCHEDULE I Directors and Executive Officers of BCM, ARL, TCI
  and IOT...................................................    I-1
SCHEDULE II Unaudited Pro Forma Consolidated Financial
  Information of ARL........................................   II-1
SCHEDULE III Historical and Pro Forma Per Share Data........  III-1

                               SUMMARY TERM SHEET

     Income Opportunity Acquisition Corporation, a wholly-owned subsidiary of American Realty Investors, Inc., is offering to purchase any or all outstanding shares of common stock of Income Opportunity Realty Investors, Inc., or IOT, for $19.00 net per share in cash. The following are some questions and answers you may have as a stockholder of IOT that pertain to the most material terms of this offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Income Opportunity Acquisition Corporation, or IOT Acquisition Sub, and we are the purchaser in this tender offer. We are a Nevada corporation formed for the purpose of making a tender offer of any or all outstanding shares of common stock of IOT. We are a wholly-owned subsidiary of American Realty Investors, Inc., a Nevada corporation. American Realty Investors, Inc. is an affiliate of IOT which indirectly owns 28.5% of the common stock of IOT and is under common management with IOT. See "Special Factors -- The Parties" and "Special Factors -- Affiliated Status of The Parties."

WHAT SHARES ARE BEING SOUGHT?

     We are seeking to purchase any or all outstanding shares of common stock of IOT. However, American Realty Investors, Inc. and certain of their affiliates who beneficially own in the aggregate approximately 59.9% of the IOT common stock will not tender their shares. See "Special Factors -- Overview of the Lawsuit and Settlement Agreement that Led to this Tender Offer" and Section 1 -- "Terms of the Offer."

WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     The purchase price will be $19.00 net per share. We will pay the purchase price in cash, without interest, for all shares we purchase in the tender offer. If you are the record owner of your shares and you tender your shares directly to American Stock Transfer and Trust Company, our depositary in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. We will not pay any fees charged to you by your broker nor will we pay fees to or expenses of brokers. You should consult your broker or nominee to determine whether any charges will apply. See Section 1 -- "Terms of the Offer" and
Section 3 -- "Procedures for Accepting the Offer and Tendering Shares."

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE TENDERED SHARES?

     Out of the 1,438,945 shares of IOT common stock outstanding as of October 25, 2002, only 576,480 shares, or approximately 40.1%, are owned by unaffiliated stockholders. Affiliated stockholders who own the remaining shares will not tender in the offer. Therefore, we will need a maximum of approximately $10.95 million to purchase all shares owned by unaffiliated stockholders and an additional $3,230,799 to pay related expenses. American Realty Investors, Inc., our parent, does not have enough cash to purchase the IOT shares in the event all unaffiliated stockholders tender their shares.

     American Realty Investors, Inc. expects to pay for shares tendered from cash on hand at the time tendered shares are accepted and from borrowings. American Realty Investors, Inc.'s cash on hand varies greatly from time to time as it funds its businesses and engages in financing transactions using its real estate portfolio as collateral. In the event that purchasing properly tendered shares requires us to pay more than American Realty Investors, Inc. then has on hand, net of any reserves its management feels necessary to the proper conduct of its business, our obligation is subject to obtaining financing to consummate the offer. American Realty Investors, Inc. expects to obtain this financing through refinancing existing indebtedness on its various real estate holdings, which it typically does in the ordinary course of its business, and by borrowing money from financial institutions with repayment secured by pledges of some of its real estate holdings. Although American Realty Investors, Inc. does not have any firm commitments for either refinancings or new borrowings, it has had numerous discussions with existing lenders regarding refinancings of properties. American Realty Investors, Inc. reasonably expects that it will be able to borrow enough money to satisfy our obligations with respect to the offer, although there can be no assurance that it will be able to do so. American Realty Investors, Inc. does not have any alternative financing plans in the event these primary financing plans fall through. Although this financing condition will be satisfied only when American Realty Investors, Inc. has obtained sufficient financing to enable us to purchase all of the shares offered for tender and pay the fees and expenses of the offer, we reserve the right to waive this condition at any time. If we waive this condition, we will extend the offer as necessary to comply with the rules under the Exchange Act. See "Special Factors -- Overview of the Lawsuit and Settlement Agreement that Led to this Tender Offer", Section 7 -- "Source and Amount of Funds" and Section 12 -- "Fees and Expenses."

WHAT IS THE MOST SIGNIFICANT CONDITION TO THE OFFER?

     The most significant condition to the offer is our obtaining financing to consummate the offer. The offer is subject to a number of other conditions. We can waive any of the conditions to the offer without the consent of IOT. See
Section 1 -- "Terms of the Offer" and Section 9 -- "Certain Conditions of the Offer."

WHAT IS THE PURPOSE OF THE OFFER?

     We are making the offer to cure a default under a settlement agreement to which American Realty Investors, Inc. and IOT are subject. The settlement agreement required American Realty Investors, Inc. to propose a merger with IOT and give unaffiliated IOT stockholders the right to receive $19.00 per share in cash or a share of American Realty Investors, Inc. preferred stock, which has not yet been designated, in exchange for each of their IOT shares. American Realty Investors, Inc. was unable to complete the procedures necessary to register the preferred stock in the time period required by the settlement agreement. As a result, the settlement agreement requires American Realty Investors, Inc. to either make this tender offer or pay a penalty. American Realty Investors, Inc. has elected to make this tender offer through us. See "Special Factors -- Overview of the Lawsuit and Settlement Agreement that Led to this Tender Offer" and "Special Factors -- Purposes, Alternatives, Reasons, Plans and Effects of the Tender Offer."

DO YOU HAVE PLANS TO ENGAGE IN A MERGER WITH IOT AFTER THIS TENDER OFFER IS COMPLETED IN ORDER TO ACQUIRE THE SHARES THAT WERE NOT TENDERED IN THIS OFFER?

     Yes. As part of a court-ordered settlement American Realty Investors, Inc. proposed a merger with IOT in which each unaffiliated IOT stockholder would receive $19.00 in cash or, at that stockholder's option, a share of American Realty Investors, Inc. preferred stock for each IOT share that they hold. No merger agreement has been executed by the parties. American Realty Investors, Inc. cannot ask IOT's stockholders to approve the merger until it has completed the procedures necessary to register the offer of the American Realty Investors, Inc. preferred stock with the Securities and Exchange Commission. American Realty Investors, Inc. has not been able to complete those procedures. If it is able to complete the registration procedures in the future it currently expects to offer to merge with IOT and acquire the remaining shares of IOT common stock. There can be no assurance that American Realty Investors, Inc. will be able to take the steps necessary to register the American Realty Investors, Inc. preferred stock or that it will be able to consummate the merger, if it does. See "Special Factors -- Overview of The Lawsuit and Settlement Agreement That Led to This Tender Offer" and "Special Factors -- Purposes, Alternatives, Reasons, Plans and Efforts of the Tender Offer."

IF I WAIT, WILL THE OFFER IMPROVE?

     Probably not. We are making the offer to comply with a settlement agreement. Although American Realty Investors, Inc. has a right to change or improve the offer, it does not expect to do so. Also, although American Realty Investors, Inc. will continue for a time to try to complete the registration procedures necessary to propose a merger with IOT, pursuant to which IOT stockholders would receive $19.00 in cash or, at their option, a share of American Realty Investors, Inc. preferred stock for each IOT share that they own, you can not be assured that it will be able to do so. See "Special
Factors -- Overview of the Lawsuit and Settlement Agreement That Led to This Tender Offer" and "Special Factors -- Purposes, Alternatives, Reasons, Plans and Efforts of the Tender Offer."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY COMMON STOCK IN THE OFFER?

     You will have at least until midnight, New York City time, on December 13, 2002, which is the scheduled expiration date of the offer, to decide whether to tender your shares in the offer, unless we decide to extend the offering period or provide a subsequent offering period. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 -- "Terms of the Offer" and Section 3 -- "Procedures for Accepting the Offer and Tendering Shares."

CAN THE OFFER BE EXTENDED?

     Yes. We may choose to extend the offer at any time. We cannot assure you, however, that we will extend the offer or, if we extend it, for how long. If we extend the offer, we will inform the depositary of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 -- "Terms of the Offer" and Section 3 -- "Procedures for Accepting the Offer and Tendering Shares."

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to the depositary at the address listed on the back cover of this Offer to Purchase, not later than the time the offer expires. If your broker holds your shares in street name, the shares can be tendered by your broker through the depositary. You will be responsible for any fees or expenses associated with tendering your shares. Please discuss this matter with your broker. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the offer, you may get extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three trading days of the date of execution of a Notice of Guaranteed Delivery. For the tender to be valid, however, the depositary must receive the missing items within that three trading-day period. See Section 3 -- "Procedure for Accepting the Offer and Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw previously tendered shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by January 13, 2003, you can withdraw them at any time after that date until we accept your shares for payment. See Section 1 -- "Terms of the Offer" and Section
4 -- "Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 -- "Withdrawal Rights." Withdrawals of shares may not be rescinded. However, withdrawn shares may be tendered again at any time prior to the expiration date by following one of the procedures described in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares."

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

     No, however, American Realty Investors, Inc., Basic Capital Management, Inc., their officers and directors and certain of their affiliates and the officers and directors of IOT who beneficially own IOT common stock will not tender their shares. Together, those persons and entities own in the aggregate approximately 59.9% of the IOT common stock. See "Special Factors -- Overview of the Lawsuit and Settlement Agreement that Led to this Tender Offer" and Section 1 -- "Terms of the Offer."

WHAT WILL HAPPEN IF THE TENDER OFFER IS NOT CONSUMMATED?

     If the tender offer is not consummated IOT will continue in the same manner as it did before the tender. Additionally, American Realty Investors, Inc., and others, may be liable to the IOT stockholders for liquidated damages in the amount of $5.00 per share pursuant to the terms of a court-approved settlement agreement. See "Special Factors -- Overview of the Lawsuit and Settlement Agreement that Led to this Tender Offer" and "Special Factors -- Purposes, Alternatives, Reasons, Plans and Effects of the Tender Offer."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES OF IOT COMMON STOCK?

     Stockholders who choose not to tender will own the same interest in IOT after the consummation of the offer as they did before. The purchase of shares pursuant to the offer will reduce the number of holders of shares of IOT common stock and may reduce the number of shares that might otherwise be publicly traded and could adversely affect the liquidity and market value of the remaining shares. Additionally, depending on the number of shares purchased in the tender the IOT common stock may no longer qualify for trading on the American Stock Exchange or for registration under the Securities Exchange Act of 1934, which would mean that IOT would no longer be a public reporting company. See "Special Factors -- Purposes, Reasons, Use of Securities, Plan and Effects of the Tender Offer." Additionally, if not all shares are tendered, American Realty Investors, Inc. currently intends to propose a merger with IOT whereby unaffiliated IOT stockholders would receive $19.00 in cash or, at that stockholder's option, a share of American Realty Investors, Inc. preferred stock for each IOT share that they held. That merger will be subject to stockholder approval and completing the registration procedures with the Securities and Exchange Commission, which American Realty Investors, Inc. has not been able to complete. There can be no assurance that American Realty Investors, Inc. will be able to take the steps necessary to register the American Realty Investors, Inc. preferred stock or that it will be able to consummate the merger. American Realty Investors, Inc. is not legally obligated to pursue the merger, and may, at some time in the future, abandon its efforts to do so or modify the terms proposed. See "Special Factors -- Overview of the Lawsuit and Settlement Agreement that Led to this Tender Offer", "Special Factors -- Previously Filed Registration Statement on S-4 and Follow-On Merger" and "Special Factors Purposes, Reasons, Use of Securities, Plans and Effects of the Tender Offer."

WHAT ARE MY DISSENTERS' RIGHTS?

     We do not believe that dissenters' rights under the Nevada Revised Statutes are available in connection with the offer. See Section 10 -- "Rights of Dissenting Stockholders."

WHAT IS THE MARKET VALUE OF MY SHARES OF IOT COMMON STOCK AS OF A RECENT DATE?

     On November 6, 2002, the last day IOT common stock traded before we announced the offer, the last sale price of IOT's common stock reported on the NYSE was $19.00 per share. Between July 2, 2002 and November 6, 2002, the closing price of a share of common stock ranged between $12.75 and $19.25. We advise you to obtain a recent quotation for shares of common stock in deciding whether to tender your shares. See Section 5 -- "Information Related to IOT."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call Georgeson Shareholder Communications Inc., our information agent, at (866) 423-4879 (toll free). See the back cover of this Offer to Purchase.

                           FORWARD LOOKING STATEMENTS

     The Securities and Exchange Commission ("SEC") encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. Forward looking statements are made in this Offer to Purchase relating to American Realty Investors, Inc., Transcontinental Realty Investors, Inc. and Income Opportunity Realty Investors, Inc. and various of their affiliates, and may also be made a part of this Offer to Purchase by reference to other documents filed with the SEC, which is known as "incorporation by reference."

     Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "objective," "strategy," "goal" and words and terms of similar substance used in connection with any discussion of future events or conditions, including future operating or financial performance or any proposals by American Realty Investors, Inc. to pursue a merger with Transcontinental Realty Investors, Inc. and Income Opportunity Realty Investors, Inc. or any other entity, identify forward-looking statements. Forward-looking statements are based on management's current views about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following risks could cause or contribute to actual results differing materially from those described in the forward-looking statements:

          - the number of shares tendered pursuant to this Offer to Purchase

          - availability and terms of financing

          - business abilities and judgment of personnel

          - changes in, or the failure to comply with, governmental regulations, particularly those affecting the environment

          - competition

          - success of operating initiatives, advertising and promotional efforts

          - existence of adverse publicity or litigation

          - changes in business strategy or plans

          - quality of management

          - general economic, business and financial market conditions

          - other factors described in our filings with the SEC

     We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this Offer to Purchase or the date of the documents incorporated by reference in this joint proxy statement and prospectus. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

     For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see our most recent quarterly report on Form 10-Q, filed with the SEC on November 14, 2002 and our annual report on Form 10-K filed with the SEC on April 1, 2002, as well as current reports on Form 8-K that we have filed with the SEC.

     All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                                SPECIAL FACTORS

     THE PARTIES

     The material parties that are discussed throughout this Offer to Purchase include the following:

          Income Opportunity Realty Investors, Inc. ("IOT") is a publicly traded Nevada corporation primarily engaged in the business of owning and operating a portfolio of real estate and financing real estate and real estate activities through investments in mortgage loans. IOT is a real estate investment trust or REIT. The day-to-day operations of IOT are performed by Basic Capital Management Inc. ("BCM"), a contractual advisor, under the supervision of IOT's board of directors.

          Income Opportunity Acquisition Corporation ("IOT Acquisition Sub") is a Nevada corporation recently formed as a wholly-owned subsidiary of American Realty Investors, Inc. to make the tender offer for the common stock of IOT described in this Offer to Purchase.

          American Realty Investors, Inc. ("ARL") is a publicly traded Nevada corporation engaged primarily in the business of owning and operating a portfolio of real estate and financing real estate and real estate activities through investments in mortgage loans. ARL holds a diverse portfolio of equity real estate located across the United States, including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The day-to-day operations of ARL are managed by BCM, a contractual advisor, under the supervision of ARL's board of directors. ARL is the parent company of IOT Acquisition Sub.

          Transcontinental Realty Investors, Inc. ("TCI") is a publicly traded Nevada corporation engaged primarily in the business of owning and operating a portfolio of real estate and financing real estate and real estate activities through investments in mortgage loans similar to ARL. The day-to-day operations of TCI are performed by BCM, a contractual advisor, under the supervision of TCI's board of directors. As of the third quarter of 2000, TCI no longer met the requirements for tax treatment as a REIT, and cannot qualify for REIT status for at least five years.

          Basic Capital Management, Inc. ("BCM") is a Nevada corporation and is a contractual advisor that is responsible for managing the affairs of ARL, TCI and IOT and for advising the respective boards on setting the policies which guide ARL, TCI and IOT. The day-to-day operations of ARL, TCI and IOT are performed by BCM under the supervision of each respective board. Among other things, BCM locates, investigates, evaluates and recommends real estate and mortgage loan investments and sales opportunities, as well as financing and refinancing sources. BCM also serves as a consultant to ARL's, TCI's and IOT's boards of directors in connection with the business plan and investment policy decisions made by each board. BCM is indirectly owned by a trust for the benefit of the children of Gene E. Phillips. Mr. Phillips is not an officer or director of BCM, but serves as a representative of the trust, is involved in daily consultation with the officers of BCM and has significant influence over the conduct of BCM's business, including the rendering of its advisory services and the making of investment decisions for itself and for ARL, TCI and IOT.

          Gene E. Phillips ("Mr. Phillips") is a businessman with substantial experience in the real estate development industry. A trust for Mr. Phillips's children indirectly owns BCM. For more than the last five years, Mr. Phillips has served as a representative of the trust that indirectly owns BCM. As a representative of the trust, Mr. Phillips is actively involved in consultation with the officers of BCM, and thus the officers of ARL, TCI and IOT, on a daily basis. As a result he has significant influence over the conduct of their respective business affairs and is involved in substantially all of their respective material business decisions.

AFFILIATED STATUS OF THE PARTIES

     ARL, TCI, IOT, BCM and Mr. Phillips can be considered affiliates of each other. ARL, TCI, IOT and BCM have substantially the same management, as briefly discussed above and as described in more detail in "The Adviser -- BCM", have the ownership affiliations reflected in the chart below and in

"Section 6 -- Interests in Securities of BCM, ARL, TCI and IOT" and engage in related party transactions as described in "Certain Relationships and Related Transactions of BCM, ARL, TCI and IOT." Additionally, as discussed above, Mr. Phillips is a representative of a trust that indirectly owns BCM and has substantial influence over the conduct of its affairs and those of ARL, TCI and IOT.

           ARL                          TCI                          IOT
           ---                          ---                          ---
Out of 11,375,127 shares     Out of 8,072,594 shares of   Out of 1,438,945 shares of
of ARL common stock          TCI common stock             IOT common stock
outstanding as of October    outstanding as of October    outstanding as of October
25, 2002:                    25, 2002:                    25, 2002:
- BCM owns 6,663,244         - ARL indirectly owns        - ARL indirectly owns
  (58.6%)                      3,994,301 (49.5%)            409,935 (28.5%)
- TCI owns 746,972 (6.6%)    - BCM owns 1,166,947         - BCM owns 106,802 (7.4%)
- Non-affiliates own           (14.5%)                    - TCI owns 345,728 (24.0%)
  2,265,650 (19.9%)          - Non-affiliates own         - Non-affiliates own
                             2,881,044 (35.7%)            576,480 (40.1%)

     The principal operating offices of each of ARL, TCI, IOT, BCM, TCI Acquisition Sub and Mr. Phillips are located at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. The telephone number for Mr. Phillips and each corporation is 469-522-4200.

     Additional information relating to the directors and executive officers of BCM, ARL, TCI and IOT is set forth in Schedule I to this Offer to Purchase and below in "-- Legal Proceedings Involving BCM and Mr. Phillips."

LEGAL PROCEEDINGS INVOLVING BCM AND MR. PHILLIPS

     On September 24, 2002 the SEC filed a civil complaint, Civil Action No. 1:02CV01872 (D.D.C.), in a lawsuit styled Securities and Exchange Commission v. Basic Capital Management, Inc. and Gene E. Phillips and the SEC issued an Order Instituting Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing a Cease-and-Desist Order In The Matter of Basic Capital Management, Inc., Nevada Sea Investments, Inc., International Health Products, Inc., One Realco Corporation, TacCO Financial, Inc. and Gene E. Phillips (Administrative Proceedings File No. 3-10898, Administrative Procedure Release No. 46538). In anticipation of the Order, Mr. Phillips, BCM and four corporations affiliated with Mr. Phillips or the trust for his children that indirectly owns BCM (Nevada Sea Investments, Inc., International Health Products, Inc., One Realco Corporation and TacCO Financial, Inc.) (together, the "Respondents") submitted an Offer of Settlement and consented, without admitting or denying any of the allegations, to the entry of a judgment ordering Mr. Phillips and BCM to pay a civil penalty of $850,000. The Order finds, among other things, that the Respondents violated Section 10(b) and 13(d) of the Securities Exchange Act of 1934, as amended, and Rules 10b-5, 13d-1 and 13d-2 promulgated thereunder, by failing to timely file reports required under Section 13(d) with respect to the securities of Greenbriar Corporation. The Order requires the Respondents to cease and desist from committing or causing any violation of Sections 10(b) and 13(d) of the Exchange Act and Rules 10b-5, 13d-1 and 13d-2 promulgated thereunder.

     The investigation that resulted in the Order arose from an investigation by the SEC into the trading of the stock of Greenbriar Corporation. Between May 1996 and June 1997, BCM, Nevada Sea, International Health, One Realco and TacCO Financial, together with American Realty Trust, Inc., a predecessor to, and current subsidiary of, ARL ("ART"), collectively purchased over one million shares of Greenbriar Corporation, a company listed on the American Stock Exchange. Mr. Phillips had substantial contact with the management of BCM and had significant influence on its advisory services and investment decisions as well as the investment decisions of the other Respondent entities and ART. Although none of the Respondents purchased more than five percent of Greenbriar's outstanding shares, their holdings together with the holdings of ART amounted to approximately 16.1% by June 1997. Between May 1996 and June 1997, the Respondents and ART accounted for approximately 54% of the total trading volume in Greenbriar stock. On particular days during the period, the Respondents bought all the Greenbriar stock traded.

     Throughout the period in question, the Respondent entities deposited their Greenbriar shares in margin accounts and borrowed against those margin accounts to fund additional stock purchases. International Health, One Realco and TacCO Financial also used funds drawn from lines of credit with BCM to finance their Greenbriar stock purchases. Greenbriar's stock prices rose until the second half of 1997, which provided the Respondent entities with additional purchasing power. The market price of the Greenbriar shares declined throughout the second half of 1997 and throughout 1998 and 1999. As a result, the Respondent entities were required to pay down their margin loans secured by the Greenbriar stock. The Respondent entities repaid all of these loans in full without selling any of the Greenbriar stock.

     Because BCM and Mr. Phillips had the ability to influence investments made by the other Respondents and ART, the Order finds the Respondents collectively constituted a group for the purposes of Section 13(d) of the Exchange Act. Accordingly, the Respondents should have filed a Schedule 13D within ten days after they and ART collectively acquired five percent of Greenbriar's outstanding shares in July 1996. Additionally, the Order finds the Respondents should have made at least ten amendments to the Schedule 13D between August 1996 and June 1997, which represents one amendment per the collective acquisition of one percent or more of Greenbriar's outstanding shares. The Respondents did not file a Schedule 13D until April 9, 1998, which was after the SEC staff's investigation had commenced. Accordingly, the Order finds that Respondents violated Section 13(d) of the Exchange Act and Rules 13d-1 and 13d-2 promulgated thereunder.

     The Order also finds that by their failure to comply with Section 13(d) on a timely basis, the Respondents misled the broker-dealers who extended them margin loans secured by Greenbriar stock. The broker-dealers who extended such loans did so without knowing that the Respondents controlled as much as 16.1% of Greenbriar's outstanding shares. This created the impression that the market for Greenbriar shares was deeper and more liquid than it was in fact. This information was material because it would have affected the manner in which the broker-dealers evaluated the market for Greenbriar shares and the liquidity of the shares pledged as collateral for the margin loans. Although the broker-dealers did not suffer any losses as a result of the margin loans extended to the Respondents, the Order finds the Respondents' failure to provide the broker-dealers with information required by Section 13(d) constituted a violation of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder.

OVERVIEW OF THE LAWSUIT AND SETTLEMENT AGREEMENT THAT LED TO THIS TENDER OFFER

     The offer being made in this Offer to Purchase results from a court-approved settlement of a 1989 federal class and derivative action lawsuit styled Jack Olive, et. al. v. National Income Realty Trust, et. al., Case No. C89 4331 MHP filed in the United States District Court for the Northern District of California. The defendants include, among others, TCI, IOT, BCM, Mr. Phillips and ART. The claims in the lawsuit related to the operation and management of TCI and IOT and alleged that, by appointing BCM as a new advisor for TCI and IOT without stockholder approval, the TCI and IOT boards of directors breached the governing documents of each company and breached the duty of trust and fiduciary duty that each director owed to TCI or IOT. The lawsuit sought the removal of the board members and the appointment of an interim receiver pending the election of a new board.

     The parties entered into a Stipulation of Settlement in February 1990 that required (i) cash distributions to be made to the TCI and IOT stockholders over the following twelve months, (ii) the addition of three new independent board members to the board of TCI and IOT; and (iii) the establishment of special board committees to review certain related party transactions. The original settlement was modified in 1995 and the modification was amended in 1997. Periodically, since 1990, designated Settlement Counsel, George Donaldson, has challenged the compliance of the parties under the Stipulation of Settlement, the modification and the amendment and has unsuccessfully sought to remove BCM from its advisory position to TCI, IOT and other entities from time to time. Settlement Counsel also sought to remove some or all of the directors of TCI, IOT and other entities. The boards of directors of TCI and IOT denied the allegations and believe there has been no breach of any of the settlement provisions. Although there have been several status conferences concerning these matters, there has been no court order or action resolving or affirming the allegations of breaches of the settlement.

     On June 14, 2000, Mr. Phillips and A. Cal Rossi, Jr. were indicted by a Grand Jury in the Southern District of New York, charged with conspiracy to commit securities fraud and kickback and wire fraud schemes. On February 13, 2002 Messrs. Phillips and Rossi were acquitted of all charges in the U.S. District Court, Southern District of New York. Mr. Phillips is a representative of a trust for the benefit of his children that indirectly owns BCM. As a representative of the trust, Mr. Phillips has substantial contact with, and influence over, the management of BCM and input with respect to BCM's performance of advisory services for ARL, TCI and IOT. Mr. Rossi serves as an officer of BCM, ARL, TCI and IOT. Following the announcement of the indictments the market values of TCI and IOT common stock declined precipitously, thereby exposing certain owners of the securities to margin calls. Sales under margin calls were averted in almost all instances, but one brokerage firm sold a large block of stock in TCI to an investment fund. On October 3, 2001, ARL entered into an option to purchase the TCI common stock from the investment fund at a price of $16.50 per share. Settlement Counsel under the Olive lawsuit read about the purchase option agreement and inquired as to whether or not there was interest in a transaction whereby all of the shares owned by unaffiliated stockholders in IOT and TCI might be purchased by ARL for cash.

     After Settlement Counsel's inquiry, the parties to the Olive lawsuit acknowledged that further and substantial expense and time would be necessary to litigate the matters raised by the pending requests made by Settlement Counsel that the court exercise its retained jurisdiction over the parties' prior settlement agreements. Thus, in order to finally put an end to the Olive lawsuit and to avoid the anticipated expense, inconvenience, distraction, and risk of further legal proceedings, the parties concluded that it was desirable to compromise, settle and discharge all claims arising from those matters while at the same time devising a mechanism to enable all stockholders of TCI and IOT to convert their common stock in TCI or IOT into cash. A detailed description of the background of the events leading to the tender offer described in this Offer to Purchase is set forth below under "Background of the Offer."

     To that end, after arm's length negotiations, TCI, IOT and ARL, as the parent corporation of ART, entered into the Second Amendment to the Modification of Stipulation of Settlement (the "Settlement Agreement"), dated October 17, 2001. Following notice to all stockholders of TCI and IOT, the court rendered its final approval of the Settlement Agreement on February 12, 2002. The Settlement Agreement provides that if the stockholders so approve, TCI and IOT would become subsidiaries of ARL through the mechanism of freeze-out mergers and if the SEC review process relating to the proxy solicitation for stockholder approval was not completed before March 31, 2002, and that date was not extended, Mr. Phillips, BCM, ARL and ART (collectively the "Affiliated Entities") would be in default and liable for liquidated damages equal to $5.00 for each share of TCI and IOT common stock unless within thirty days of the default, ARL filed tender offers seeking to purchase the TCI and IOT stock. ARL did file a registration statement on Form S-4 with the SEC in February 2002 to register the consideration to be offered to stockholders in the contemplated freeze-out mergers and seek approval of those mergers from the ARL, TCI and IOT stockholders. The SEC review process relating to that registration statement, however, has not been completed. Settlement Counsel has indicated that he is unwilling to permit ARL additional time to complete the review process, and that he believes ARL is in default. In the event ARL is in default of its obligations under the Settlement Agreement to prepare and consummate the merger, it may cure its default by making a tender offer or IOT's common stock. In discussions with Settlement Counsel on Friday, November 1, 2002, representatives of ARL agreed to announce a tender offer for the shares IOT's common stock on November 7, 2002 and commence the offer not later than November 15, 2002. If ARL successfully completes the tender offer ARL will not be liable for liquidated damages under the Settlement Agreement. On November 7, 2002, ARL also announced a tender offer for all of the unaffiliated shares of TCI. ARL will defer further action on the proposed merger during the pendency of the offer. If the offer is consummated for less than all of the shares of IOT held by persons other than affiliates of ARL, ARL currently expects to pursue the merger after the consummation of the offer. ARL has not been successful in completing the process necessary to register the shares of its preferred stock and make its proposal to merge with IOT to IOT's shareholders. There can be no assurance that it will be able to do so in the future. The Settlement Agreement provides that the tender offers must be for all of the shares of TCI and IOT other than those held by the Affiliated Entities or their affiliates and must be on terms equal to or better than $17.50 per share in cash for the TCI common stock and $19.00 per share in cash for the IOT common stock, which amounts would be reduced by any dividends paid after January 2, 2002 on the TCI or IOT common stock, respectively. The purchase prices were established under the Settlement Agreement. No dissenting stockholder will be required to surrender shares in the tender offers and the prior approval of the SEC shall not be required with respect to the tender offers. If the tender offers are substantially completed within 120 days following their commencement, the Affiliated Entities will be deemed to have fully complied with the Settlement Agreement. The Affiliated Entities and their affiliates who own approximately 64.3% of the issued and outstanding common stock of TCI and 59.9% of the issued and outstanding common stock of IOT will not tender their shares of TCI and IOT common stock in the tender offers.

DETERMINATION OF THE OFFERING PRICE

     The offering price was determined during settlement negotiations by and between representatives of ARL and Settlement Counsel in the Olive lawsuit. The parties desired to reach a settlement which would allow the unaffiliated TCI and IOT stockholders to obtain a fair price for their common stock and resolve the ongoing litigation. Settlement Counsel sought to obtain the highest cash price possible for the shares. Green Street Advisors, Inc. ("Green Street") reviewed the assets of both companies and advised Settlement Counsel on the underlying net asset values. At the time the Settlement Agreement was entered into in October 2001, the agreed upon cash price per share was greater than the current or historical trading price and less than the estimated net asset value per share.

PREVIOUSLY FILED REGISTRATION STATEMENT ON FORM S-4 AND FOLLOW-ON MERGER

     As discussed above, as part of the Settlement Agreement ARL proposed freeze-out mergers with TCI and IOT. The consideration in those mergers to the TCI and IOT unaffiliated stockholders was $17.50 in cash for TCI shares and $19.00 in cash for IOT shares or, at the stockholder's option a share of ARL preferred stock to be designated. Because part of the consideration offered was in the form of ARL preferred stock, ARL filed a registration statement on Form S-4 to register the preferred stock to be offered in the mergers. The registration statement was originally filed with the Securities and Exchange Commission in February 2002. ARL received a number of comments on the registration statement as part of the Securities and Exchange Commission's typical review process. That review process has not been completed, which ARL believes is due in large part to its inability to demonstrate the source of the funds necessary to complete the mergers. If the offer is consummated for less than all of the unaffiliated shares, ARL currently expects to pursue the merger after the consummation of the offer. If ARL is able to complete the registration process in the future it currently expects to offer to merge with IOT and acquire the remaining shares of IOT common stock. The merger would be subject to not only completing the registration process, but also receiving approval of the merger from at least a majority of the unaffiliated IOT stockholders. American Realty Investors, Inc. is not legally obligated to pursue the merger, and may, at some time in the future, abandon its efforts to do so or modify the terms proposed. There can be no assurance that ARL will be able to take the steps necessary to register the ARL preferred stock or that it will be able to consummate the merger, if it does.

BACKGROUND OF THE OFFER

     TCI and IOT are parties to the Olive lawsuit discussed above in "Overview of the Lawsuit and Settlement Agreement that Led to this Tender Offer." The events set forth below are a description of the background of the offer starting with the settlement discussions that eventually led to this tender offer.

     In early July 2000, Henry W. Simon, Jr. and the Fort Worth, Texas law firm of Simon, Warner & Doby, were employed to represent BCM, Mr. Phillips, ART and ARL. On October 12, 2000, Mr. Simon attended a hearing in San Francisco in the Olive Litigation. After the hearing there was a brief conversation between Messrs. Simon and Donaldson in which the possibility of finally settling the disputes in the Olive Settlement by offering cash to unaffiliated TCI and IOT stockholders was discussed.

     On October 31, 2000, Mr. Simon met with his clients and others about the status and possibilities of the proposed purchase of stock and settlement. These parties contacted Settlement Counsel by telephone, informing him that there was some willingness to consider attempts to determine cash prices which would be agreeable to all parties and acceptable to Judge Marilyn H. Patel, Chief Judge, United States District Court for the Northern District of California. Judge Patel would have to make a finding that each price offered was fair pursuant to the class action provisions which govern the derivative litigation. Later the same day, Mr. Simon attended a meeting with Ted P. Stokely, Chairman of the board of TCI and IOT, and Robert A. Waldman, General Counsel to ARL, TCI and IOT, to discuss the mechanics leading toward a possible settlement. On November 3, 2000, Settlement Counsel, Mr. Phillips and Mr. Simon met to negotiate a possible pricing structure. Mr. Phillips indicated that he might consider recommending that ARL acquire the shares of common stock held by unaffiliated TCI stockholders for $16 per share and unaffiliated IOT stockholders for $14 per share.

     On November 15, 2000, Mr. Waldman contacted representatives of Houlihan Lokey in Los Angeles, California to discuss Houlihan Lokey's interest in providing a fairness opinion which would be necessary in the event the parties reached an agreement on prices. Houlihan Lokey indicated that it would be pleased to work in furtherance of the transaction. Houlihan Lokey prepared a draft retainer agreement among IOT, TCI and Houlihan Lokey, and sent it to Mr. Waldman.

     On November 17, 2000, at meetings of the boards of directors of TCI and IOT, the members were advised that Settlement Counsel had expressed an initial interest in a buy out by ARL of all unaffiliated stockholders at $16 per TCI share and $14 per IOT share, subject to further information and negotiation as to price. In attendance at the meetings were directors R. Douglas Leonhard*, Martin L. White, Edward G. Zampa* and Ted P. Stokely. Also attending the meetings were Mark W. Branigan, then a director of ARL and Chief Financial Officer of ARL, TCI and IOT, Karl L. Blaha, then a director of ARL and President of ARL, TCI and IOT, and Robert A. Waldman, Senior Vice President, General Counsel and Secretary of ARL, TCI and IOT.

     On November 20, 2000, Settlement Counsel, Mr. Waldman, Mr. Phillips and Mr. Simon met in Dallas, Texas to discuss the proposals made and responses received between the parties. At that time Settlement Counsel indicated that he would not consider any price less than $16.50 per share for the TCI shares. Settlement Counsel took the position, that under no circumstances would he agree to any settlement in which the cash price per share to be paid to the unaffiliated TCI stockholders was less than the amount ARL would have to pay by April 2001 to exercise its options for the TCI shares purchased from a private investment fund. Accordingly, the price of $16.50 cash per share became Settlement Counsel's absolute floor for the purchase price for the TCI shares. Additionally, Settlement Counsel advised that in order to go forward he wished to engage Green Street Advisors, Inc. to review asset values of TCI and IOT. Settlement Counsel was unwilling to commit to support any specific price until Green Street completed its review of the value of TCI and IOT. Settlement Counsel also advised that whatever price might be agreed upon would be based upon a current appraisal and evaluation of the underlying assets of the subject companies. Green Street is a Newport Beach based independent research and

---------------

   * Messrs. Leonhard and Zampa resigned as directors of TCI and IOT on December 14, 2001. Messrs. Leonhard and Zampa were directors of both TCI and IOT, but held no other position in any of TCI, IOT or ARL. Mr. Leonhard did not provide any reason for his resignation; Mr. Zampa advised that his workload had increased and time no longer permitted him to continue; neither individual advised of any disagreement with any policies or practices or operations of either TCI or IOT, nor did either individual furnish TCI or IOT with any letter describing any disagreement and requesting that the matter be disclosed. See also Current Report on Form 8-K for event occurring December 14, 2001 of TCI and IOT.

consulting firm concentrating on publicly-traded real estate securities, principally real estate investment trusts, or REITs, and other publicly-traded real estate companies. Green Street's stated mission is to provide exceptional research products and consulting services that lead to superior investment performance and insight for its clients. Green Street was selected by Settlement Counsel without any input or concurrence by any representative of ARL or its counsel. Except where Green Street provided information to Settlement Counsel based upon information obtained from ARL, TCI or IOT and their affiliates, no material relationship exists between Green Street and ARL, TCI or IOT nor has any existed during the past two years. To the best knowledge of the representatives of ARL, Green Street did not provide any opinion or appraisal or recommendation relating to the fairness of the consideration in either merger transaction. Green Street apparently provided to Settlement Counsel information with respect to TCI's and IOT's separate net asset values in the aggregate and on a per share basis, implied cap rate, multi-family property net operating income, or NOI, office property NOI, industrial property NOI, retail property NOI, and hotel property NOI. Net operating income, or NOI, means rental revenues less property operating expenses and replacements before debt service. Such information was prepared for and available to Settlement Counsel, but does not include any specific recommendations, procedures followed, basis for or methods of arriving at any findings or recommendations. Green Street did not receive any instructions from ARL, TCI or IOT, nor did ARL, TCI or IOT impose any limitations upon Green Street in the scope of its investigation or the information it provided to Settlement Counsel.

     The Green Street information does not provide a summary of the procedures followed but does make a number of assumptions and fails to take into account minority interests in properties and rights of preferred shareholders. Such analysis does provide certain evaluations with respect to each of TCI and IOT, although the analysis is stamped "draft" and was not corrected following discussions with representatives of ARL and representatives of Green Street and Settlement Counsel. During those discussions, a number of items of clarification and/or correction to the information obtained by Green Street were noted, and in each instance of any clarification or correction, Adam Markman of Green Street concurred with the clarification or correction; however, apparently no revision of the Green Street information was made in written form. Therefore, the information which was never completed was used for negotiations only by Settlement Counsel and because it was not changed to reflect the corrections, the results indicated may only be viewed as preliminary in nature which does not correctly reflect actual results. Such information was reviewed by Houlihan, Lokey in the preparation of its opinions to the TCI and IOT boards of directors.

     As to TCI, the Green Street information preliminarily suggested an estimated net asset value per share as of March 30, 2001 of $38.40 per share based upon an estimated number of shares outstanding of 8,971,000 shares. It also estimated implied net asset values based upon estimated 2001 net operating income of $77,179,000 and three different levels of implied cap rates ranging from 16.5% to 10.5% from a low of $89,706,000 to a high of $358,822,000 (or a low of $10 per share to a high of $40 per share).

     With respect to IOT, the Green Street information preliminarily provided an estimated net asset value as of March 30, 2001 of $29.71 per share based on an estimated number of shares outstanding of 1,514,000 shares and an overall net asset value of $44,981,000. The implied capitalization rate analysis for IOT prepared by Green Street ranged from rates at 20.73% to 11.03% based on estimated 2001 net operating income of $8,024,000, yielding implied net asset values of $11,355,000 to a high of $45,421,000 and resulting estimated net asset values per share from a low of $7.50 per share to a high of $30 per share.

     Green Street argued that the capitalization rates were dropping on apartments and that previously apartments might have been fairly priced at an 11% capitalization rate but were then selling (or reports of sales) at 8.5% to 9% capitalization rates because interest rates were dropping and the values were not substantially discounted by alternative uses of money. A fairly complicated analysis involving whether interest rates adjusting upward or downward may have an overall effect upon apartment occupancy such that if interest rates remain low for an extended period of time, a number of tenants in apartment complexes will move to single-family housing, which will also make it less expensive to build new apartments because the cost of interim financing is less; the cost of permanent financing is less; and newer apartments will be available which are competitive in price to older apartments. Similarly, the Green

Street information for property acquisition was the subject of significant discussion about errors in net interest of the entity involved, huge amounts of differential in value and the failure to recognize minority interest or rights of preferred stockholders with respect to certain properties. The parameters for various kinds of properties including raw land, commercial property, residential property and those in development are the subject of ranges of estimation based upon assumptions later admitted to be incorrect. Thus, while the Green Street information is available and was reviewed by Houlihan Lokey, no recommendation by Green Street was made to ARL, TCI or IOT, or their respective boards of directors.

     The ARL board of directors met on November 22, 2000, to consider the possible acquisition of the shares of unaffiliated stockholders of TCI and IOT. Present at that meeting were ARL directors Richard D. Morgan*, Karl L. Blaha**, Collene C. Currie, Roy E. Bode***, Joseph Mizrachi and Mr. Branigan and Mr. Waldman. The ARL board determined that management should proceed with negotiations on this matter.

     During the month of December 2000, Mr. Simon discussed with Settlement Counsel the appropriate procedure to advise Judge Patel that the parties were considering settlement. On December 21, 2000, Mr. Simon approved a form of Statement of the Case to be submitted by Settlement Counsel, which would formally advise Judge Patel that the parties were discussing a settlement. During January 2001, Messrs. Simon and Waldman prepared at the request of Settlement Counsel certain historical summaries of the trading values of stocks involved and facilitated the exchange of information between BCM and Green Street in order to expedite the analysis of the underlying values of TCI and IOT.

     On or about February 1, 2001, Settlement Counsel forwarded to Mr. Simon and Mr. Phillips an initial report from Green Street which, while not a complete economic analysis, reflected some of the methodology to be used by Green Street. Issues arose with Mr. Phillips and Mr. Blaha over the assumptions contained within the methodology, as follows:

     - Mr. Phillips and his advisors disputed the appropriate cap rate for many of the apartment properties which would depend, to a great extent, on whether those particular properties might be classified as "B" or "C" apartment projects. And, as a function of the cap Mr. Phillips and Mr. Branigan analyzed the capital budgets, both past and projected for these properties

     - With reference to raw land Mr. Phillips and his advisors debated the effect on probable value of the sale of parcels out of a large tract. The questions raised were how indicative a single or even several separate parcel sales might be toward fixing the value of a tract of 100 plus acres

     - Additionally, issues were raised as to the economic significance of pending, unclosed contracts

     - Mr. Phillips and his advisors debated the proper criteria to utilize in attempting to determine the economic values to be obtained if a large number of the properties, particularly those grouped in the same markets, were to be placed on the market within a six to twelve month period

---------------

  * Richard D. Morgan resigned as a director of ARL on October 25, 2001. Mr. Morgan did not provide any reason for his resignation and did not advise of any disagreement with any policies or practices or operations of ARL nor did he furnish ARL with any letter describing any disagreement and requesting that the matter be disclosed.

 ** Karl L. Blaha resigned as a director of ARL and from his positions as President of ARL, TCI and IOT on February 5, 2002. Mr. Blaha did not provide any reason for his resignation and did not advise of any disagreement with any policies or practices or operations of either ARL, TCI or IOT, nor did he furnish ARL, TCI or IOT with any letter describing any disagreement and requesting that the matter be disclosed. See also Current Report on Form 8-K for event occurring December 14, 2001 of TCI and IOT.

*** Roy E. Bode did not stand for re-election at ARL's Annual Meeting on July
    10, 2001 and therefore ceased to be a director of ARL on that date.

     On February 14, 2001, Mr. Simon discussed with Settlement Counsel certain discounts and other assumptions which ARL felt were inappropriate in reaching final values. The discounts and other assumptions described in the preceding paragraph were the primary topics of the discussion. For example:

     - The question of the validity of the sale of a pad site out of a commercial site, or ten acres out of one hundred acres cannot simply be averaged over the whole to determine value. If a sale is made at $3 per foot for ten acres but 120 acres are left, it is unclear whether that $3 per foot was the "plum" leaving the value of the rest of the property at substantially less (such as $1 per foot), or whether the $3 per foot sale was the least expensive piece of the tract. It is not possible to just take the price paid per square foot for a small portion of land to determine the overall value of the whole.

     - Appropriate capitalization rates depend upon one's belief in the fluctuation of interest rates. If interest rates are to rise significantly, cap rates will be at one level. If interest rates stay low for an extended period of time, that will result in tenants moving from apartments into single-family housing because the cost is similar (which is proved to be true), but that also makes it less expensive to build new apartments because the cost of interim financing is less and the cost of permanent financing is less. As new apartments come on stream which are competitive in price with older properties, the capitalization rates may well shift based upon the age of the property.

     These discussions continued with telephone conversations on February 22, 23 and 28, 2001.

     These conversations were critical to the final result. The prospect of lowered interest rates, as the result of a national recession and possible action by the Federal Reserve Board, would produce higher values for older properties because such rates facilitated both sales and refinancing. However, Mr. Phillips and his advisors disputed the lasting effect of such a monetary policy. Mr. Phillips pointed out that lowered rates increased new construction, which, while it generated economic activity, also increased competition. And, the recession, arguably, affected the collectibility of rent. Generally, it was Mr. Phillips' view that immediate conditions should be seen in a longer context, leading generally to lower value for these older units. Settlement Counsel disputed the discounting of current conditions.

     On March 7, 2001, Settlement Counsel and Adam Markman of Green Street met with Messrs. Simon and Waldman in Dallas, Texas to review additional information regarding certain assets. Following that meeting and several other conversations but prior to April 12, 2001, Settlement Counsel and Messrs. Simon and Phillips reached a tentative agreement to propose final cash prices of $16.50 for each share of the TCI common stock and $19 for each share of the IOT common stock. Other criteria and assumptions commonly utilized in the evaluation of real estate were likewise raised and debated through these discussions.

     On March 20, 26, 27, and 30, 2001, Mr. Simon held telephone conversations with Settlement Counsel to complete the data base from which the final agreed prices might be determined. On April 10, 2001, Mr. Phillips and Mr. Simon met with Settlement Counsel in California and reached an initial agreement that Settlement Counsel was authorized to communicate to Judge Patel. In May 2001, Settlement Counsel delivered a letter to Judge Patel concerning the proposed settlement of the litigation which included the proposed purchase prices of $16.50 per TCI share and $19.00 per IOT share. On May 8, 2001, Mr. Simon appeared before Judge Patel in a conference format and discussed with the Court the nature of the proposed settlement, the steps necessary to achieve both a resolution of all open issues between the parties and the subsequent judicial and regulatory approvals which would be needed to implement the transaction.

     In June and July 2001, Settlement Counsel, aided by the Green Street evaluation team, continued to review data in order to reach an agreement on the share prices. On July 26, 2001, Mr. Simon met with Mr. Phillips in his Dallas office to review the summary pages of the Green Street report for TCI. On July 30, 2001, Mr. Simon met with Settlement Counsel in the offices of BCM in Dallas, Texas to discuss the initial evaluations submitted by Green Street. On the following day, July 31, 2001, Mr. Markman of Green Street joined the meetings with Settlement Counsel, Mr. Phillips, certain asset managers of BCM, and others in the Dallas offices of BCM. Mr. Markman also viewed some of the more significant TCI properties located in the Dallas area.

     Negotiations regarding comparative values and their effect upon proposed price per share provisions of a joint settlement continued during the month of August 2001. ARL desired that there be an alternative election offered to TCI and IOT stockholders whereby a stockholder could (if a clear affirmative election to do so is made) accept preferred stock in ARL in lieu of the cash amounts of $16.50 per TCI share and $19 per IOT share. Settlement Counsel negotiated for a penalty if the transaction is not completed by ARL and urged that the TCI data warranted an increase in the cash price to be paid to TCI stockholders. Just prior to August 30, 2001, Settlement Counsel, Mr. Phillips, and the other participants from BCM agreed upon (a) an increase in the price to be offered TCI stockholders from $16.50 per share to $17.50 per share; (b) a preferred stock election as to each offeree; (c) a $5.00 per share penalty for failure to complete the transaction; and (d) a tender offer procedure, providing the same considerations, in the event that the regulatory process with the SEC could not be completed satisfactorily or expeditiously.

     On August 30, 2001, the TCI and IOT directors held special meetings at which time they approved the terms of the proposed settlement subject to completion of due diligence and negotiation of a final agreement. In attendance at the meetings were directors Messrs. Leonhard, White, Zampa and Stokely. Also attending the meetings were Messrs. Blaha, Corna and Waldman. Mr. Waldman reviewed the terms of the proposed settlement which had been negotiated between the parties. They discussed the need to obtain approval from the Court and from the unaffiliated stockholders of TCI and IOT. The Settlement Agreement was drafted by Messrs. Donaldson and Simon in September 2001. Mr. Simon discussed the proposed joint settlement with Settlement Counsel on a daily basis during September and the early part of October. Mr. Simon met with Settlement Counsel in San Francisco on October 3 and 4, 2001 to continue discussions of the Settlement Agreement. Commencing on October 12, 2001, Mr. Simon broadened his activities to discuss all aspects of the then "draft" form of the Settlement Agreement, along with ancillary documents to be filed therewith, with Jessica Pers and David Goldstein of the Heller Ehrman White & McAuliffe law firm, special counsel to the boards of directors of TCI and IOT in the Olive Litigation.

     On October 15, 2001, Mr. Simon discussed certain new concerns with Messrs. Donaldson and Waldman, Eric Redwine, an attorney for BCM, and again with Ms. Pers. Ms. Pers, by letter, and in telephone conferences raised a concern regarding whether or not the language embodied in the draft agreement might be read to indicate that an appeal, then pending, was being abandoned by the appellants. It was agreed that a part of the Settlement Agreement would be a voluntary abatement, assuming the consent of the 9th Circuit Court of Appeals, in the pending appeal over issues of jurisdiction which arose from an earlier order from Judge Patel in which the Court declared that it had jurisdiction to continue consideration of certain activities of the TCI and IOT directors and of BCM and its officers.

     On October 18, 2001, the written Settlement Agreement was filed with Judge Patel. Ms. Pers suggested new language which would make it clear that the appeal, if abated, was not being abandoned or resolved by agreement and would revive in the event the contemplated settlement failed to come to fruition. On October 23, 2001, a press release was issued on behalf of ARL, TCI and IOT announcing the preliminary agreement with Settlement Counsel providing for ARL to acquire all of the outstanding common stock of TCI and IOT. On October 25, 2001, the boards of directors of TCI and IOT held special meetings with the representatives of Houlihan Lokey. The directors reviewed the settlement proposal and discussed with Houlihan Lokey the procedures that Houlihan Lokey would apply in analyzing the fairness of the proposed transaction. It was noted that Houlihan Lokey would render an opinion as to the fairness from a financial point of view of the consideration to be received by the TCI and IOT unaffiliated public stockholders.

     On the morning of December 10, 2001, counsel reported to Judge Patel on their progress and received the Court's comments. That afternoon and evening the parties worked through the Court's comments, as well as certain comments relayed to the parties from Stephen Taylor, the Special Master. On December 11, 2001, Messrs. Simon and Donaldson had extensive telephone conversations with all participants in the negotiation process which resulted in certain changes being made to the documents and, upon accomplishment of such changes, the documents then believed to be in final form were filed with Judge Patel. The Court signed the order preliminarily approving the Settlement Agreement on December 18, 2001. The Court also approved a proposed Notice of Proposed Settlement of Derivative Action which was then mailed to all stockholders of TCI and IOT. The Notice described the proposed settlement and advised that a Settlement Hearing would be held on February 4, 2002.

     On February 1 and 4, 2002, the TCI and IOT boards of directors (which consist of the same persons) met by telephone conference to review a draft of a board presentation prepared by Houlihan Lokey, which contained proposed revisions to the timing of the conversion period of the preferred stock available by affirmative election by the TCI and IOT stockholders, respectively. During that meeting, discussions ensued concerning the probable timing based upon potential filings by ARL depending upon the consummation of the TCI and IOT mergers. The TCI and IOT boards of directors concluded that the recommended change in timing of conversion periods would be beneficial to those TCI and IOT stockholders, respectively, who affirmatively elect to receive preferred stock. Following these discussions, the TCI and IOT directors reaffirmed their February 1, 2002, determinations that the terms of the Settlement Agreement and contemplated mergers are procedurally and substantively fair to the unaffiliated TCI and IOT stockholders, respectively, as previously described. Each member of the TCI and IOT boards of directors is a member of the board of directors of the other.

     On February 4, 2002, the board of directors of ARL had a telephonic board meeting to begin consideration of the proposed acquisitions of TCI and IOT by ARL in the manner contemplated by the Settlement Agreement. Present at the meeting were Ms. Currie and Messrs. Cecil, Humphrey and Mizrachi. Also attending the meeting were Ronald E. Kimbrough, Mr. Waldman, counsel to ARL and Ms. Currie. Following a discussion of the proposed transaction, the ARL board adjourned until the following afternoon to permit members of the board to consider information provided by management and to receive additional information requested by members of the board. The meeting of the ARL board reconvened on February 5, 2002. In attendance were directors Ms. Currie and Messrs. Cecil and Humphrey. Also attending the meeting were Mr. Kimbrough, counsel to ARL and Ms. Currie. The board received presentations from management regarding the proposed transaction, including detailed presentations regarding ARL's proposed plan for raising the funds necessary to pay for shares of TCI and IOT common stock to be purchased from stockholders not affiliated with ARL or BCM. In addition, the ARL board received representations from legal counsel to ARL and discussed with management of ARL and ARL's legal counsel matters relating to the proposed transactions. Mr. Cecil, Ms. Currie and Mr. Humphrey were present, in person, at the meeting of the ARL board on February 5. Messrs. Blaha and Mizrachi were not present. Following an extended discussion regarding the proposed transactions among ARL, TCI and IOT and other matters related to the current and proposed business operations of ARL, the board again adjourned its meeting until the following afternoon. Subsequent to the adjournment of the ARL board's meeting on February 5, Mr. Blaha tendered his resignation as a member of the ARL board and as an officer of ARL, TCI and IOT. Mr. Blaha did not communicate the reasons for his resignation to the ARL board or to the boards of TCI or IOT.

     On February 6, 2002, the ARL board reconvened telephonically. Present for the entire meeting were Ms. Currie and Messrs. Humphrey and Mizrachi. Mr. Cecil joined the meeting after it was in progress. Also attending the meeting were Messrs. Kimbrough, Waldman, and Sone and Ms. Marchesoni. Following a discussion of the proposed transaction, the ARL board unanimously approved the proposed business combination between ARL and each of TCI and IOT and determined to recommend that stockholders of ARL approve the transactions. Following these actions, the ARL board adjourned its meeting.

     On February 12, 2002 the Court signed the order finally approving the Settlement Agreement.

     On July 18, 2002, the ARL board of directors met by telephone conference to consider the fairness of each of the TCI and IOT mergers to the unaffiliated stockholders of each TCI and IOT, respectively. At the meeting, counsel for ARL described to members of the board certain legal requirements associated with the solicitation of proxies from stockholders of TCI and IOT, and members of the board discussed information to be provided by ARL in connection with the board's deliberations. Thereafter, the meeting was adjourned until July 23, 2002 to give members of the board time to receive and review such information.

     On July 23, 2002, the ARL board reconvened its meeting telephonically. At that time, counsel for ARL reviewed the terms of each of the TCI and IOT merger agreements, the terms of Settlement Agreement, the events leading up to the proposed mergers, the circumstances of the approvals of the TCI and IOT merger agreements and the recommendations by the respective boards of directors of TCI and IOT. In addition, counsel for ARL reviewed certain legal requirements associated with the consummation of the TCI and IOT mergers, the solicitation of proxies and the terms of the settlement from the stockholders of TCI and IOT. Following the presentation, the ARL directors unanimously determined that each of the TCI and IOT mergers are procedurally and substantively fair to the unaffiliated TCI and IOT stockholders, respectively.

     On September 1, 2002, Mr. Donaldson met with Messrs. Phillips and Simon and reviewed the status of the SEC review of the registration statement. Mr. Donaldson indicated that he was not willing to extend the deadline for completion of the review process beyond September 30, 2002. However, he also desired to engage Green Street Advisors to reexamine the estimated portfolio values of each of TCI and IOT before any tender offers were announced. Mr. Donaldson engaged Green Street Advisors to perform such a review on September 6, 2002. During October 2002, Green Street Advisors reported to Mr. Donaldson that the net asset values of the two companies had not changed substantially since the time of their prior evaluation. Mr. Donaldson received the report, which has not been made available to us, and did not request any changes.

     On September 19, 2002, the TCI board met to consider the fairness of the IOT merger to the unaffiliated stockholders of IOT from the standpoint of TCI as an affiliate of ARL. The TCI board consisting of Ted Stokely, Martin L. White, Henry Butler and Earl D. Cecil (who abstained from voting since he is a director of each of ARL, TCI and IOT) reviewed the factors each had considered in the past in their capacities as directors of IOT during February 2002, reviewed the Houlihan Lokey presentation made to them as the IOT board of directors, reviewed the Houlihan Lokey fairness opinion to the IOT board of directors and reviewed the market prices of the IOT common stock over the period from October 23, 2001 through September 19, 2002. Based upon that review, the TCI board concluded by the unanimous vote of the three members participating that the terms and provisions of the IOT merger and IOT merger agreement were fair to the unaffiliated IOT stockholders.

     On September 19, 2002, the IOT board met to consider the fairness of the TCI merger to the unaffiliated stockholders of TCI from the standpoint of IOT as an affiliate of ARL. The IOT board consisting of Ted Stokely, Martin L. White, Henry Butler and Earl D. Cecil (who abstained from voting since he was a director of each of ARL, TCI and IOT) reviewed the factors each had considered in the past in their capacities as directors of TCI during February 2002, reviewed the Houlihan Lokey presentation made to them as the TCI board of directors, reviewed the Houlihan Lokey fairness opinion to the TCI board of directors and reviewed the market prices of the TCI common stock over the period from October 23, 2001 through September 19, 2002. Based upon that review, the IOT board concluded by the unanimous vote of the three members participating that the terms and provisions of the TCI merger and TCI merger agreement were fair to the unaffiliated TCI stockholders.

     Houlihan Lokey advised the TCI and IOT boards (which consist of the same individuals) that the conversion ratios should be such that the stockholders would receive a number of shares of ARL common stock with a range of underlying net asset values that approximates the range of the underlying net asset values of the shares of TCI or IOT common stock they had exchanged for one share of ARL preferred stock. They also suggested that the ARL preferred shares should not be redeemable until the unaffiliated stockholders had an opportunity to evaluate the resulting business combination and convert to ARL common stock.

     During September and October 2002, Mr. Simon had several conversations with Mr. Donaldson concerning the status of the registration statement for the merger transaction. On October 25, 2002, Mr. Donaldson notified Mr. Simon by letter that he would no longer extend the deadline for completion of the SEC review process and therefore the parties were in default which rendered them liable for liquidated damages equal to $5 for each share of TCI and IOT common stock. On November 1, 2002, Mr. Donaldson met with Messrs. Simon and Phillips and discussed the proposed tender offers which would cure such default. They agreed that, subject to approval of the ARL board of directors, the tender offers would be announced on November 7, 2002 and commenced not later than November 15, 2002.

     On November 7, 2002, the ARL board of directors met by telephone conference to consider the fairness of the tender offer to the unaffiliated TCI and IOT stockholders. Each director was present at this meeting except for Ms. Collene Currie*. At the meeting, counsel for ARL described to members of the boards certain legal requirements associated with making the offers and members of the boards discussed information provided by ARL in connection with the boards' deliberations. In addition, counsel for ARL reviewed the terms of each of the Settlement Agreement, the history of ARL's attempts to complete the process necessary to consummate the mergers proposed with TCI and IOT, the circumstances of the approval of the Settlement Agreement by the court, and the history of the TCI and IOT boards' approval of the proposed mergers. Following this presentation, the ARL directors present unanimously determined that the offers and the consideration to be paid to stockholders are procedurally and substantively fair to the unaffiliated TCI and IOT stockholders, respectively.

     Following these presentations and extensive deliberation, the meeting of the ARL board was adjourned until November 8, 2002 to give the ARL directors the opportunity to consider the information presented, the discussions held and the conclusions reached. On November 8, 2002 the meeting was adjourned without reconvening, with the effect that the ARL directors did not further address their determination that the offer and the consideration to be paid to the TCI and IOT stockholders in connection with the offers are procedurally and substantively fair to the unaffiliated TCI and IOT stockholders.

     On November 8, 2002, the TCI board of directors met to consider, among other matters, the fairness of the IOT tender offer at $19.00 per share to the unaffiliated stockholders of IOT from the standpoint of TCI as an affiliate of ARL. The TCI board consisting of Ted Stokely, Martin L. White, Henry Butler and Earl D. Cecil (who abstained from voting since he is a director of each of ARL, TCI and IOT), reviewed the various factors each had considered in the past in their capacities as directors of IOT during February through September 2002 in connection with the proposed merger, reviewed the Houlihan Lokey presentation made to them as the TCI board of directors, reviewed the Houlihan Lokey fairness opinion to the IOT board of directors in connection with the merger transaction, and reviewed the market prices of the IOT common stock over the period from October 23, 2001 through November 8, 2002. The TCI board also considered that the Court in rendering its final approval of the Settlement Agreement on February 12, 2002 made certain determinations that the merger consideration was fair, the $5 per share penalty provision was fair, and that a tender offer on the same "economic terms" was fair to the unaffiliated IOT stockholders. The TCI board also reviewed the market price of shares of IOT common stock against the offer price and the recognition that book value per share far exceeds both prices, but the market has not given any additional credence to the book value per share for several years. The TCI board in reaching its conclusion also noted that during the period from October 23, 2001 through November 8, 2002, no other offers of any kind have been made or suggested by any person or entity other than ARL and no communications had been received from any unaffiliated stockholder suggesting in any manner that the price of $19.00 per share in cash for IOT common stock was inappropriate. The TCI board in its capacity as an affiliate of ARL concluded by the unanimous vote of the three members participating (Earl D. Cecil having abstained) that the terms and provisions of the IOT tender offer for IOT common stock made by ARL and the offer price of $19.00 per share in cash were fair to the unaffiliated IOT stockholders.

---------------

* Ms. Currie subsequently resigned from the ARL board on November 11, 2002. Ms. Currie did not provide any reason for her resignation and did not advise of any disagreement with any policies or practices or operations of ARL nor did she furnish ARL with any letter describing any disagreement or request the matter be disclosed.

     On November 8, 2002, the IOT board of directors met to consider, among other matters, the fairness of the TCI tender offer at $17.50 per share to the unaffiliated stockholders of TCI from the standpoint of IOT as an affiliate of ARL. The IOT board consisting of Ted Stokely, Martin L. White, Henry Butler and Earl D. Cecil (who abstained from voting since he is a director of each of ARL, TCI and IOT), reviewed the various factors each had considered in the past in their capacities as directors of TCI during February through September 2002 in connection with the proposed merger, reviewed the Houlihan Lokey presentation made to them as the TCI board of directors, reviewed the Houlihan Lokey fairness opinion to the TCI board of directors in connection with the merger transaction, and reviewed the market prices of the TCI common stock over the period from October 23, 2001 through November 8, 2002. The IOT board also considered that the Court in rendering its final approval of the Settlement Agreement on February 12, 2002 made certain determinations that the merger consideration was fair, the $5 per share penalty provision was fair, and that a tender offer on the same "economic terms" was fair to the unaffiliated TCI stockholders. The IOT board also reviewed the market price of shares of TCI common stock against the offer price and the recognition that book value per share far exceeds both prices, but the market has not given any additional credence to the book value per share for several years. The IOT board in reaching its conclusion also noted that during the period from October 23, 2001 through November 8, 2002, no other offers of any kind have been made or suggested by any person or entity other than ARL and no communications had been received from any unaffiliated stockholder suggesting in any manner that the price of $17.50 per share in cash for TCI common stock was inappropriate. The IOT board in its capacity as an affiliate of ARL concluded by the unanimous vote of the three members participating (Earl D. Cecil having abstained) that the terms and provisions of the TCI tender offer for TCI common stock made by ARL and the offer price of $17.50 per share in cash were fair to the unaffiliated TCI stockholders.

PURPOSES, REASONS, USE OF SECURITIES, PLANS AND EFFECTS OF THE TENDER OFFER

     Purpose and Reason. ARL is making the offer through its wholly-owned subsidiary, IOT Acquisition Sub, in order to comply with its obligations under the court-approved Settlement Agreement of certain litigation against TCI, IOT and certain of their affiliates known as Jack Olive, et. al. v. National Income Realty Trust, et. al., Case No. C89 4331 MHP pending in the United States District Court for the Northern District of California. The claims in the Olive lawsuit related to the operation and management of IOT. As described elsewhere in this Offer to Purchase under "Special Factors -- Overview of the Lawsuit and Settlement Agreement that Led to this Tender Offer" and "Previously Filed Registration Statement on Form S-4 and Follow-On Merger," the parties to the litigation have entered into a Settlement Agreement, after arms-length negotiation, providing that ARL would propose a merger with IOT pursuant to which stockholders of IOT (other than Mr. Phillips, BCM, ARL, TCI and ART) would receive $19.00 in cash for each of their shares of the common stock of IOT or, at their option, a share of the preferred stock of ARL in lieu of cash. In order to propose the merger transaction to the stockholders of IOT, ARL was required to prepare a registration statement and proxy statement and submit it for review to the Securities and Exchange Commission. The Settlement Agreement required that the review process be completed by March 31, 2002, unless extended by Settlement Counsel. That process has not yet been completed. In the event that ARL is in default of its obligations under the Settlement Agreement to propose and consummate the merger, it may cure its default by making a tender offer for the share of TCI's and IOT's common stock. In discussions with Settlement Counsel on Friday, November 1, 2002, representatives of ARL agreed to announce a tender offer for the shares TCI's and IOT's common stock on November 7, 2002 and commence the offers not later than November 15, 2002. If ARL successfully completes the tender offer ARL will not be liable for liquidated damages under the Settlement Agreement. ARL will defer further action on the proposed mergers during the pendency of the offer. If the offer is consummated for less than all of the shares of IOT held by persons other than affiliates of ARL, ARL currently expects to pursue the merger after the consummation of the offer. ARL has not been successful in completing the process necessary to register the shares of its preferred stock and make its proposal to merge with IOT to IOT's shareholders. There can be no assurance that it will be able to do so in the future.

     As discussed above, ARL is making the offer to comply with its obligations under the Settlement Agreement. Because it has been unable to consummate the merger required by the Settlement Agreement, ARL may be liable for liquidated damages of $5.00 per share of IOT stock held by persons other than ARL and is affiliates unless it makes the offer and consummates it in 120 days. The Settlement Agreement does not provide any alternative to making the offer if ARL wishes to avoid paying the liquidated damages.

     Use of Securities. ARL expects to hold any IOT shares purchased pursuant to the offer for investment purposes. ARL will hold those shares directly, through a direct or indirect subsidiary or through an affiliate. ARL may use some or all of the IOT shares purchased as collateral for margin loans.

     Plans. We have no plans to purchase any IOT shares held by affiliated stockholders in connection with or following consummation of the offer, except pursuant to the potential merger. If we purchase less than all of the outstanding shares held by unaffiliated stockholders, ARL currently expects to pursue the proposed merger between IOT and a wholly-owned subsidiary of ARL. If the merger as currently proposed is successfully completed, IOT would become a wholly-owned subsidiary of ARL and each outstanding IOT share would be converted into the right to receive $19.00 or, at the option of the holder of the IOT share, a share of ARL preferred stock. The proposed merger will not be consummated until ARL has obtained approval for the merger from the holders of a majority of the IOT shares held by persons other than ARL and its affiliates. There can be no assurance that ARL will be able to complete the process necessary to solicit approval of the IOT stockholders for the merger, or that if it does, that persons holding a majority of the shares not held by ARL and its affiliates will approve the merger. There also can be no assurance that ARL will continue indefinitely to pursue the merger or that it will always do so on the terms currently proposed. Stockholders of IOT should not assume that the merger, as currently proposed, will be consummated in the future.

     Except that it plans to pursue a merger with IOT in the event that it purchases less than all of the shares of IOT held by persons who are not affiliated with ARL, ARL has no plans to change the business operations or corporate structure of IOT following consummation of the offer or to engage in any extraordinary transaction such as a reorganization or liquidation. ARL does not currently plan to effect any merger with IOT without the approval of that transaction by the holders of a majority of the IOT shares held by persons other than ARL and its affiliates. Following consummation of the offer, IOT's business will continue to be managed by BCM as it currently is. BCM also manages the business of ARL. Prior to the consummation of the proposed merger, if it occurs, ARL has no plans to cause any change in the IOT board of directors or management of IOT.

     EFFECTS

     Market for the Shares. The purchase of shares pursuant to the offer will reduce the number of holders of shares and may reduce the number of shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares. We cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares or whether such reduction would cause future market prices to be greater or less than the offer price.

     Margin Regulations. The shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. Depending upon factors similar to those described above regarding the market for the shares and stock quotations, it is possible that, following the offer, the shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     Stock Quotation. Depending upon the number of shares purchased pursuant to the offer, the IOT common stock may no longer meet the standards for continued inclusion in the American Stock Exchange ("AMEX"). According to its published guidelines, the AMEX would give consideration to delisting the

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

shares if, among other things, the stockholders' equity is less than $2,000,000 and IOT has sustained losses from continuing operations or net losses in two of its three most recent fiscal years, the stockholders' equity is less than $4,000,000 and IOT has sustained losses from continuing operations or net losses in three of its four most recent fiscal years, the stockholders' equity is less than $6,000,000 and IOT has sustained losses from continuing operations or net losses in its five most recent fiscal years, the number of publicly-held shares is less than 200,000 (excluding those shares held by IOT officers, directors, controlling shareholders or their families), the total number of public shareholders is less than 300, or the aggregate market value of publicly-held shares is less than $1,000,000 for more than 90 consecutive days. In the event the shares are no longer eligible for listing on the AMEX, quotations might still be available from other sources. The extent of the public market for the shares and the availability of such quotations would, however, depend upon the number of holders of such shares at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act as described below and other factors. If, as a result of the purchase of shares pursuant to the offer, the shares no longer meet the criteria for continuing inclusion in the AMEX, the market for the shares could be adversely affected. If the AMEX were to delist the shares, it is possible that the shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded shares remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors. We cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares or whether it would cause future market prices to be greater or less than the offer price.

     Exchange Act Registration. The IOT common stock is currently registered under the Exchange Act. The purchase of shares pursuant to the offer may result in the shares becoming eligible for deregistration under the Exchange Act. After a consummation of the offer, registration of the shares may be terminated upon application of IOT to the Securities and Exchange Commission if the shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the shares. Termination of registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by IOT to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Exchange Act no longer applicable to IOT, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of IOT and persons holding "restricted securities" of IOT to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, the shares would no longer be "margin securities" or be eligible for inclusion on the NYSE.

     Material U.S. Federal Income Tax Considerations. The receipt of cash pursuant to the offer will constitute a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a tendering stockholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the offer and the stockholder's tax basis for the shares tendered and purchased pursuant to the offer. If tendered shares are held by a tendering stockholder as capital assets, that gain or loss will be capital gain or loss. Any such capital gain or loss will be long term if, as of the date of the disposition of its shares, the tendering stockholder held such shares for more than one year or will be short term if, as of such date, the stockholder held such shares for one year or less.

     The foregoing discussion may not be applicable to certain types of stockholders of IOT, including individuals who are not citizens or residents of the United States, foreign corporation, or entities that are otherwise subject to special tax treatment under the Code (such as insurance companies, tax-exempt entities and regulated investment companies).

     The summary of material U.S. federal income tax considerations set forth above is included for general information only and is based on the law as currently in effect.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

     Effect on ARL's Net Book Value and Net Earnings. If the offer is consummated and we purchase shares, ARL's interest in the net book value and net earnings of IOT will increase proportionately by the increase in its ownership of shares. Assuming we purchase all of the shares owned by unaffiliated stockholders, as of September 30, 2002, ARL's interest in the net book value of IOT would increase by $15.3 million, or 42.6%, and ARL's income earnings would increase by $1.2 million, or 42.6%. This offer, if consummated, will not have an affect on the net book value or net earnings of BCM or TCI.

FAIRNESS DETERMINATION OF THE ARL BOARD OF DIRECTORS, BCM AND MR. PHILLIPS

     On November 7, 2002, the ARL board of directors met by telephone conference to consider the fairness of the offer to the unaffiliated IOT stockholders. Each director was present at this meeting except for Ms. Collene Currie. At the meeting, counsel for ARL described to members of the board certain legal requirements associated with making the offer and members of the board discussed information provided by ARL in connection with the board's deliberations. In addition, counsel for ARL reviewed the terms of each of the Settlement Agreement, the history of ARL's attempts to complete the process necessary to consummate the merger proposed with IOT, the circumstances of the approval of the Settlement Agreement by the court, and the history of the IOT board's approval of the proposed mergers. Following this presentation, the ARL directors present unanimously determined that the offer and the consideration to be paid to stockholders are procedurally and substantively fair to the unaffiliated IOT stockholders.

     Following these presentations and extensive deliberation, the meeting of the ARL board was adjourned until November 8, 2002 to give the ARL directors the opportunity to consider the information presented, the discussions held and the conclusions reached. On November 8, 2002 the meeting was adjourned without reconvening, with the effect that the ARL directors did not further address their determination that the offer and the consideration to be paid to the IOT stockholders in connection with the offer are procedurally and substantively fair to the unaffiliated IOT stockholders.

     In connection with its deliberations, the ARL directors consulted with legal counsel and considered a great deal of information and a number of factors in reaching its decision, including those described below. Some of this information and advice and some of these factors are favorable with respect to the interests of the unaffiliated IOT stockholders and some are not. Although individual members of the board may have considered some information, factors or advice more or less important than others, and some may have seen particular information, factors or advice as reflecting more or less favorably or negatively upon the proposed transactions, in view of the number and variety of this information, factors and advice, the ARL board did not find it practicable or useful, as a board, to make specific assessments of or to otherwise assign relative weights to the factors, information and advice considered in reaching its decisions. Instead, the board's determination was made after consideration of all of the factors, information and advice as a whole, whether negative or favorable, and after discussion thereof by the board. Among the information, factors and advice considered by the ARL board were the following:

     - The ARL board reviewed information concerning the historical market prices for the IOT common stock. In doing so, the board noted that the trading price of the IOT stock had frequently and for extended periods exceeded the $19.00 per share to be offered to IOT stockholders in the offer since

       October 23, 2001 when the Settlement Agreement was announced. The board noted that the closing price of the IOT shares on November 6, 2002, the last day IOT common stock traded before ARL announced the offer, was $19.00 and that the closing price for the preceding thirty days had averaged $15.89. In addition, the board noted that the price to be offered for IOT shares represented a 28.7% premium over the average closing price of the IOT common stock over the thirty trading days prior to October 23, 2001. The ARL board felt that an offer of less than the current market price for the IOT shares can be seen as negative to the IOT stockholders, while offering a price in excess of the market price for the shares during the period preceding announcement of the Settlement Agreement can be seen as positive to such stockholders.

     - In considering the price to be paid to IOT stockholders in the offer, the ARL board noted that even though the price is below the recent prices at which stockholders could sell their shares on the market, the trading volume of IOT shares on the American Stock Exchange are generally very low, averaging 2,053 shares per day for the preceding thirty days. As a result, the ARL board noted, holders of large numbers of IOT shares may be unable to sell their shares readily without adversely affecting the price of such shares. The ARL board believes that the opportunity for IOT stockholders to sell larger numbers of shares of the IOT stock in the offer at $19.00 than they would be able to sell in the market without the risk of affecting the price received is positive to the interests of the IOT stockholders.

     - In considering the terms of the offer, the ARL board noted that no IOT stockholder will be obligated to tender his or her shares, and that as a result, unless such stockholders wish to sell pursuant to the offer, they are free to remain stockholders of IOT. The ARL board believes that because the IOT stockholders are free to tender their shares or to retain their shares, the offer is positive to the interests of the IOT stockholders.

     - In considering the merger consideration to be offered for the shares of IOT common stock, the ARL board was advised by management of ARL of the history of negotiations among representatives of ARL and IOT with respect to the merger consideration and the structure of the proposed transactions. In addition, the board was advised of the advice rendered to the board of IOT by their financial advisor to the effect that based upon and subject to certain matters reflected in an opinion, as of February 1, 2002, the consideration previously proposed to be offered to the unaffiliated public stockholders of IOT in connection with the merger was fair from a financial point of view to those stockholders. The ARL board was not provided with a copy of IOT's financial advisors opinion or board presentation. The ARL board noted, however, that the consideration previously proposed to be paid to IOT stockholders in connection with the merger included the option to receive shares of the preferred stock of ARL in lieu of receiving cash. Thus, although the cash amount to be paid to tendering IOT stockholders in the offer is to be equal to the cash previously proposed to be paid in the merger, IOT stockholders will not have the option of receiving a share of ARL preferred stock. Because the consideration to be offered to the IOT stockholders in the offer was not the same as that previously proposed to be offered in connection with the merger, the ARL board did not consider the opinion received by the IOT board from its financial expert regarding the fairness of the merger consideration to be relevant to their determination regarding the fairness of the consideration offered in connection with the offer. In general, the fact that no financial advisor has rendered an opinion regarding the fairness of the consideration offered to IOT stockholders in the offer can be seen as negative to the interests of those stockholders.

     - In considering the price to be offered for the IOT common stock, the ARL board noted that the consideration was less than the current book value per share of the common stock of IOT. The consideration to be offered for the IOT common stock is $19.00 per share, while the book value of the IOT common stock at September 30, 2002 was $26.52 per share. The ARL board felt that the fact that the consideration to be paid for the IOT shares in the offer was less than the book value of such shares was negative to the interests of those stockholders.

     - The ARL board noted that the offer is subject to a number of conditions, including a condition that ARL obtain sufficient financing to consummate the offer. Although the ARL board believes that sufficient financing will be available to ARL to consummate the offer, there can be no assurance of that. The fact that ARL does not have the financing to consummate the offer at this time can be seen as negative to the interests of the IOT stockholders.

     During its consideration of the offer the ARL board was aware that certain executive officers and directors of ARL may have interests that are different from or in addition to those of IOT's or ARL's unaffiliated stockholders generally. Specifically, the executive officers of BCM, ARL and IOT are the same. In addition, Mr. Earl Cecil is a director of ARL and IOT. The multiple positions held by these individuals causes them to owe fiduciary duties to more than one company in the business combination.

     The foregoing discussion of the information, factors and advice considered by the ARL board of directors is not intended to be exhaustive, but is believed to address the material information, factors and advice considered by the ARL board of directors in reaching its determination that the offer and the consideration to be paid for the IOT shares in the offer is procedurally and substantively fair to the unaffiliated stockholders of IOT.

     BCM and Mr. Phillips are affiliates of ARL. BCM and Mr. Phillips have determined that the offer and the consideration to be paid to the IOT stockholders in connection with the offer are procedurally and substantively fair to the unaffiliated IOT stockholders. BCM and Mr. Phillips have adopted the conclusions of the ARL board with respect to the fairness of the offer set forth above and the analysis underlying such conclusion. BCM and Mr. Phillips believe such conclusions and analysis and their reliance thereon to be reasonable and consistent with their own beliefs. In view of the variety of factors considered in reaching their respective decisions, neither BCM nor Mr. Phillips sought to quantify or otherwise assign relative weights to the various factors considered in reaching their conclusions regarding the fairness of the offer.

FAIRNESS DETERMINATION OF THE TCI BOARD OF DIRECTORS

     On November 8, 2002, the TCI board of directors met to consider, among other matters, the fairness of the IOT tender offer at $19.00 per share to the unaffiliated stockholders of IOT from the standpoint of TCI as an affiliate of ARL. The TCI board consisting of Ted Stokely, Martin L. White, Henry Butler and Earl D. Cecil (who abstained from voting since he is a director of each of ARL, TCI and IOT), reviewed the various factors each had considered in the past in their capacities as directors of IOT during February through September 2002 in connection with the proposed merger, reviewed the Houlihan Lokey presentation made to them as the TCI board of directors, reviewed the Houlihan Lokey fairness opinion to the IOT board of directors in connection with the merger transaction, and reviewed the market prices of the IOT common stock over the period from October 23, 2001 through November 8, 2002. The TCI board also considered that the Court in rendering its final approval of the Settlement Agreement on February 12, 2002 made certain determinations that the merger consideration was fair, the $5 per share penalty provision was fair, and that a tender offer on the same "economic terms" was fair to the unaffiliated IOT stockholders. The TCI board also reviewed the market price of shares of IOT common stock against the offer price and the recognition that book value per share far exceeds both prices, but the market has not given any additional credence to the book value per share for several years. The TCI board in reaching its conclusion also noted that during the period from October 23, 2001 through November 8, 2002, no other offers of any kind have been made or suggested by any person or entity other than ARL and no communications had been received from any unaffiliated stockholder suggesting in any manner that the price of $19.00 per share in cash for IOT common stock was inappropriate. The TCI board in its capacity as an affiliate of ARL concluded by the unanimous vote of the three members participating (Earl D. Cecil having abstained) that the terms and provisions of the IOT tender offer for IOT common stock made by ARL and the offer price of $19.00 per share in cash were fair to the unaffiliated IOT stockholders.

                               THE ADVISOR -- BCM

     Although the boards of directors are directly responsible for managing the affairs of ARL, TCI and IOT and for setting the policies which guide each, the day-to-day operations of each entity are performed by BCM, a contractual advisor, under the supervision of each board. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage loan investment and sales opportunities as well as financing and refinancing sources. BCM also serves as consultant to each entity's board of directors in connection with the business plan and investment policy decisions made by each board.

     BCM is an affiliate of ARL, TCI and IOT and has served as advisor to ARL since August 2000 (and to ART since February 6, 1989) and to TCI and IOT since March 1989 pursuant to separate Advisory Agreements. The Advisory Agreements are similar with the exception of the compensation provisions, which are discussed separately below.

     BCM is indirectly owned by a trust for the benefit of the children of Gene
E. Phillips. Mr. Phillips is not an officer or director of BCM, but serves as a representative of the trust, is involved in daily consultation with the officers of BCM and has significant influence over the conduct of BCM's business, including the rendering of its advisory services and the making of investment decisions for itself and for ARL, TCI and IOT. Certain executive officers of BCM also serve as executive officers of ARL, TCI and IOT as described in the remainder of this paragraph. Mr. Mark W. Branigan is the Executive Vice President -- Residential of BCM, ARL, TCI and IOT. Mr. Louis J. Corna is the Executive Vice President -- Tax of BCM, ARL, TCI and IOT. Mr. Ronald E. Kimbrough is an Executive Vice President and Chief Financial Officer of BCM, ARL, TCI and IOT and the acting Principal Executive Officer of ARL. Mr. David W. Starowicz is the Executive Vice President -- Commercial Asset Management of BCM, ARL, TCI and IOT.

     As of October 25, 2002, BCM owned 6,663,244 shares of ARL's common stock, or approximately 58.6%, of the shares outstanding; 1,166,947 shares of TCI's common stock, or approximately 14.5%, of the shares outstanding; and 106,802 shares of IOT's common stock, or approximately 7.4%, of the shares outstanding.

ARL COMPENSATION TO BCM

     The ARL Advisory Agreement provides for BCM to receive monthly base compensation at the rate of 0.0625% per month (0.75% on an annualized basis) of Average Invested Assets. As of December 31, 2001, the compensation paid to BCM in 2001 under the ARL Advisory Agreement was $6,714,671.

     In addition to base compensation, BCM, an affiliate of BCM, or a related party receives the following forms of additional compensation:

     - an acquisition fee for locating, leasing or purchasing real estate for ARL in an amount equal to the lesser of (i) the amount of compensation customarily charged in similar arms length transactions or (ii) up to 6% of the costs of acquisition, inclusive of commissions, if any, paid to unaffiliated brokers

     - a disposition fee for the sale of each equity investment in real estate in an amount equal to the lesser of (i) the amount of compensation customarily charged in similar arms length transactions or (ii) 3% of the sales price of each property, exclusive of fees, if any, paid to unaffiliated brokers

     - a loan arrangement fee in an amount equal to 1% of the principal amount of any loan made to ARL arranged by BCM

     - an incentive fee equal to 10% of net income for the year in excess of a 10% return on stockholders' equity, and 10% of the excess of net capital gains over net capital losses, if any, realized from sales of assets

     - a mortgage placement fee, on mortgage loans originated or purchased, equal to 50%, measured on a cumulative basis, of the total amount of mortgage origination and placement fees on mortgage loans advanced by ARL for the fiscal year

     The ARL Advisory Agreement further provides that BCM shall bear the cost of certain expenses of its employees, excluding fees paid to ARL's directors; rent and other office expenses of both BCM and ARL (unless ARL maintains office space separate from that of BCM); costs not directly identifiable to ARL's assets, liabilities, operations, business or financial affairs; and miscellaneous administrative expenses relating to the performance by BCM of its duties under the ARL Advisory Agreement.

     During the year ended December 31, 2001, ARL paid BCM $11.9 million in compensation under the ARL Advisory Agreement.

     ARL contracts with affiliates of BCM for property management services. Currently, Triad Realty Services, Ltd. ("Triad"), an affiliate, and Carmel Realty, Inc. ("Carmel"), provide such property management services. The general partner of Triad is BCM. The limited partner of Triad is GS Realty Services, Inc. ("GS Realty"), a related party, which is not affiliated with BCM. Triad and Carmel subcontract the property-level management of 13 of ARL's commercial properties (office buildings, shopping centers and a merchandise mart) and eight of its hotels to Regis Realty, Inc. ("Regis"), a related party, which is a company owned by GS Realty. Regis also provides real estate brokerage services to ARL and receives brokerage commissions in accordance with the advisory agreement between ARL and BCM. Carmel is a company owned by First Equity Properties, Inc., which is a company affiliated with BCM. During 2001, ARL paid Triad, Carmel and Regis $9.8 million in commissions and fees.

     If and to the extent that ARL shall request BCM, or any director, officer, partner or employee of BCM, to render services to ARL other than those required to be rendered by BCM under the ARL Advisory Agreement, such additional services, if performed, will be compensated separately on terms agreed upon between such party and ARL from time to time.

     The ARL Advisory Agreement may be terminated by BCM for any reason without penalty upon sixty (60) days' written notice to ARL. Additionally, the directors or the holders of a majority in interest of the then outstanding shares of ARL may terminate the ARL Advisory Agreement for any reason without penalty upon sixty (60) days' written notice to BCM. ARL may also terminate the ARL Advisory Agreement in the event of an assignment by BCM, except in the event of an assignment to a corporation, association, trust, or other successor organization which may take over the property and carry on the affairs of BCM.

     The ARL Advisory Agreement may be terminated immediately at the sole option of the directors of ARL upon written notice of termination provided to BCM, if BCM (i) violates any provision of the ARL Advisory Agreement, and fails to cure such default within thirty (30) days after notice of such violation, (ii) is adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order is made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee for BCM or for all or substantially all of its property by reason of the foregoing, or approving any petition filed against BCM for its reorganization and such adjudication or order shall remain in full force for a period of thirty (30) days and (iii) institutes proceedings for voluntary bankruptcy or files a petition seeking reorganization under the Federal bankruptcy laws, or for relief under any law for the relief of debtors, or consents to the appointment of a receiver for itself or for all or substantially all of its properties, or makes a general assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due. BCM must give written notice to the directors of ARL within seven
(7) days after the occurrence of any of the events specified in (ii) and (iii) above.

     The ARL Advisory Agreement automatically renews from year to year unless terminated in accordance with its terms. ARL's management believes that the terms of the ARL Advisory Agreement are at least as fair as could be obtained from unaffiliated third parties.

     Situations may develop in which the interests of ARL are in conflict with those of one or more directors or officers in their individual capacities or of BCM, or of their respective affiliates. In addition to services performed for ARL, as described above, BCM actively provides similar services as agent for, and advisor to, other real estate enterprises, including persons and entities involved in real estate development and financing, including IOT and TCI. The ARL Advisory Agreement provides that BCM may also serve as advisor to other entities.

     As advisor, BCM is a fiduciary of ARL's public investors. In determining to which entity a particular investment opportunity will be allocated, BCM will consider the respective investment objectives of each entity and the appropriateness of a particular investment in light of each such entity's existing mortgage note and real estate portfolios and business plan. To the extent any particular investment opportunity is appropriate to more than one such entity, such investment opportunity will be allocated to the entity that has had funds available for investment for the longest period of time, or, if appropriate, the investment may be shared among various entities. See "Certain Relationships and Related Transactions of BCM, ARL, TCI and IOT -- Certain Business Relationships."

TCI AND IOT COMPENSATION TO BCM

     If the TCI and IOT mergers are approved and consummated, it is contemplated that the Advisory Agreements with TCI and IOT will be terminated. The Advisory Agreements with each of TCI and IOT provide for BCM to receive an advisory fee comprised of a gross asset fee of .0625% per month (0.75% per annum) of the average of the gross asset value (total assets less allowance for amortization, depreciation or depletion and valuation reserves) and an annual net income fee equal to 7.5% of either TCI's or IOT's net income.

     Under the Advisory Agreements with TCI and IOT, BCM is required to annually formulate and submit for board approval a budget and business plan containing a twelve-month forecast of operations and cash flow, a general plan for asset sales and purchases, borrowing activity, and other investments. BCM is required to report quarterly to the board on IOT's performance against the business plan. In addition, all transactions require prior board approval, unless they are explicitly provided for in the approved business plan or are made pursuant to authority expressly delegated to BCM by the Board.

     The Advisory Agreements with TCI and IOT also require prior approval of the board for the retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreements with TCI and IOT provide that BCM shall be deemed to be in a fiduciary relationship to the stockholders; contains a broad standard governing BCM's liability for losses by TCI and IOT; and contain guidelines for BCM's allocation of investment opportunities as among itself, TCI and IOT and other entities it advises.

     The Advisory Agreements also provide for BCM to receive an annual incentive sales fee equal to 10% of the amount, if any, by which the aggregate sales consideration for all real estate sold by either TCI or IOT during the fiscal year exceeds the sum of: (1) the cost of each such property as originally recorded in TCI's or IOT's books for tax purposes (without deduction for depreciation, amortization or reserve for losses), (2) capital improvements made to such assets during the period owned by either TCI or IOT and (3) all closing costs, (including real estate commissions) incurred in the sale of such real estate. However, no incentive fee shall be paid unless (a) such real estate sold in such fiscal year, in the aggregate, has produced an 8% simple annual return on the net investment including capital improvements, calculated over the holding period before depreciation and inclusive of operating income and sales consideration and (b) the aggregate net operating income from all real estate owned for each of the prior and current fiscal years shall be at least 5% higher in the current fiscal year than in the prior fiscal year.

     Additionally, pursuant to the TCI and IOT Advisory Agreements, BCM or an affiliate of BCM is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate equal to the lesser of
(1) up to 1% of the cost of acquisition, inclusive of commissions, if any, paid to unaffiliated brokers or (2) the compensation customarily charged in arms length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property; provided that the aggregate purchase price of each property

(including acquisition fees and real estate brokerage commissions) may not exceed such property's appraised value at acquisition.

     The TCI and IOT Advisory Agreements require BCM or any affiliate of BCM to pay TCI and IOT one-half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by TCI or IOT; provided, however, that the compensation retained by BCM or any affiliate of BCM shall not exceed the lesser of (1) 2% of the amount of the loan commitment or (2) a loan brokerage and commitment fee which is reasonable and fair under the circumstances.

     The TCI and IOT Advisory Agreements also provide that BCM or an affiliate of BCM is to receive a mortgage or loan acquisition fee with respect to the purchase of any existing mortgage loan by TCI or IOT equal to the lesser of (1) 1% of the amount of the loan purchased or (2) a brokerage or commitment fee which is reasonable and fair under the circumstances. Such fee will not be paid in connection with the origination or funding of any mortgage loan by TCI or IOT.

     Under the TCI and IOT Advisory Agreements, BCM or an affiliate of BCM also is to receive a mortgage brokerage and equity refinancing fee for obtaining loans or refinancing on properties equal to the lesser of (1) 1% of the amount of the loan or the amount refinanced or (2) a brokerage or refinancing fee which is reasonable and fair under the circumstances. However, no such fee shall be paid on loans from BCM or an affiliate of BCM without the approval of the TCI or IOT board of directors, as the case may be. No fee shall be paid on loan extensions.

     Under the TCI and IOT Advisory Agreements, BCM is to receive reimbursement of certain expenses incurred by it in the performance of advisory services. Under the Advisory Agreements, all or a portion of the annual advisory fee must be refunded by BCM if the operating expenses of TCI or IOT (as defined in the TCI and IOT Advisory Agreements) exceed certain limits specified in the Advisory Agreement, based on the book value, net asset value and net income of TCI or IOT during the fiscal year. BCM was required to refund to IOT $265,000 of the 2001 advisory fee under this provision.

     During the year ended December 31, 2001, TCI paid BCM $13.8 million under the TCI Advisory Agreement and IOT paid BCM $2.7 million under the IOT Advisory Agreement.

     Additionally, if management were to request that BCM render services to TCI or IOT other than those required by the TCI and IOT Advisory Agreements, BCM or an affiliate of BCM is separately compensated for such additional services on terms to be agreed upon from time to time. TCI and IOT have hired Triad to perform property management for TCI's and IOT's properties. Triad provides such property management services for a fee of 5% or less of the monthly gross rents collected on residential properties and 3% or less of the monthly gross rents collected on commercial properties under its management. TCI paid Triad $2,622,000 during 2001 and $1,785,000 during the nine months ended September 30, 2002. IOT paid Triad $268,000 during 2001 and $148,000 during the nine months ended September 30, 2002. Also, TCI and IOT have engaged, on a non-exclusive basis, Regis, a related party, to perform brokerage services for TCI and IOT. Regis is entitled to receive a real estate commission for property purchases and sales in accordance with the following sliding scale of total fees to be paid:
(1) maximum fee of 4.5% on the first $2.0 million of any purchase or sale transaction of which no more than 3.5% would be paid to Regis or affiliates; (2) maximum fee of 3.5% on transaction amounts between $2.0 million-$5.0 million of which no more than 3% would be paid to Regis or affiliates; (3) maximum fee of 2.5% on transaction amounts between $5.0 million-$10.0 million of which no more than 2% would be paid to Regis or affiliates; and (4) maximum fee of 2% on transaction amounts in excess of $10.0 million of which no more than 1.5% would be paid to Regis or affiliates. TCI paid Regis $8,027,000 during 2001 and $6,423,000 during the nine months ended September 30, 2002. IOT paid Regis $312,000 during 2001 and $3,286,000 during the nine months ended September 30, 2002. BCM may only assign the TCI and IOT Advisory Agreements with the prior consent of TCI and IOT.

     The TCI and IOT Advisory Agreements may be terminated by BCM for any reason without penalty upon one hundred twenty (120) days' written notice to TCI or IOT. Additionally, a majority of the directors who are not affiliates of BCM or the holders of a majority in interest of the then outstanding

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

shares of TCI or IOT may terminate the TCI or IOT Advisory Agreement for any reason without penalty upon sixty (60) days' written notice to BCM. Notwithstanding, TCI or IOT may terminate the TCI or IOT Advisory Agreement without penalty and without notice to BCM in the event of any material change in the ownership, control or management of BCM. TCI or IOT may also terminate the TCI or IOT Advisory Agreement in the event of an assignment by BCM without the prior consent of TCI or IOT.

     The TCI and IOT Advisory Agreements may be terminated immediately at the sole option of the directors of TCI or IOT upon written notice of termination provided to BCM, if BCM (i) violates any provision of the TCI or IOT Advisory Agreement, and fails to cure such default within thirty (30) days after notice of such violation, (ii) is adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order is made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee for BCM or for all or substantially all of its property by reason of the foregoing, or approving any petition filed against the BCM for its reorganization and such adjudication or order shall remain in full force for a period of thirty (30) days or (iii) institutes proceedings for voluntary bankruptcy or files a petition seeking reorganization under the Federal bankruptcy laws, or for relief under any law for the relief of debtors, or consents to the appointment of a receiver for itself or for all or substantially all of its properties, or makes a general assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due. BCM must give written notice to the directors of TCI or IOT within seven (7) days after the occurrence of any of the events specified in (ii) and (iii) above.

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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                            OF BCM, ARL, TCI AND IOT

CERTAIN BUSINESS RELATIONSHIPS

     BCM, ARL's, TCI's and IOT's contractual advisor, is a company of which Messrs. Branigan, Corna, Kimbrough and Starowicz serve as executive officers. BCM is a company indirectly owned by a trust for the benefit of the children of Gene E. Phillips. Although Mr. Phillips is not an officer or director of BCM, he serves as a representative of the trust, is involved in daily consultation with the officers of BCM and has significant influence over the conduct of BCM's business, including the rendering of its advisory services and the making of investment decisions for itself and for ARL, TCI and IOT.

     ARL, TCI and IOT contract with affiliates of BCM for property management services. Currently, Triad and Carmel Realty, Inc., provide such property management services. The general partner of Triad is BCM. The limited partner of Triad is GS Realty Services, Inc., a related party, which is not affiliated with BCM. Triad and Carmel subcontract the property-level management of 13 of ARL's commercial properties (office buildings, shopping centers and a merchandise mart) and eight of its hotels to Regis, a related party, which is a company owned by GS Realty. Regis also provides real estate brokerage services to ARL and receives brokerage commissions in accordance with the advisory agreement between ARL and BCM. Carmel is a company owned by First Equity Properties, Inc., which is a company affiliated with BCM.

     With respect to TCI, Triad also subcontracts the property-level management and leasing of 51 of TCI's commercial properties, its four hotels and the commercial properties owned by a real estate partnership in which TCI and IOT are partners to Regis. Regis also provides real estate brokerage services for TCI, on a non-exclusive basis, and receives brokerage commissions in accordance with the brokerage agreement.

     Regarding IOT, Triad also subcontracts the property-level management and leasing of IOT's seven office buildings and two commercial properties owned by real estate partnerships in which IOT and TCI are partners to Regis. Prior to May 1, 2000, affiliates of BCM provided brokerage services for IOT, on a non-exclusive basis, and received brokerage commissions in accordance with a brokerage agreement. Currently, Regis performs such brokerage services for IOT.

     At October 25, 2002, ARL indirectly owned 3,994,301 shares, or approximately 49.5%, of TCI's outstanding common stock and indirectly owns 409,935 shares, or approximately 28.5%, of IOT's outstanding common stock.

     At October 25, 2002, TCI owned 345,728, or approximately 24%, of IOT's outstanding common stock and 746,972, or approximately 6.6%, of ARL's outstanding common stock.

     As of October 25, 2002, BCM owned 6,663,244 shares, or approximately 58.6%, of ARL's outstanding common stock; 1,166,947 shares, or approximately 14.5%, of TCI's outstanding common stock; and 106,802 shares, or approximately 7.4%, of IOT's outstanding common stock.

     The executive officers of TCI and IOT also serve as officers of ARL, and owe fiduciary duties to each of those entities as well as BCM under applicable law. The directors and officers of IOT also serve as directors and officers of TCI. Mr. Earl Cecil is a director of ARL, TCI and IOT. The directors owe fiduciary duties to TCI as well as to IOT under applicable law. IOT and TCI have the same relationship with BCM as does ARL.

RELATED PARTY TRANSACTIONS

     Historically, ARL, TCI and IOT have each engaged in and may continue to engage in business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to ARL, TCI and IOT as could have been obtained from unrelated third parties.

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

  OPERATING RELATIONSHIPS

     In October 1997, ARL entered into leases with BCM and Regis, for space to house BCM's staff at the One Hickory Centre Office Building, construction of which was completed in December 1998. The BCM leases, effective upon ARL obtaining permanent financing of the building, were for 75,852 sq. ft. (approximately 75% of the building), had terms of ten and fifteen years and provided for annual base rent of $19.25 per sq. ft. for the first year. In January 2001, both leases were terminated, and ARL entered into a new lease with BCM, effective October 1, 2000. The new lease is for 59,463 sq. ft. (approximately 62% of the building), has a term of three years, and provides for annual base rent of $1.3 million or $21.50 per sq. ft. Effective March 1, 2002, the lease was amended to 57,879 sq. ft. (approximately 59% of the building), with an annual base rent of $1.2 million, or $21.50 per sq. ft. In April 2002, TCI purchased 100% of the common shares of ART One Hickory Corporation ("One Hickory"), a wholly owned subsidiary of ARL. The lease remains in full force and effect.

     TCI is a 63.7% limited partner and IOT is a 36.3% general partner in the Tri-City Limited Partnership ("Tri-City") which owns the Chelsea Square Shopping Center. In February 2000, the Chelsea Square Shopping Center was financed in the amount of $2.1 million. Tri-City received net cash of $2.0 million after the payment of various closing costs. The mortgage bore interest at a fixed rate of 10.24% per annum until February 2001, and a variable rate thereafter, currently 10% per annum, requires monthly payments of principal and interest of $20,601 and matures in February 2005. TCI received a distribution of $1.3 million of the net financing proceeds. IOT received a distribution of $739,000 of the net financing proceeds. The business purpose of the transaction was to draw equity from the Chelsea Square Shopping Center.

     In 2001, TCI received $120,000 in rent from BCM for BCM's lease at Addison Hanger. BCM owns a corporate jet that is housed at the hanger and TCI had available space at the hanger.

     In 2001, ARL paid BCM, Triad, Carmel and Regis $6.7 million in advisory fees, $166,000 in net income fees, $3.8 million in incentive fees, $1.2 million in mortgage brokerage and equity refinancing fees, $92,000 in property acquisition fees, $5.9 million in real estate brokerage commissions and $3.9 million in property and construction management fees and leasing commissions, net of property management fees paid to subcontractors, other than Regis.

     In addition, as provided in the ARL Advisory Agreement, BCM received cost reimbursements of $2.8 million. BCM manages ARL's day-to-day operations pursuant to the ARL Advisory Agreement. ARL contracts with Triad and Carmel for property management services. BCM is the general partner of Triad. Carmel, which is owned by First Equity Properties, Inc., a company affiliated with BCM, subcontracts property management construction services and brokerage services to Regis. Regis is a company owned by GS Realty, the limited partner of Triad.

     In 2001, IOT paid BCM Triad and Regis $817,000 in advisory fees and $312,000 in property and construction management fees and leasing commissions, net of property management fees paid to subcontractors other than Regis. In addition, from time-to-time, IOT has made advances to BCM, which generally have not had specific repayment terms and have been reflected in IOT's financial statements as other assets or other liabilities from affiliates. At December 31, 2001, BCM advanced IOT $593,000. As of March 2002, IOT has repaid that amount to BCM. BCM manages IOT's day-to-day operations pursuant to the IOT Advisory Agreement. IOT contracts with Triad for property management services.

     In 2001, TCI paid BCM, Triad and Regis $10.8 million in advisory incentive and net income fees, $45,000 in mortgage brokerage and equity refinancing fees, $2.4 million in property acquisition fees, $3.8 million in real estate brokerage commissions and $2.6 million in property and construction management fees and leasing commissions, net of property management fees paid to subcontractors, other than Regis. In addition, as provided in the TCI Advisory Agreement, BCM received cost reimbursements of $2.6 million. BCM manages TCI's day-to-day operations pursuant to the TCI Advisory Agreement. TCI contracts with Triad for property management services.

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

  ADVANCES AND LOANS

     From time-to-time, ARL and its affiliates have made advances to each other, which generally have not had specific repayment terms and have been reflected in ARL's financial statements as other assets or other liabilities. These affiliate borrowings are used to fund operating shortfalls or investment/acquisition cash requirements. Similarly, as properties are sold and operating cash flow is generated, those advances/ borrowings may be repaid. Also, incentive fees and net income fees payable to BCM for 2001 are accrued throughout the year and are due by March 31, 2002. At December 31, 2001, ARL owed $10.1 million ($4.0 million for fees owed for 2001), $980,000 and $257,000 to BCM, TCI and GS Realty, respectively. In January 2002, ARL paid the $257,000 due to GS Realty. At December 31, 2001, TCI had receivables of $11.6 million, $1.9 million and $608,000 from BCM, GS Realty, and ARL, respectively. Also at December 31, 2001, TCI owed $1.0 million and $39,000 to GS Realty and BCM, respectively. In January 2002, TCI paid the $1.0 million due to GS Realty and in March 2002, TCI paid the $39,000 to BCM. At December 31, 2001, BCM advanced IOT $593,000. As of March 2002, IOT has repaid that amount to BCM.

     In October 1999, ARL funded a $4.7 million loan to Realty Advisors, Inc., the parent company of BCM. The loan, to provide funds for acquisitions or working capital needs, was secured by all of the outstanding shares of common stock of American Reserve Life Insurance Company. The loan bore interest at 10.25% per annum, and matured in November 2001. In January 2000, $100,000 was collected. In November 2001, the maturity date was extended to November 2004. The collateral was changed to a subordinate pledge of 850,000 shares of ARL common stock owned by BCM. The shares are also pledged to a lender on ARL's behalf. The interest rate was changed to 2% over the prime rate, currently 6.75% per annum, and the accrued but unpaid interest of $984,000 was added to the principal. The new principal balance is $5.6 million. All principal and accrued interest are due at maturity.

     In March 2000, a loan due to ARL with a principal balance of $2.5 million due from Lordstown, L.P., matured. The loan, to provide funds to purchase for resale various parcels of land, is secured by a second lien on land in Ohio and Florida, by 100% of the general and limited partner interest in Partners Capital, Ltd., the limited partner of Lordstown, L.P., and a profits interest in subsequent land sales. At September 2002, the loan, and $980,000 of accrued interest, remained unpaid. Tara Group, Inc., a corporation controlled by Richard
D. Morgan, is the general partner of Lordstown, L.P. Mr. Morgan served as a director of ARL until October 2001.

     In December 2000, an unsecured loan due to ARL with a principal balance of $1.7 million due from Warwick of Summit, Inc. ("Warwick") matured. The loan was made to provide funds to purchase and renovate and expand a shopping center property in Warwick, Rhode Island. All principal and interest were due at maturity. In February 2002, $275,000 of interest was received. In May 2002, $33,000 of principal and $267,000 of interest was collected. At September 2002, the loan, with a current principal balance of $1.7 million and $97,000 of accrued interest, remained unpaid. Richard D. Morgan, a Warwick stockholder, served as a director of ARL until October 2001.

     In December 2000, a loan due to ARL with a principal balance of $1.6 million due from Bordeaux Investments Two, L.L.C. ("Bordeaux"), matured. The loan, to provide funds to purchase and renovate a shopping center property in Oklahoma City, Oklahoma, is secured by (1) a 100% interest in Bordeaux, which owns a shopping center in Oklahoma City, Oklahoma; (2) 100% of the stock of Bordeaux Investments One, Inc., which owns 6.5 acres of undeveloped land in Oklahoma City, Oklahoma; and (3) the personal guarantees of the Bordeaux members. At September 2002, the loan, and $633,000 of accrued interest, remained unpaid. Richard D. Morgan, a Bordeaux member, served as a director of ARL until October 2001.

     In March 2001, ARL funded $13.6 million of a $15.0 million unsecured line of credit to One Realco Corporation ("One Realco"), which owns approximately 14.7% of the outstanding shares of ARL's common stock. One Realco periodically borrows money to meet its cash obligations. The line of credit bears interest at 12.0% per annum. All principal and interest were due at maturity in February 2002. The line of credit is guaranteed by BCM. In June 2001, $394,000 in principal and $416,000 in interest was

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

collected. In December 2001, $21,000 in principal and $804,000 in interest was collected. In February 2002, the line of credit was increased to $18 million, accrued but unpaid interest of $217,000 was added to the principal, and the maturity date was extended to February 2004. In March 2002, ARL funded an additional $1.8 million, increasing the outstanding principal balance to $15.2 million. All principal and interest are due at maturity. Ronald E. Kimbrough, Executive Vice President and Chief Financial Officer of ARL, is a 10% stockholder of One Realco. During 2001, Mr. Kimbrough did not participate in day-to-day operations or management of One Realco.

     In June 2002, ARL converted $4.5 million of its receivable from BCM, a related party, to a recourse note receivable. This transaction was to provide ARL with additional security over that provided by an unsecured receivable. The note bears interest at 10.0% per annum, matures in March 2004 and requires quarterly payments of principal and accrued interest. The first payment is due in December 2002.

  PARTNERSHIP TRANSACTIONS

     BCM has entered into put agreements with certain holders of the Class A limited partner units of Ocean Beach Partners, L.P., to increase ARL's investment in the partnership. From June 1, 1997 through May 31, 2006, the Class A units are convertible, at the option of the unitholders, into Series D Cumulative preferred stock of ARL. At any time from June 1, 2001 through May 31, 2006, the Series D shareholders have the option to sell any or all Series D shares held by them to BCM at the put price. The put price for the Series D preferred stock is $20 per share, plus all accumulated but unpaid dividends. ARL subsidiaries own 100% of the general partner and limited partner beneficial interests in Ocean Beach Partners, L.P.

     BCM has entered into put agreements with the holders of the Class A limited partner units of Valley Ranch L.P., to increase ARL's investment in the partnership. Such Class A units are convertible into Series B Cumulative Convertible preferred stock of ARL which is further convertible into common stock of ARL. The put price for the Class A units is $1.00 per unit and the put price for either the Series B redeemable convertible preferred stock or ARL's common stock is 80% of the average daily closing price of ARL's common stock for the prior 20 trading days. In March 1999, ARL reached agreement with the Class A unitholders of Valley Ranch, L.P. to acquire their eight million Class A units for $1.00 per unit. In 1999, three million units were purchased. An additional one million units were purchased in January 2000, and two million units in May 2001. One million units were purchased in May 2002. The final one million units were purchased in August 2002. ARL subsidiaries own 100% of the general partner and Class B limited partner beneficial interests in Valley Ranch, L.P.

     BCM has entered into put agreements with the holders of the Class A units of ART Palm, L.P., to increase ARL's investment in the partnership. Such Class A units are convertible into Series C Cumulative Convertible preferred stock of ARL. The put price for the Class A units is $1.00 per unit and the put price for either the Series C preferred stock or ARL's common stock is 90% of the average daily closing price of ARL's common stock for the prior 20 trading days. Through September 30, 2002, ARL has repurchased 11,361,250 Class A units. The put agreement calls for ARL to repurchase the remaining Class A units as follows:
June 30, 2003, 1,625,000 units; December 31, 2005, 1,625,000 units; and December
31, 2006, 8,563,750 units. ARL subsidiaries own 100% of the general partner and Class B limited partner beneficial interest in ART Palm, L.P. One Realco, which owns approximately 14.7% of the outstanding shares of ARL common stock, owns the Class C limited partner interest.

  PROPERTY TRANSACTIONS

     In May 2001, ARL exchanged with TCI two parcels of land, a 10.5 acre tract of Vista Ridge land and an 8.88 acre tract of Hollywood Casino land, for the 168 unit Glenwood Apartments. The cost of the Vista Ridge land, the Hollywood Casino land and the Glenwood Apartments was $1.1 million, $2.1 million, and $3.7 million, respectively. The purchase prices were determined based on the market values of the properties exchanged, using a market rate multiple of net operating income. The business purpose of the transaction was for TCI to construct apartments on the Vista Ridge land and office

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

buildings on the Hollywood Casino land. No consideration was paid on the transaction. However, ARL received net cash of $3.2 million on the subsequent sale of the Glenwood Apartments.

     In December 2001, TCI, purchased 100% of the outstanding common shares of National Melrose, Inc. ("NM"), a wholly-owned subsidiary of ARL, for $2.0 million. The purchase price was determined based upon the market value of the property exchanged, using a market rate multiple of net operating income. NM owns the Executive Court Office Building. ARL has guaranteed that the asset will produce at least a 12% annual return on the purchase price for a period of three years from the purchase date. If the asset fails to produce the annual return, ARL will pay TCI any shortfall. In addition, if the asset fails to produce the 12% return for a calendar year, TCI may require ARL to repurchase the shares of NM for the purchase price. The business purpose of the transaction was for TCI to make an equity investment in NM anticipating a profitable return and ARL to receive cash for its equity investment. Management has classified this related party transaction as a note payable to TCI. The consideration paid for the outstanding shares was $2.0 million.

     In January 2002, IOT purchased 100% of the outstanding common shares of Rosedale Corporation ("Rosedale"), a wholly-owned subsidiary of ARL, for $5.1 million. The purchase price was determined based upon the market value of the property exchanged, using a market rate multiple of net operating income. Rosedale owns the Rosedale Towers Office Building. ARL has guaranteed that the asset will produce at least a 12% annual return on the purchase price for a period of three years from the purchase date. If the asset fails to produce the 12% return, ARL will pay IOT any shortfall. In addition, if the asset fails to produce the 12% return for a calendar year, IOT may require ARL to repurchase the shares of Rosedale for the purchase price. The business purpose of the transaction was for IOT to make an equity investment in Rosedale anticipating a profitable return and ARL to receive cash for its equity investment. Management has classified this related party transaction as a note payable to IOT. The consideration paid for the outstanding shares was $5.1 million.

     In January 2002, TCI purchased 100% of the outstanding common shares of ART Two Hickory Corporation ("Two Hickory"), a wholly-owned subsidiary of ARL, for $4.4 million. The purchase price was determined based upon the market value of the property exchanged, using a market rate multiple of net operating income of 7.0%. Two Hickory owns the Two Hickory Centre Office Building. ARL has guaranteed that the asset will produce at least a 12% annual return on the purchase price for a period of three years from the purchase date. If the asset fails to produce the 12% return, ARL will pay TCI any shortfall. In addition, if the asset fails to produce the 12% return for a calendar year, TCI may require ARL to repurchase the shares of Two Hickory for the purchase price. The business purpose of the transaction was for TCI to make an equity investment in Two Hickory anticipating a profitable return and ARL to receive cash for its equity investment. Management has classified this related party transaction as a note payable to TCI. The consideration paid for the outstanding shares was $4.4 million. In June 2002, the first lien on the property was refinanced. TCI received $1.3 million of the proceeds as a principal reduction on its loan to ARL.

     In February 2002, TCI sold a $2.0 million senior participation interest in a loan to IOT. The board of directors of IOT and TCI determined that the 16% interest rate was a good return for IOT's investment and TCI could benefit from the increase in cash and decrease its notes receivable outstanding portfolio. TCI received consideration of $2.0 million. In February 2002, the loan was extended until April 2002. In April 2002, IOT extended the loan until July 2002, receiving $8,500 as an extension fee. IOT and TCI will receive 57% and 43%, respectively, on the remaining principal and interest payments. In July 2002, the note was extended until August 2002. IOT and TCI will receive 57% and 43% respectively, on the remaining principal and interest payments. In August 2002, the loan was paid off, including accrued but unpaid interest.

     In March 2002, ARL received consideration of $600,000 and exchanged with TCI two parcels of land, a 24.5 acre tract of Rasor land, a 16.89 acre tract of Lakeshore Villas land, and the 45,623 sq. ft. Oaktree Village Shopping Center for the 80,278 sq. ft. Plaza on Bachman Creek Shopping Center. The cost of the Rasor land, the Lakeshore Villas land, the Oaktree Shopping Center, and the Plaza on

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

Bachman Shopping Center was $1.0 million, $1.3 million, $1.6 million, and $4.1 million, respectively. The purchase prices of the shopping centers were determined based on the market values of the properties exchanged, using a market rate multiple of net operating income of 10.5% and the value for the Rasor land and Lakeshore Villas land was determined on appraised rates of $3.36 and $1.29 per square foot, respectively. The business purpose of the transaction was for TCI to construct apartments on the Rasor and Lakeshore Villas land and to give ample value for the property TCI is exchanging, the Oaktree Shopping center was added to the transaction. The Plaza on Bachman Creek Shopping Center was subsequently financed with ARL receiving net cash of $4.4 million.

     In April 2002, TCI purchased all of the general and limited partnership interests in Garden Confederate Point, L.P. ("Confederate Point") from ARL for $1.9 million. The purchase price was determined based on the market value of the property exchanged using a market rate multiple of net operating income of 8.41%. Confederate Point owns the Confederate Point Apartments. ARL has guaranteed that the asset will produce at least a 12% annual return on the purchase price for a period of three years from the purchase date. If the asset fails to produce the 12% return, ARL will pay TCI any shortfall. In addition, if the asset fails to produce the 12% return for a calendar year, TCI may require ARL to repurchase the interests in Confederate Point for the purchase price. The business purpose of the transaction was for TCI to make an equity investment in Confederate Point anticipating a profitable return and ARL is to receive cash for its equity investment. Management has classified this related party transaction as a note payable to TCI.

     In April 2002, TCI purchased all of the general and limited partnership interests in Garden Foxwood, L.P. ("Foxwood") from ARL for $1.1 million. The purchase price was determined based on the market values of the property exchanged, using a market rate multiple of net operating income of 8.41%. Foxwood owns the Foxwood Apartments. ARL has guaranteed that the asset will produce at least a 12% annual return on the purchase price for a period of three years from the purchase date. If the asset fails to produce the 12% return, ARL will pay TCI any shortfall. In addition, if the asset fails to produce the 12% return for a calendar year, TCI may require ARL to repurchase the interests in Foxwood for the purchase price. The business purpose of the transaction was for TCI to make an equity investment in Foxwood anticipating a profitable return and ARL to receive cash for its equity investment. Management has classified this related party transaction as a note payable to TCI.

     In April 2002, TCI purchased all of the general and limited partnership interests in Garden Woodsong, L.P. ("Woodsong") from ARL for $2.5 million. The purchase price was determined based on the market values of the property exchanged, using a market rate multiple of net operating income of 8.41%. Woodsong owns the Woodsong Apartments. ARL has guaranteed that the asset will produce at least a 12% annual return on the purchase price for a period of three years from the purchase date. If the asset fails to produce the 12% return, ARL will pay TCI any shortfall. In addition, if the asset fails to produce the 12% return for a calendar year, TCI may require ARL to repurchase the interests in Woodsong for the purchase price. The business purpose of the transaction was for TCI to make an equity investment in Woodsong anticipating a profitable return and ARL to receive cash for its equity investment. Management has classified this related party transaction as a note payable to TCI. In July 2002, the Woodsong Apartments was sold for $9.1 million. TCI received $2.6 million from the proceeds of $2.8 million as payment of principal and accrued but unpaid interest on the loan.

     In April 2002, TCI, a related party, purchased 100% of the common shares of One Hickory, for $4.5 million. The purchase price was determined based on the market values of the property exchanged, using a market rate multiple of net operating income of 7.0%. One Hickory owns the One Hickory Centre Office Building. ARL has guaranteed that the asset will produce at least a 12% annual return on the purchase price for a period of three years from the purchase date. If the asset fails to produce the 12% return, ARL will pay TCI any shortfall. In addition, if the asset fails to produce the 12% return for a calendar year, TCI may require ARL to repurchase the shares in One Hickory for the purchase price. The business purpose of the transaction was for TCI to make an equity investment in One Hickory anticipating a profitable return and ARL to receive cash for its equity investment. Management has classified this related party transaction as a note payable to TCI.

     In April 2002, ARL sold nine residential properties to partnerships controlled by Metra Capital, LLC ("Metra"), for a total sales price of $34.2 million. These properties include: the 12 unit Bay Anchor Apartments in Panama City, Florida; the 168 unit Governor Square Apartments in Tallahassee, Florida; the 54 unit Grand Lagoon Cove Apartments in Panama City, Florida; the 92 unit Oak Hill Apartments in Tallahassee, Florida; the 121 unit Park Avenue Villas Apartments in Tallahassee, Florida; the 62 unit Seville Apartments in Tallahassee, Florida; the 120 unit Westwood Apartments in Mary Ester, Florida; the 64 unit Windsor Tower Apartments in Ocala, Florida and the 546 unit Woodhollow Apartments in San Antonio, Texas. Innovo Realty, Inc., a subsidiary of Innovo Group, Inc. ("Innovo") is a limited partner in the partnerships that purchased the properties. Joseph Mizrachi, a director of ARL, controls approximately 11.67% of the outstanding common stock of Innovo. Management has determined to treat this sale as a refinancing transaction. ARL will continue to report the assets and the new debt incurred by Metra on its financial statements. ARL received net cash of $8.3 million after paying off the existing debt of $19.3 million and various closing costs. Of the total new debt of $29.2 million, $8.8 million bears interest at 5.00% per annum and matures in May 2003, $17.0 million bears interest at 7.12% per annum and matures in May 2007 and $3.4 million bears interest at 7.57% per annum and matures in May 2012. ARL also received $6.3 million of 8% non-recourse, non-convertible Series A preferred stock of Innovo. The dividend on the Innovo preferred shares will be funded entirely and solely through member distributions from cash flows generated by the operation and subsequent sale of the sold properties. In the event the cash flows for the properties are insufficient to cover the 8% annual dividend, Innovo will have no obligation to cover any shortfall. The Innovo preferred shares have a mandatory redemption feature, and are redeemable from the cash proceeds received by Innovo from the operation and sale of the properties. All member distributions that are in excess of current and accrued 8% dividends must be used by Innovo to redeem the Innovo preferred shares.

     In April 2002, TCI sold 12 residential properties to partnerships controlled by Metra. These properties include: the 75 unit Apple Lane Apartments in Lawrence, Kansas, the 195 unit Arbor Point Apartments in Odessa, Texas, the 264 unit Fairway View Estates Apartments in El Paso, Texas, the 152 unit Fairways Apartments in Longview, Texas, the 166 unit Fountain Lake Apartments in Texas City, Texas, the 172 unit Fountains of Waterford Apartments in Midland, Texas, the 122 unit Harper's Ferry Apartments in Lafayette, Louisiana, the 108 unit Oak Park IV Apartments in Clute, Texas, the 131 unit Quail Oaks Apartments in Balch Springs, Texas, the 300 unit Sunchase Apartments in Odessa, Texas, the 180 unit Timbers Apartments in Tyler, Texas, and the 112 unit Willow Creek Apartments in El Paso, Texas. Innovo is a limited partner in the partnerships that purchased the properties. Joseph Mizrachi, a director of ARL, controls approximately 11.67% of the outstanding common stock of Innovo. Management has determined to treat this sale as a refinancing transaction. TCI will continue to report the assets and the new debt incurred by Metra on its financial statements. The sales price for the properties totaled $37.6 million. TCI received net cash of $10.5 million after paying off the existing debt of $18.0 million and various closing costs. The new debt of $30.3 million bears interest at 7.57% per annum, requires monthly interest only payments of $212,000 and matures in May 2012. TCI also received $5.7 million of 8% non-recourse, non-convertible Series A preferred stock of Innovo. The Innovo preferred shares have the terms described above in the paragraph setting forth ARL's sale of residential properties to Metra.

     In April 2002, IOT sold all of its residential properties to partnerships controlled by Metra. These properties include: the 60 unit Brighton Court, the 92 unit Del Mar, the 68 unit Enclave, the 280 unit Meridian, the 57 unit Signature, the 114 unit Sinclair, located in Midland, Texas, and the 106 unit Treehouse, located in San Antonio, Texas. Innovo is a limited partner in the partnerships that purchased the properties. Joseph Mizrachi, a director of ARL, controls approximately 11.67% of the outstanding common stock of Innovo. The sale constituted 23.39% of the total assets of IOT as of December 31, 2001. The sales price for the properties totaled $26.2 million. IOT received $5.4 million in cash after the payoff of $16.1 million in debt and various closing costs. Management has determined to treat this sale as a refinancing transaction. The new debt, funded by Bank of America, on the properties totals $21.4 million, bears interest at 7.57% per annum, requires monthly interest only payments of $135,000 and matures in May 2012. IOT also received $2.9 million of 8% non-recourse, non-convertible Series A preferred stock of

Innovo. The Innovo preferred shares have the terms described above in the paragraph setting forth ARL's sale of residential properties to Metra.

     In June 2002, TCI purchased 42.6 acres of Hollywood Casino land from ARL for $17.0 million. The purchase price was determined based on the market value of the property of $9.10 per square foot. The business purpose of this transaction was to reduce the affiliate payable.

     Also in June 2002, TCI purchased four parcels of unimproved land from ARL, the 54 acre Marine Creek land parcel, the 18 acre Mason Park land parcel, the
16.57 acre Nashville land parcel and the 61 acre Palm Desert land parcel for $12.3 million. The purchase price was determined based on the market value of the properties of $2.00, $3.56, $4.00 and $1.48 per square foot, respectively. The business purpose of the transactions was for TCI to develop apartment communities on the four tracts of land and to reduce the affiliate payable from ARL.

     Additionally, in June 2002, TCI purchased the 410,901 sq. ft. Centura Tower Office Building in Farmers Branch, Texas from ARL for $50.0 million. The purchase price for the Centura Tower was determined based on estimated replacement cost. The business purpose of the transaction was for TCI to acquire a Class A office building with significant upside potential and to reduce the affiliate payable from ARL.

     In June 2002, ARL purchased all the general and limited partnership interests in Chalet North, L.P. ("Chalet North") from BCM for $3.0 million. The purchase price was determined based on the market value of the property exchanged, using a market rate multiple of net operating income. Chalet North owns the Pinecrest Apartments. The business purpose of this transaction was to reduce the affiliate payable owed by BCM to ARL.

     In June 2002, ARL purchased the Tiberon Trails Apartments from BCM for $12.0 million. The purchase price was determined based on the market value of the property exchanged, using a market rate multiple of net operating income. The business purpose of this transaction was to reduce the affiliate payable owed by BCM to ARL.

     In June 2002, ARL purchased the Alta Mesa Shopping Center from BCM for $4.0 million. The purchase price was determined based on the market value of the property exchanged, using a market rate multiple of net operating income. The business purpose of this transaction was to reduce the affiliate payable owed by BCM to ARL.

     In June 2002, ARL purchased BCM's investment in Realty Advisors-Korea for $6.0 million. The purchase price was based on the fair value of the interests, which was determined by management and approved by the respective boards of directors, based on expected management fees that will be collected. The business purpose of this transaction was to reduce the affiliate payable owed by BCM to ARL.

  STOCK-RELATED ITEMS

     The directors and officers of TCI also serve as directors and officers of IOT. The directors owe fiduciary duties to IOT as well as to TCI under applicable law. IOT has the same relationship with BCM as TCI. At September 23, 2002, TCI owned 746,972 shares of ARL common stock which were primarily purchased in open market transactions in 1990 and 1991 at a total cost of $1.6 million. The officers of TCI and IOT also serve as officers of ARL. BCM also serves as advisor to ARL and at September 23, 2002, ARL owned approximately 49.5% of TCI's outstanding common stock. At September 23, 2002, the market value of the ARL common shares owned by TCI was approximately $7.0 million.

     TCI established on April 13, 2000, the Director Stock Option Plan (the "TCI Director Plan") which became effective upon subsequent approval of the stockholders of TCI at an Annual Meeting of Stockholders held on October 10, 2000. Under the terms of the TCI Director Plan, successive options covering 5,000 shares of TCI common stock each were automatically granted to each director on the date of effectiveness of the TCI Director Plan, and on each January 1 of each subsequent year in which the individual served as a director of TCI. Pursuant to the TCI Director Plan, two former directors of TCI,

Edward G. Zampa and R. Douglas Leonhard, each held options covering 5,000 shares at an exercise price of $8.975 per share, and an additional 5,000 shares at an exercise price of $14.875 per share. On January 30, 2002, TCI entered into separate agreements with Messrs. Leonhard and Zampa pursuant to which TCI repurchased all options held by each at a price based upon a $16 per share sale price of common stock, less the aggregate amount of the exercise price under each option. As a result of the Purchase Agreements, each of Messrs. Leonhard and Zampa received an aggregate of $41,225 in settlement, and the outstanding options previously held by each under the TCI Director Plan have been cancelled. In July 2002, Ted Stokely and Martin White exercised their options for 15,000 shares. Currently, no options are outstanding.

  INDEBTEDNESS OF MANAGEMENT

     Currently, no director or executive officer of ARL, TCI or IOT has any indebtedness to ARL, TCI or IOT.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions set forth in this Offer to Purchase (including, if the offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for any or all outstanding shares of IOT common stock validly tendered on or before the Expiration Date and not properly withdrawn as permitted under Section 4 -- "Withdrawal Rights." The term "Expiration Date" means midnight, New York City time on December 13, 2002. If we extend the deadline for tendering shares, the term "Expiration Date" means the latest time and date on which the offer, as extended, expires.

     The Offer to Purchase is conditioned upon, among other things, our having obtained financing to consummate the offer. If that condition is not satisfied we will not be obligated to accept validly tendered and not withdrawn shares for payment. Consummation of the offer is also conditioned upon other conditions described in Section 9 -- "Certain Conditions of the Offer."

     ARL, BCM, IOT, and their officers and directors and certain of their affiliates and the officers and directors of IOT who beneficially own IOT common stock who in the aggregate own approximately 59.9% of the IOT common stock will not tender their shares.

     We expressly reserve the right, in our sole discretion (but subject to the terms and conditions of the applicable rules and regulations of the SEC), at any time and from time to time, to extend the period of time during which the offer is open by giving oral or written notice of an extension to the depositary. During any extension, all shares of common stock previously tendered and not withdrawn will remain subject to the offer and will remain tendered, subject to the rights of a tendering stockholder to withdraw tendered shares of common stock. See Section 4 -- "Withdrawal Rights."

     Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, upon the failure to be satisfied of any of the conditions to the offer, to (i) delay acceptance for payment of or the payment of any tendered shares, (ii) amend the offer, including extending the deadline for tendering shares, (iii) terminate the offer, or (iv) waive any condition, by giving oral or written notice of such amendment, termination or waiver to the depositary. If we extend the offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of shares) for shares or we are unable to pay for shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, all shares previously tendered and not properly withdrawn will remain subject to any such extension and will remain tendered, subject to the right of a tendering stockholder to withdraw such stockholder's shares as described herein under Section
4 -- "Withdrawal Rights." Our ability to delay the payment for shares that we have accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, which requires that an offeror either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer, unless such offeror elects to offer a subsequent offering period and pays for shares tendered during the subsequent offering period in accordance with that section, which require that we pay for shares that are tendered pursuant to the offer at the earliest time following expiration of the offer that all conditions to the offer have been satisfied or waived by us.

     If we make a material change in the terms of the offer or the information concerning the offer or waive a material condition of the offer, we will disseminate additional tender offer materials (including by public announcement as set forth below) and extend the offer to the extent required by Rules 14d-4(c), 14d-6(c) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to an increase of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. For purposes of the offer, a "business day" means any day other than a federal holiday or a day on which the New York Stock Exchange is closed.

     Pursuant to Rule 14d-11 under the Exchange Act, we may, subject to certain conditions, include a subsequent offering period following the expiration of the offer on the Expiration Date. Rule 14d-11 provides that we may include a subsequent offering period so long as, among other things, (i) the offer remains open for a minimum of 20 business days and has expired, (ii) the offer is for all outstanding shares, (iii) we accept and promptly pay for all shares tendered during the offer, (iv) we announce the results of the offer, including the approximate number and percentage of shares deposited no later than 9:00 a.m., New York City time on the next business day after the Expiration Date and immediately begin the subsequent offering period, (v) we immediately accept and promptly pay for shares as they are tendered during the subsequent offering period, and (vi) we pay the same offer price for all shares tendered in the subsequent offering period as in the original offering period. We will be able to include a subsequent offering period if we satisfy the conditions above.

     Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to shares tendered into a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for payment. The same consideration will be paid to stockholders tendering shares in the offer or in a subsequent offering period, if one is included.

     Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     None of ARL, BCM, IOT or Mr. Phillips is making any provision to grant unaffiliated stockholders access to their or our corporate files or to obtain counsel or appraisal services at their or our expense in connection with the offer.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, purchase and pay for all shares which have been validly tendered and not withdrawn pursuant to the offer promptly following the expiration of the offer. Subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered shares promptly after termination or withdrawal of the offer), we expressly reserve the right to delay the acceptance for payment of or the payment for any tendered shares in order to comply in whole or in part with any applicable laws.

     For purposes of the offer, we will be deemed to have accepted for payment (and thereby purchased) shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the depositary of our acceptance for payment of such shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for shares accepted for payment pursuant to the offer will be made by deposit of the purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting payments to tendering stockholders whose shares have been accepted for payment.

     Under no circumstances will we pay interest on the purchase price for the shares. In addition, under no circumstances will we pay commissions to or fees or expenses of tendering brokers or depositaries acting on behalf of tendering shareholders.

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

     In all cases, we will pay for shares purchased in the offer only after timely receipt by the depositary of (a) the certificates representing the shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such shares into the depositary's account at The Depositary Trust Company pursuant to the procedures set forth in Section
3 -- "Procedures for Accepting the Offer and Tendering Shares"; (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal; and
(c) any other documents required pursuant to the Letter of Transmittal.

     "Agent's Message" means a message transmitted by The Depositary Trust Company to, and received by, the depositary and forming a part of a Book-Entry Confirmation, which message states that The Depositary Trust Company has received an express acknowledgment from the participant in The Depositary Trust Company tendering the shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

     If we do not purchase any tendered shares pursuant to the offer for any reason, or if a holder of shares submits Share Certificates representing more shares than are tendered, Share Certificates representing unpurchased or untendered shares will be returned, without expense to the tendering stockholder (or, in the case of shares tendered by book-entry transfer into the depositary's account at The Depositary Trust Company pursuant to the procedure set forth in
Section 3 -- "Procedures for Accepting the Offer and Tendering Shares," those shares will be credited to an account maintained at The Depositary Trust Company), as promptly as practicable following the expiration or termination of the offer.

     We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates or ARL's affiliates, the right to purchase all or any portion of the shares tendered pursuant to the offer, but any such transfer or assignment will not relieve us of our obligations under the offer and will in no way prejudice the rights of tendering stockholders to receive payment for shares validly tendered and accepted for payment pursuant to the offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     Valid Tender. For a stockholder to validly tender shares pursuant to the offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees and any other required documents, must be received by the depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered shares must be received by the depositary at the address or the shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of such delivery, including an Agent's Message, must be received by the depositary), in each case prior to the Expiration Date or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The depositary will establish accounts with respect to the shares at The Depositary Trust Company for purposes of the offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in The Depositary Trust Company's system may make book-entry delivery of shares by causing The Depositary Trust Company to transfer the shares into the depositary's account in accordance with The Depositary Trust Company's procedures for transfer. However, although delivery of shares may be effected through book-entry transfer into the depositary's account at The Depositary Trust Company, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares into the depositary's account at The Depositary Trust Company as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE DEPOSITARY TRUST COMPANY IN ACCORDANCE WITH THE DEPOSITARY TRUST COMPANY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE DEPOSITARY TRUST COMPANY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) of shares (which term for purposes of this Section, includes any participant in any of The Depositary Trust Company's system whose name appears on a security position listing as the owner of the shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Issuance Instructions" on the Letter of Transmittal or (b) such shares are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the offer and the stockholder's certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the Expiration Date, the stockholder's tender may be effected if all the following conditions are met:

          (a) the tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the depositary, as provided below, prior to the Expiration Date; and

          (c) the certificates for all tendered shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such shares), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the depositary or transmitted by telegram, facsimile transmission or mail to the depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for shares accepted for payment pursuant to the offer will in all cases be made only after timely receipt by the depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such tendered shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to such shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE PURCHASE PRICE OF THE TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint our designees as the stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the shares tendered by the stockholder and accepted for payment by us and with respect to any and all other shares or other securities or rights issued or issuable in respect of such shares on or after November 15, 2002. All proxies will be considered coupled with an interest in the tendered shares. The appointment will be effective when, and only to the extent that, we accept for payment shares tendered by the stockholder as provided herein. Upon the appointment, all prior powers of attorney, proxies and consents given by the stockholder with respect to the shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). Our designees will thereby be empowered to exercise all voting and other rights with respect to the shares and other securities or rights in respect of any annual, special or adjourned meeting of IOT's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for shares to be deemed validly tendered, immediately upon our acceptance for payment of the shares, we must be able to exercise full voting, consent and other rights with respect to the shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of ARL the depositary, the information agent, us or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the offer, a stockholder surrendering shares in the offer must, unless an exemption applies, provide the depositary with the stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the stockholder is not subject to backup withholding. If a stockholder does not provide the stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the offer may be subject to backup withholding of 31%. All stockholders surrendering shares pursuant to the offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the us and the depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of shares are irrevocable. Shares tendered pursuant to the offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us pursuant to the offer, may also be withdrawn at any time after January 13, 2003.

     If we amend the offer by extending the deadline for tendering shares, are delayed in our acceptance for payment of or the payment for any tendered shares, or are unable to accept shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, nevertheless, on our behalf, retain the tendered shares, and the shares may not be withdrawn except to the extent that tendering stockholders are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the offer to the extent required by law.

     Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to shares tendered into a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for payment. The same consideration, will be paid to stockholders tendering shares in the offer or in a subsequent offering period, if one is included.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of such certificates, the serial numbers shown on the certificates must be submitted to the depositary and, unless the shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 3 above, any notice of withdrawal must also specify the name and number of the account at The Depositary Trust Company to be credited with the withdrawn shares and otherwise comply with The Depositary Trust Company's procedures. Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. However, withdrawn shares may be retendered by again following one of the procedures described in
Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination will be final and binding. None of the depositary, the information agent, us or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  INFORMATION RELATED TO IOT

  PRICE RANGE OF IOT COMMON STOCK AND DIVIDENDS

     The shares of IOT common stock are traded on the AMEX under the symbol "IOT". As of November 6, 2002, the last day IOT common stock traded prior to the public announcement of the TCI tender offer, there were 1,438,945 shares of common stock issued and outstanding and the closing price per share of the common stock of IOT was $19.00. The following table sets forth the quarterly high and low reported sales prices of IOT common stock for the periods indicated below. During the fourth quarter of 2000, IOT discontinued the payment of dividends.

                                                                   IOT
                                                              COMMON STOCK
                                                              -------------
                                                              HIGH     LOW
                                                              ----     ----
1999:
First Quarter...............................................  $ 8      $ 6 3/8
Second Quarter..............................................    7 3/4    5 5/8
Third Quarter...............................................    7 1/8    5 1/8
Fourth Quarter..............................................    5 7/8    4 3/4

2000:
First Quarter...............................................    7 1/2    5 1/4
Second Quarter..............................................    7 1/2    2
Third Quarter...............................................   10 1/4    6 3/4
Fourth Quarter..............................................    9 1/4    8

2001:
First Quarter...............................................    9 1/8    7 5/8
Second Quarter..............................................    8 3/16   6 15/16
Third Quarter...............................................   13 1/2    9 1/16
Fourth Quarter..............................................   23 1/2   12 3/4

2002:
First Quarter...............................................   18.30    17.30
Second Quarter..............................................   18.40    17.95
Third Quarter...............................................   18.05    12.00

Stockholders are urged to obtain a current market quotation for the shares.

  SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF IOT

     IOT files reports under the Exchange Act that include financial information about IOT and its consolidated subsidiaries. The audited consolidated financial statements of IOT as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001, and the report thereon, set forth in IOT's Form 10-K for the year ended December 31, 2001 (under the caption "Item
8. Consolidated Financial Statements and Supplementary Data") as well as the unaudited consolidated financial statements as of September 30, 2002 and 2001, set forth in IOT's Form 10-Q for the period ended September 30, 2002 (under the caption "Item 1 -- Financial Statements") are incorporated herein by reference. The data set forth below is extracted from, and should be read in conjunction with, the Form 10-K and Form 10-Q described above. More comprehensive financial information is included in those reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by IOT with the SEC, and the following summary is qualified in its entirety by reference to those reports and other documents. Those reports and documents may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 13 -- "Miscellaneous." The following data is presented in thousands, except share data and ratio of earnings to fixed charges.

                                               FOR THE NINE MONTHS ENDED     FOR THE YEAR ENDED
                                                     SEPTEMBER 30               DECEMBER 31,
                                               -------------------------   -----------------------
                                                  2002          2001          2001         2000
                                               -----------   -----------   ----------   ----------
Revenue......................................  $    8,006    $    7,821    $   13,195   $   14,050
Expense......................................      11,833        10,992        16,648       18,073
                                               ----------    ----------    ----------   ----------
(Loss) from operations.......................      (3,827)       (3,171)       (3,453)      (4,023)
Equity in income (loss) of equity
  investees..................................          91           (27)           (9)         (61)
Net income (loss) from continuing
  operations.................................      (3,736)       (3,198)       (3,462)      (4,084)
Discontinued Operations......................       6,681            --            --       20,878
Net income (loss)............................       2,945        (3,198)       (3,462)      16,794
                                               ----------    ----------    ----------   ----------
Net income (loss) applicable to common
  shareholders...............................  $    2,945    $   (3,198)   $   (3,462)  $   16,794
Net income (loss) from continuing operations
  per share: Basic and Diluted...............  $    (2.60)   $    (2.11)   $    (2.32)  $    (2.68)
Net income (loss) applicable to common
  shareholders per share: Basic and
  Diluted....................................  $     2.05    $    (2.11)   $    (2.32)  $    11.03
Average Common shares used in computing
  earnings per share: Basic and Diluted......   1,438,945     1,512,119     1,493,675    1,522,510
Total current assets.........................  $   12,153    $    6,588    $    4,013   $    8,742
Total noncurrent assets......................      79,575        86,286        87,820       87,777
Total current liabilities....................       2,079         3,059         2,185        2,315
Total noncurrent liabilities.................      51,482        54,329        54,426       54,206
Stockholders' Equity.........................      38,167        35,486        35,222       39,998
Book value per share.........................  $    26.52    $    24.66    $    24.48   $    26.42
Ratio of earnings to fixed charges...........        1.88           .17           .36         4.31

6.  INTERESTS IN SECURITIES OF BCM, ARL, TCI AND IOT

     The following table sets forth for each quarter during 2000: (a) the amount of IOT common stock purchased by BCM and ART, which is a subsidiary of ARL, (b) the range of prices paid by BCM and ART, and (c) the average purchase price paid by BCM and ART, based on documents filed with the SEC. Other than as set forth in the table below, BCM, ARL and TCI have not made any purchases of IOT common stock during the past two years.

                                               NUMBER OF          RANGE OF         AVERAGE
ENTITY                QUARTER               SHARES PURCHASED    PRICES PAID     PURCHASE PRICE
------                -------               ----------------   --------------   --------------
 BCM      2000 Q1........................         None                     --          --
          2000 Q2........................        6,700         $6.50 to $6.63       $6.58
          2000 Q3........................         None                     --          --
          2000 Q4........................         None                     --          --
 ART      2000 Q1........................         None                     --          --
          2000 Q2........................          400         $7.13 to $6.75       $6.83
          2000 Q3........................         None                     --          --
          2000 Q4........................         None                     --          --

     There were no purchases of IOT common stock by Gene E. Phillips, ARL, TCI, BCM or any executive officer, director or any affiliate thereof, during the past sixty days that were reported in documents filed with the SEC.

     ARRANGEMENTS RELATING TO IOT COMMON STOCK

     EQK Holdings, an indirect, wholly-owned subsidiary of ARL, has pledged 250,000 shares of IOT common stock to Beal Bank as additional collateral. An additional 153,400 shares of IOT common stock owned by EQK Holdings and 106,802 shares of IOT common stock owned by BCM may be deemed to be "collateral" for borrowings pursuant to margin or other account arrangements with bankers and brokerage firms relating to accounts of EQK Holdings and BCM, respectively. Such arrangements are standard arrangements involving margin securities of up to a specified percentage of the market value of the shares and bear interest at varying rates and contain only standard default and similar provisions, the operation of any of which should not give any person immediate voting power or investment power over such securities. Such arrangements exist with the shares of IOT common stock and other securities held in such accounts and it is impracticable at any time to determine the amounts, if any, with respect to these shares of IOT common stock and interest costs under such arrangements vary with applicable costs and account balances.

     All 345,728 shares of IOT common stock owned by TCI are located at a brokerage firm in a cash account (not margin account), and do not serve as "collateral" for any borrowings pursuant to any margin account arrangement or otherwise. In connection with obtaining the financing necessary to consummate the offer, ARL may commit to pledge some or all of the IOT shares currently held by it, together with those obtained in the offer to existing or new lenders, subject in any such case to applicable law.

     Pursuant to the Settlement Agreement, which is discussed under the Section entitled "Special Factors -- Overview of the Lawsuit and Settlement Agreement that Led to this Tender Offer", ARL, BCM, Mr. Phillips, TCI. and stockholders affiliated with those parties who in the aggregate own a total of 59.9% of the IOT common stock have orally agreed with us not to tender shares of IOT common stock owned by them in the offer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ARL

     ARL Security Ownership of Certain Beneficial Owners. The following table sets forth the ownership of ARL's common stock both beneficially and of record, both individually and in the aggregate, for those persons or entities known by ARL to be the owner of more than 5% of the shares of ARL's common stock as of the close of business on October 25, 2002.

                                                           AMOUNT AND NATURE
NAME AND ADDRESS                                             OF BENEFICIAL     PERCENT OF
OF BENEFICIAL OWNER                                            OWNERSHIP        CLASS(1)
-------------------                                        -----------------   -----------
Basic Capital Management, Inc.(2)........................      6,663,244          58.6%
One Realco Corporation(3)................................      1,671,659          14.7%
Transcontinental Realty Investors, Inc.(4)...............        746,972           6.6%
Ryan T. Phillips(2)(5)...................................      6,690,846          58.8%

---------------

(1) Percentages are based upon 11,375,127 shares outstanding as of October 25, 2002.

(2) Includes 6,663,244 shares owned by BCM over which each of the directors of BCM, Ryan T. Phillips and Mickey Ned Phillips, may be deemed to be beneficial owners by virtue of their positions as directors of BCM. The directors of BCM disclaim beneficial ownership of such shares. The business address of BCM is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

(3) Includes 1,437,209 shares owned by One Realco and 234,450 shares owned by New Starr Corp., which is a company owned by One Realco. Each of the directors of One Realco, Ronald F. Akin and F. Terry Shumate, may be deemed to be the beneficial owners by virtue of their positions as directors of One Realco. Messrs. Akin and Shumate disclaim beneficial ownership of such shares. The business address of One Realco is 555 Republic Drive, Suite 490, Plano, Texas 75074.

(4) Each of the directors of TCI, Henry A. Butler, Earl D. Cecil, Ted P. Stokely and Martin L. White, may be deemed to be the beneficial owners by virtue of their positions as directors of TCI. The directors of TCI disclaim such beneficial ownership. The business address of TCI is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

(5) Includes 27,602 shares owned by the Gene E. Phillips' Children's Trust. Ryan
    T. Phillips is a beneficiary of such trust.

     ARL Security Ownership of Management. The following table sets forth the ownership of shares of ARL's common stock, both beneficially and of record, both individually and in the aggregate, for the directors and executive officers of ARL, as of the close of business on October 25, 2002.

                                                           AMOUNT AND NATURE
NAME AND ADDRESS OF                                          OF BENEFICIAL     PERCENT OF
BENEFICIAL OWNER(1)                                            OWNERSHIP        CLASS(2)
-------------------                                        -----------------   -----------
Mark W. Branigan(4)(5)...................................      7,410,216          65.1%
Earl D. Cecil(3).........................................          1,000             *
Louis J. Corna(4)(5).....................................      7,410,216          65.1%
Collene C. Currie(3).....................................          3,000             *
Richard W. Humphrey(3)...................................          1,600             *
Ronald E. Kimbrough(4)(5)................................      7,410,216          65.1%
Joseph Mizrachi(3).......................................          2,000             *
David W. Starowicz(3)(4)(5)(6)...........................      7,414,216          65.1%
  All Directors and Executive Officers as a group (8
     persons)(3)(4)(5)(6)................................      7,421,816          65.2%

---------------

 *  less than one percent

(1) The business address of each of beneficial owner is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

(2) Percentage is based upon 11,375,127 shares outstanding at October 25, 2002.

(3) Each of Ms. Currie and Messrs. Cecil, Humphrey, Mizrachi and Starowicz have options to purchase shares of ARL common stock which are exercisable within 60 days of October 25, 2002. Ms. Currie resigned as a director of ARL on September 11, 2002.

(4) Includes 746,972 shares owned by TCI of which the executive officers of ARL may be deemed to be the beneficial owners by virtue of their positions as executive officers of TCI. The executive officers of ARL disclaim beneficial ownership of such shares.

(5) Includes 6,663,244 shares owned by BCM of which the executive officers of ARL may be deemed to beneficially own by virtue of their positions as executive officers of BCM. The executive officers of ARL disclaim beneficial ownership of such shares.

(6) Mr. Starowicz has options to acquire 4,000 shares of ARL common stock pursuant to the 1997 Stock Option Plan which are exercisable within 60 days of October 25, 2002.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TCI

     TCI Security Ownership of Certain Beneficial Owners. The following table sets forth the ownership of TCI's common stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known to be beneficial owners of more than 5% of the outstanding shares of common stock as of the close of business on October 25, 2002.

                                                           AMOUNT AND NATURE
                                                             OF BENEFICIAL
NAME AND ADDRESS OF                                        OWNERSHIP OF TCI    PERCENT OF
BENEFICIAL OWNER                                             COMMON STOCK       CLASS(1)
-------------------                                        -----------------   -----------
EQK Holdings, Inc.(2)(3).................................      3,994,301          49.5%
Basic Capital Management, Inc.(3)(4).....................      1,166,947          14.5%

---------------

(1) Percentage is based upon 8,072,594 shares of TCI common stock outstanding at October 25, 2002.

(2) Includes 3,994,301 shares of TCI common stock of which ARL may be deemed to beneficially own. EQK Holdings, Inc. is a wholly-owned subsidiary of American Realty Trust, which is a wholly-owned subsidiary of ARL.

(3) The business address of EQK Holdings and BCM is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

(4) Includes 26,475 shares of TCI common stock owned by Syntek Asset Management L.P., a subsidiary of ARL, that may be deemed to be indirectly beneficially owned by BCM. The general partners of Syntek Asset Management, L.P., are Gene E. Phillips and Syntek Asset Management, Inc. Syntek Asset Management, Inc. is a wholly-owned subsidiary of BCM. Mr. Gene E. Phillips' business address is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. Mr. Gene
    E. Phillips's principal occupation is Chief Executive Officer and President of Syntek West, Inc. The business address of Syntek Asset Management L.P. is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

     TCI Security Ownership of Management. The following table sets forth the ownership of TCI's common stock, both beneficially and of record, both individually and in the aggregate, for the directors and executive officers of TCI as of the close of business on October 25, 2002.

                                                           AMOUNT AND NATURE
                                                             OF BENEFICIAL
NAME AND ADDRESS OF                                        OWNERSHIP OF TCI    PERCENT OF
BENEFICIAL OWNER(1)                                          COMMON STOCK       CLASS(2)
-------------------                                        -----------------   -----------
Mark W. Branigan(3)......................................      5,187,723          64.3%
Henry A. Butler..........................................             --            --
Earl D. Cecil............................................             --            --
Louis J. Corna(3)........................................      5,187,723          64.3%
Ronald E. Kimbrough(3)...................................      5,187,723          64.3%
David W. Starowicz(3)....................................      5,187,723          64.3%
Ted P. Stokely...........................................             --            --
Martin L. White..........................................          2,000             *
All Directors and Executive Officers as a group (8
  individuals)(3)........................................      5,189,723          64.3%

---------------

 *  Less than 1%

(1) The business address of each beneficial owner is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

(2) Percentage is based upon 8,072,594 shares of common stock outstanding at October 25, 2002.

(3) Includes 1,166,947 shares of TCI common stock owned by BCM and 3,994,301 shares of TCI common stock owned by EQK. Also includes 26,475 shares of TCI common stock owned by Syntek Asset Management, L.P., a subsidiary of ARL. The executive officers of TCI disclaim beneficial ownership of such shares. Each of the directors of BCM may be deemed to be beneficial owners by virtue of their positions as directors of BCM. The directors of ARL and BCM disclaim such beneficial ownership. The business address of each beneficial owner is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IOT

     IOT Security Ownership of Certain Beneficial Owners. The following table sets forth the ownership of IOT's shares of common stock, both beneficially and of record, both individually and in the aggregate for those persons or entities known by IOT to be beneficial owners of more than 5% of its shares of common stock as of the close of business on October 25, 2002.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
NAME AND ADDRESS OF                                           OWNERSHIP OF IOT    PERCENT OF
BENEFICIAL OWNER(1)                                             COMMON STOCK       CLASS(2)
-------------------                                           -----------------   -----------
EQK Holdings, Inc.(3).......................................        409,935          28.5%
Transcontinental Realty Investors, Inc......................        345,728            24%
Basic Capital Management, Inc. .............................        106,802           7.4%

---------------

(1) The business address of each of EQK Holdings, Inc., ARL, TCI and BCM is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

(2) Percentages are based upon 1,438,945 shares of IOT common stock outstanding at October 25, 2002.

(3) EQK Holdings, Inc. is a wholly-owned subsidiary of American Realty Trust, which is a wholly-owned subsidiary of ARL.

     IOT Security Ownership of Management. The following table sets forth the ownership of IOT's shares of common stock, both beneficially and of record, both individually and in the aggregate, for the directors and executive officers of IOT as of the close of business on October 25, 2002.

                                                           AMOUNT AND NATURE
                                                             OF BENEFICIAL
NAME AND ADDRESS OF                                        OWNERSHIP OF IOT    PERCENT OF
BENEFICIAL OWNER(1)                                          COMMON STOCK       CLASS(2)
-------------------                                        -----------------   -----------
Mark W. Branigan(3)......................................       862,465           59.9%
Henry A. Butler(3).......................................       345,728           24.0%
Earl D. Cecil(3).........................................       755,663           52.5%
Louis J. Corna(3)........................................       862,465           59.9%
Ronald E. Kimbrough(3)...................................       862,465           59.9%
David W. Starowicz(3)....................................       862,465           59.9%
Ted P. Stokely(3)........................................       345,728           24.0%
Martin L. White(3).......................................       345,728           24.0%
All Directors and Executive Officers as a group (8
  individuals)...........................................       862,465           59.9%

---------------

 *  Less than 1%.

(1) The business address of each beneficial owner is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

(2) Percentage is based upon 1,438,945 shares of IOT common stock outstanding at October 25, 2002.

(3) Includes 345,728 shares owned by TCI of which the directors of IOT may be deemed to be beneficial owners by virtue of their positions as directors of TCI and 409,935 shares owned by EQK, of which Messrs. Branigan, Cecil, Corna, Kimbrough or Starowicz may be deemed to beneficially own, and 106,802 shares owned by BCM, of which Messrs. Branigan, Corna, Kimbrough or Starowicz may be deemed to be beneficial owners by virtue of their positions as executive officers of ART and BCM. Each of the directors of ART may be deemed to be beneficial owners of the shares indirectly owned by ART through its sole ownership of EQK by virtue of their positions as directors of ART. Each of the directors of BCM may be deemed to be beneficial owners of the shares owned by BCM by virtue of their positions as directors of BCM. The directors of ART and BCM disclaim such beneficial ownership.

7.  SOURCE AND AMOUNT OF FUNDS

     Out of the 1,438,945 shares of IOT common stock outstanding as of October 25, 2002, only 576,580 shares, or approximately 40.1%, are owned by unaffiliated stockholders. Affiliated stockholders who own the remaining shares will not tender in the offer. Therefore, we will need a maximum of approximately $10.95 million to purchase all shares owned by unaffiliated stockholders and an additional $3,230,799 to pay related expenses.

     ARL currently does not have sufficient cash to pay for the purchase of the shares and related expenses. ARL expects to pay for shares tendered from cash on hand at the time tendered shares are accepted and from borrowings. ARL's cash on hand varies greatly from time to time as it funds its businesses and engages in financing transactions using its real estate portfolio as collateral. In the event that purchasing properly tendered shares requires us to pay more than ARL then has on hand, net of any reserves management feels necessary to the proper conduct of ARL's business, our obligation is subject to obtaining financing to consummate the offer.

     ARL expects to obtain this financing through refinancing existing indebtedness on its various real estate holdings, which it typically does in the ordinary course of its business, and by borrowing money from financial institutions with repayment secured by pledges of some of its real estate holdings. Although it does not have any firm commitments for either refinancings or new borrowings, it has had numerous discussions with existing lenders regarding refinancings of properties in Palm Desert, California, Tallahassee, Florida, Farmers Branch, Texas, Lincoln, Nebraska, Denver, Colorado, Fresno, California, Nashville, Tennessee and Sofia, Bulgaria, among others. Proceeds from the refinancings would be used first to repay existing indebtedness on the refinanced properties and fees related to those refinancings. The remaining proceeds would be available for general working capital purposes, including satisfaction of our obligations under the offering. ARL reasonably expects that it will be able to borrow enough money to satisfy its obligations with respect to the offer, although there can be no assurance that it will be able to do so. ARL does not have any alternative financing plans in the event these primary financing plans fall through. Although this financing condition will be satisfied only when ARL has obtained sufficient financing to enable us to purchase all of the shares offered for tender and pay the fees and expenses of the offer, we reserve the right to waive this condition at any time. If we waive this condition, we will extend the offer as necessary to comply with the rules under the Exchange Act.

8.  STATE TAKEOVER LAWS

     A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar
v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that make the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain circumstances. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     IOT's Articles of Incorporation expressly elect not to be governed by the "Nevada Corporate Combinations Law" contained in Sections 78.411 to 78.44, inclusive, of the Nevada Revised Statutes" and the Nevada "Control Shares Statute" contained in the Nevada Revised Statutes Sections 78.378 to 78.3792. However, IOT's Articles of Incorporation state that IOT requires approval of sixty-six and two-thirds percent of those shares entitled to vote before IOT can enter into a Business Combination with an Interested Stockholder. The Articles of Incorporation define an "Interested Stockholder" in part as any person who has announced a plan to become the owner of twenty percent or more of the common stock or who is an affiliate of the company and within the prior two years was the owner of twenty percent or more of the common stock then outstanding. A "Business Combination" is defined in part as any agreement to purchase or agreement to pay to IOT or for any securities of IOT that involves an Interested Stockholder and that results in an aggregate fair market value of at least $5,000,000 or constitutes at least five percent of the stockholders' equity of IOT. The above provision, however, will not apply if IOT's board of directors approves the Business Combination, in which case no affirmative vote by shareholders is required. If the Business Combination involves a person who is an affiliate of the company (as defined in Rule 12b-2 of the Exchange Act), the directors approving the Business Combination must include a majority of the directors who at the time are neither officers nor employees of IOT or of any advisor (i.e., one who manages or supervises the investments or day-to-day operations of IOT).

9.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered shares promptly after termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of any tendered shares, and may amend the offer in our sole and absolute discretion, including by extending the deadline for tendering shares, or terminate the offer if at any time on or after the date of the offer and before the time of acceptance of such shares for payment pursuant to the offer, which, in our sole and absolute discretion, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the offer or with such acceptance for payment or payments, including, but not limited to the following:

     - We have not obtained sufficient financing prior to the Expiration Date to enable us to purchase the tendered shares and to pay the fees and expenses of the offer;

     - There has been threatened, instituted or pending before any court, authority, agency or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which, directly or indirectly:

             (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of some or all of the shares pursuant to the offer or otherwise relates in any manner to the offer; or

             (2) in our reasonable judgment, could materially and adversely affect our, ARL's or ARL's subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our, ARL's or ARL's subsidiaries business, taken as a whole, or materially impair the contemplated benefits of the offer to us;

     - There has been any action threatened, instituted, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, ARL, or any of ARL's subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

             (1) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer;

             (2) delay or restrict our ability, or render us unable to accept for payment or pay for some or all of the shares;

             (3) materially impair the contemplated benefits of the offer to us or ARL; or

             (4) materially and adversely affect our, ARL's or ARL's subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us, ARL or ARL's subsidiaries, taken as a whole;

     - There shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on us, ARL or any of ARL's subsidiaries;

     - There shall have occurred and be continuing:

             (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or abroad;

             (2) a declaration of a banking moratorium by any governmental authority or any suspension of payments by any governmental authority in respect of banks in the United States or abroad;

             (3) a commencement or material worsening of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any terrorist activities;

             (4) any general limitation (whether or not mandatory) by any governmental authority in the United States on the extension of credit by banks or other lending institutions;

             (5) in the judgment of our board of directors, any significant decrease in the market prices of equity securities in the United States or abroad; or

             (6) in the case of any of the foregoing existing on the date of the offer, a material acceleration or worsening thereof;

     - Any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our, ARL's or ARL's subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the shares of IOT or ARL common stock or on the benefits of the offer to us or ARL;

     - Any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations licenses or franchises, management contract, or results of operations or prospects of IOT's business or local markets in which IOT owns property, including any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, has had or may have a material adverse effect on the value of IOT's business or the value of the shares to us; or

     - A tender or exchange offer for any shares shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act) or it shall have been publicly disclosed or we shall have otherwise learned that:

             (1) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than five percent of the shares, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than five percent of the shares, other than acquisitions for bona fide arbitrage purposes; or

             (2) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation or other business combination with or involving IOT's business.

     A "material adverse effect" means a material adverse effect or impact upon the assets, financial condition, results of operations, business or prospects of the company on a consolidated basis.

     The conditions set forth above are for our sole benefit and may be asserted by us regardless of any circumstances giving rise to any condition and may be waived (other than the financing condition) by us, in whole or in part, at any time and from time to time, in the sole and absolute discretion of ARL and us.

10.  RIGHTS OF DISSENTING STOCKHOLDERS

     We do not believe that dissenters' rights under Nevada law are available to stockholders of IOT in connection with our offer.

11.  FINANCIAL INFORMATION OF ARL

     ARL is the parent company of IOT Acquisition Sub. ARL files reports under the Exchange Act that include financial information about ARL and its consolidated subsidiaries. The audited consolidated financial statements of ARL as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001, and the report thereon, set forth in ARL's Form 10-K for the year ended December 31, 2001 (under the caption "Item 8. Consolidated Financial Statements and Supplementary Data") as well as the unaudited consolidated financial statements as of September 30, 2002 and 2001, set forth in ARL's Form 10-Q (Amendment No. 1) for the period ended September 30, 2002 (under the caption "Item 1 -- Financial Statements") are incorporated herein by reference. The data set forth below is extracted from, and should be read in conjunction with, the Form 10-K and Form 10-Q described above. More comprehensive financial information is included in those reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by ARL with the SEC, and the following summary is qualified in its entirety by reference to those reports and other documents. Those documents may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 13 -- "Miscellaneous." The following data is presented in thousands, except share data and ratio of earnings to fixed charges.

                                           FOR THE NINE MONTHS ENDED      FOR THE YEAR ENDED
                                                 SEPTEMBER 30                DECEMBER 31,
                                           -------------------------   -------------------------
                                              2002          2001          2001          2000
                                           -----------   -----------   -----------   -----------
Revenue..................................  $   147,307   $   145,496   $   211,308   $   292,134
Expense..................................      183,742       190,718       279,249       362,428
                                           -----------   -----------   -----------   -----------
(Loss) from operations...................      (36,435)      (45,222)      (67,941)      (70,294)
Equity in income (loss) of equity
  investees..............................      (14,554)       (8,812)        8,803         5,246
Net income (loss) from continuing
  operations.............................      (50,989)      (54,034)      (59,138)      (65,048)
Discontinued Operations..................       34,312        66,023        74,207        67,727
Net income (loss)........................      (16,677)       11,989        15,069         2,679
Preferred dividend requirement...........       (1,801)       (1,868)       (2,485)       (2,327)
                                           -----------   -----------   -----------   -----------
Net income (loss) applicable to common
  shareholders...........................  $   (18,478)  $    10,121   $    12,584   $       352
Net income (loss) from continuing
  operations per share: Basic and
  Diluted................................  $     (4.48)  $     (5.33)  $     (5.05)  $     (6.25)
Net income (loss) applicable to common
  shareholders per share: Basic and
  Diluted................................  $     (1.62)  $      1.00   $      1.07   $      0.03
Average Common shares used in computing
  earnings per share: Basic and
  Diluted................................   11,375,127    10,141,840    11,714,374    10,399,890
Total current assets.....................  $   139,749   $   118,238   $   112,669   $    96,338
Total noncurrent assets..................      555,306       662,140       646,094       690,677
Total current liabilities................      100,608        73,216        77,000        54,706
Total noncurrent liabilities.............      505,047       582,139       564,298       616,331
Stockholders' Equity.....................       69,811        83,420        85,884        73,402
Book value per share.....................  $      6.14   $      7.05   $      7.55   $      6.21
Ratio of earnings to fixed charges.......          .61          1.21          1.18          1.00

     Pro forma financial information relating to the offer is set forth in
Schedule II and Schedule III to this Offer to Purchase.

12.  FEES AND EXPENSES

     We have retained Georgeson Shareholder Communications Inc. to act as the information agent and American Stock Transfer and Trust Company to serve as the depositary in connection with the offer. The information agent and the depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

     The following table presents a current estimate of fees and expenses incurred or expected to be incurred by us and ARL in connection with the offer.

Financing fees and expenses:................................  $  500,000
Legal fees and expenses.....................................  $  600,000
Accounting fees and expenses................................  $  100,000
Fees to BCM relating to property expected to be sold and
  loans to be obtained to finance the offer.................  $1,939,000
Paying agent fees and expenses..............................  $   10,000
SEC filing fees.............................................  $    1,799
Printing, and Distribution Fees.............................  $   20,000
Information Agent Fees......................................  $   12,500
Base Depositary Fees........................................  $    7,500
Miscellaneous...............................................  $   40,000
                                                              ----------
Total.......................................................  $3,230,799

13.  MISCELLANEOUS

     The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent we become aware of any state law that would limit the class of offerees in the offer, we reserve the right to amend the offer and, depending on the timing of any amendment will extend the offer to provide adequate dissemination of such information to holders of shares prior to the expiration of the offer. In any jurisdiction the securities, blue sky or other laws of which require the offer to be made by a licensed broker or dealer, the offer is being made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED IN THE OFFER DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     We have filed with the SEC a combined Tender Offer Statement and Schedule 13D on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) at "http://www.sec.gov".

     ARL, TCI and IOT file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by ARL, TCI or IOT at the SEC's public reference room in Washington, D.C. The public reference room at the SEC's office in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The companies' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." In addition, because the common stock of ARL and TCI are each listed on the NYSE, reports and other information concerning ARL (symbol: "ARL") and TCI (symbol:
"TCI") can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Because IOT's common stock is listed on the American Stock Exchange (symbol: "IOT"), reports and other information concerning IOT can also be inspected at the office of the AMEX, 86 Trinity Place, New York, New York 10006.

                                 *************

                                      INCOME OPPORTUNITY ACQUISITION CORPORATION

November 15, 2002

                                   SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF BCM, ARL, TCI AND IOT

     Except as set forth in "Special Factors -- Legal Proceedings Involving BCM and Mr. Phillips," none of ARL, TCI, IOT or any person described below has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

BASIC CAPITAL MANAGEMENT, INC.

     The directors and principal officers of BCM are set forth below as of November 14, 2002:

NAME                                                        POSITION
----                                                        --------
Mickey N. Phillips.......................   Director*
Ryan T. Phillips.........................   Director*
Mark W. Branigan.........................   Executive Vice President -- Residential
Louis J. Corna...........................   Executive Vice President -- Tax
Ronald E. Kimbrough......................   Executive Vice President and Chief
                                            Financial Officer
David W. Starowicz.......................   Executive Vice President -- Commercial
                                            Asset Management
Robert A. Waldman........................   Senior Vice President, General Counsel
                                            and Secretary

---------------

* Mickey N. Phillips is the brother of Gene E. Phillips and Ryan T. Phillips is the son of Gene E. Phillips. Gene E. Phillips serves as a representative of the trust, established for the benefit of his children, which indirectly owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to its performance of advisory services for ARL, TCI and IOT.

     Mickey N. Phillips: Age 53, Director (for more than the last five years). President, Ned Phillips Construction Company (for more than the last five years).

     Ryan T. Phillips: Age 33, Director (for more than the last five years). President, Signature Asset Management, Inc. (since January 1992); President, Cascade Properties Company, Inc. (since October 1995); President, 1330 Riverbend Investment Corp. (since April 1997); President, Signature Capital Funding, Inc. (since July 1998).

     Mark W. Branigan: Age 48, Executive Vice President -- Residential (since June 2001), Director (September 2000 to June 2001), and Executive Vice President and Chief Financial Officer (August 2000 to June 2001) of ARL. Executive Vice President -- Residential (since June 2001), Executive Vice President and Chief Financial Officer (August 2000 to June 2001), Vice President -- Director of Construction (August 1999 to August 2000) and Executive Vice
President -- Residential Management (January 1992 to October 1997) of BCM, TCI and IOT; Vice President -- Director of Construction (August 1999 to August 2000) and Executive Vice President -- Residential Asset Management (January 1992 to October 1997) of ART; and real estate consultant (November 1997 to July 1999).

     Louis J. Corna:  Age 55, Executive Vice President -- Tax (since October
2001), Executive Vice President and Chief Financial Officer (June 2001 to October 2001), and Senior Vice President -- Tax (December 2000 to June 2001) of ARL. Executive Vice President -- Tax (since October 2001), Executive Vice President and Chief Financial Officer (June 2001 to October 2001) and Senior Vice President -- Tax (December 2000 to June 2001) of BCM, TCI and IOT; Private Attorney (January 2000
to December 2000); Vice President -- Taxes and Assistant Treasurer (March 1998 to January 2000) of IMC Global, Inc.; and Vice President -- Taxes (July 1991 to February 1998) of Whitman Corporation.

     Ronald E. Kimbrough: Age 50, Acting Principal Executive Officer (since February 2002) and Executive Vice President and Chief Financial Officer (since January 2002) of ARL. Acting Principal Executive Officer (since March 2002) and Executive Vice President and Chief Financial Officer (since January 2002) of BCM, TCI and IOT; Controller (September 2000 to January 2002) of BCM; Director, Vice President and Treasurer (since February 2002) of First Equity Properties, Inc.; Vice President and Treasurer (January 1998 to September 2000) of Syntek West, Inc. and One Realco Corporation; and Consultant (1997).

     David W. Starowicz: Age 46, Executive Vice President -- Commercial Asset Management (since April 2002), Executive Vice President -- Acquisitions, Sales and Construction (March 2001 to April 2002) and Executive Vice
President -- Commercial Asset Management (August 2000 to March 2001) of ARL. Executive Vice President -- Commercial Asset Management (since April 2002), Executive Vice President -- Acquisitions, Sales and Construction (March 2001 to April 2002), Executive Vice President -- Commercial Asset Management (September 1999 to March 2001), Vice President (May 1992 to September 1999) and Asset Manager (November 1990 to May 1992) of BCM, TCI and IOT; and Executive Vice President -- Commercial Asset Management (September 1999 to August 2000), Vice President (May 1992 to September 1999) and Asset Manager (November 1990 to May
1992) of ART.

     Robert A. Waldman: Age 50, Senior Vice President, Secretary and General Counsel (since August 2000) of ARL. Senior Vice President and General Counsel (since January 1995), Vice President (December 1990 to January 1995) and Secretary (December 1993 to February 1997 and since June 1999) of IOT and TCI; Senior Vice President and General Counsel (since November 1994), Vice President and Corporate Counsel (November 1989 to November 1994) and Secretary (since November 1989) of BCM; and Senior Vice President and General Counsel (since January 1995), Vice President (January 1993 to January 1995) and Secretary (since December 1989) of ART.

     The business address of each director and executive officer is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. The business telephone number of each person is 469-522-4200. Each director and executive officer is a citizen of the United States.

     Gene E. Phillips: Age 65, serves as a representative of a trust for the benefit of his children that indirectly owns BCM. As the trust's representative, Mr. Phillips is involved in daily consultation with the officers of BCM and has significant influence over the conduct of BCM's business, including the rendering of its advisory services and the making of investment decisions for itself and for ARL, TCI and IOT. BCM has been an advisor to ARL since its inception in August 2000 and before that to American Realty Trust, Inc., currently a subsidiary of ARL, since February 6, 1989. In addition, Mr. Phillips has been actively involved in advising entities affiliated with the trust for more than the last five years. Mr. Phillip's business address is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. Mr. Phillips business telephone number is 469-522-4200. Mr. Phillips is a citizen of the United States.

AMERICAN REALTY INVESTORS, INC.

     The following table sets forth certain information as of November 14, 2002 regarding ARL's executive officers and directors:

NAME                                    AGE                  POSITION
----                                    ---                  --------
Mark W. Branigan*.....................  48    Executive Vice
                                              President -- Residential
Louis J. Corna*.......................  55    Executive Vice President -- Tax
Earl D. Cecil.........................  73    Director
Richard W. Humphrey...................  54    Director
Ronald E. Kimbrough*..................  50    Acting Principal Executive Officer,
                                              Executive Vice President and Chief
                                              Financial Officer
Joseph Mizrachi.......................  57    Director
David W. Starowicz*...................  46    Executive Vice President -- Commercial
                                              Asset Management

---------------

* See the section in this Schedule I with regard to Basic Capital Management, Inc. for background and business experience information.

     Earl D. Cecil: Director (Independent) (since November 2001) of ARL. Financial and business consultant (since January 1994); Division Vice President (February 1987 to December 1993) of James Mitchell & Company, a financial services marketing organization; and director (since March 2002) of IOT and TCI.

     Richard W. Humphrey: Director (Affiliated) (since November 2001) of ARL. Real estate broker (since December 1999) of Regis Realty, Inc. and (June 1992 to November 1999) of Carmel Realty, Inc.

     Joseph Mizrachi: Director (Independent) (since August 2000) of ARL Registered Investment Advisor and Principal and President (since 1980) of PAZ Securities, Inc.; Chairman of the board (since 1980) of Midwest Properties Management, Inc.; Director (since June 2001) of Tarrant Apparel Group; and Director of ART (June 2000 to August 2000).

     The business address of each director and executive officer is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. The business telephone number of each person is 469-522-4200. Each director and executive officer is a citizen of the United States.

     Gene E. Phillips: Age 65, serves as a representative of a trust for the benefit of his children that indirectly owns BCM. As the trust's representative, Mr. Phillips is involved in daily consultation with the officers of BCM and has significant influence over the conduct of BCM's business, including the rendering of its advisory services and the making of investment decisions for itself and for ARL, TCI and IOT. In addition, Mr. Phillips has been actively involved in advising entities affiliated with the trust for more than the last five years. Mr. Phillip's business address is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. Mr. Phillips business telephone number is 469-522-4200. Mr. Phillips is a citizen of the United States.

TRANSCONTINENTAL REALTY INVESTORS, INC.

     The following table sets forth certain information as of November 14, 2002 regarding TCI's executive officers and directors:

NAME                                    AGE                  POSITION
----                                    ---                  --------
Mark W. Branigan*.....................  48    Executive Vice
                                              President -- Residential
Henry A. Butler.......................  52    Director
Earl D. Cecil**.......................  73    Director
Louis J. Corna*.......................  55    Executive Vice President -- Tax
Ronald E. Kimbrough*..................  50    Executive Vice President and Chief
                                              Financial Officer
David W. Starowicz*...................  46    Executive Vice President -- Commercial
                                              Asset Management
Ted P. Stokely........................  69    Director and Chairman of the Board
Martin L. White.......................  63    Director

---------------

 * See the section in this Schedule I with regard to Basic Capital Management, Inc. for background and business experience information.

** See the section in this Schedule I with regard to American Realty Investors, Inc. for background and business experience information.

     Henry Butler: Director (Affiliated) (since December 2001) of TCI. Broker -- Land Sales (since 1992) of Basic Capital Management, Inc. ("BCM"); Owner/Operator (1989 to 1991) of Butler Interests, Inc.; and Director (since December 2001) of IOT.

     Ted P. Stokely: Director (Independent) (since April 1990) and Chairman of the board (since January 1995) of TCI. General Manager (since January 1995) of ECF Senior Housing Corporation, a nonprofit corporation; General Manager (since January 1993) of Housing Assistance Foundation, Inc., a nonprofit corporation; General Manager since April 2002 of Unified Housing Foundation, Inc., a Texas 501(c)3 non-profit corporation that owns apartments, and Director (since April
1990) and Chairman of the board (since January 1995) of IOT.

     Martin L. White: Director (Independent) (since January 1995) of TCI. Chief Executive Officer (since 1995) of Builders Emporium, Inc.; Chairman and Chief Executive Officer (since 1993) of North American Trading Company Ltd.; President and Chief Operating Officer (since 1992) of Community Based Developers, Inc.; and Director (since January 1995) of IOT.

     The business address of each director and executive officer is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. The business telephone number of each person is 469-522-4200. Each director and executive officer is a citizen of the United States.

     Gene E. Phillips: Age 65, serves as a representative of a trust for the benefit of his children that indirectly owns BCM. As the trust's representative, Mr. Phillips is involved in daily consultation with the officers of BCM and has significant influence over the conduct of BCM's business, including the rendering of its advisory services and the making of investment decisions for itself and for ARL, TCI and IOT. In addition, Mr. Phillips has been actively involved in advising entities affiliated with the trust for more than the last five years. Mr. Phillip's business address is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. Mr. Phillips business telephone number is 469-522-4200. Mr. Phillips is a citizen of the United States.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

     The following table sets forth certain information as of November 14, 2002 regarding IOT's executive officers and directors:

NAME                                    AGE                  POSITION
----                                    ---                  --------
Mark W. Branigan*.....................  48    Executive Vice
                                              President -- Residential
Henry A. Butler**.....................  52    Director
Earl D. Cecil***......................  73    Director
Louis J. Corna*.......................  55    Executive Vice President -- Tax
Ronald E. Kimbrough*..................  50    Executive Vice President and Chief
                                              Financial Officer
David W. Starowicz*...................  46    Executive Vice President -- Commercial
                                              Asset Management
Ted P. Stokely**......................  69    Director and Chairman of the Board
Martin L. White**.....................  63    Director

---------------

  * See the section in this Schedule I with regard to Basic Capital Management, Inc. for background and business experience information.

 ** See the section in this Schedule I with regard to American Realty Investors, Inc. for background and business experience information.

*** See the section in this Schedule I with regard to Transcontinental Realty
    Investors, Inc. for background and business experience information.

     The business address of each director and executive officer is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. The business telephone number of each person is 469-522-4200. Each director and executive officer is a citizen of the United States.

     Gene E. Phillips: Age 65, serves as a representative of a trust for the benefit of his children that indirectly owns BCM. As the trust's representative, Mr. Phillips is involved in daily consultation with the officers of BCM and has significant influence over the conduct of BCM's business, including the rendering of its advisory services and the making of investment decisions for itself and for ARL, TCI and IOT. In addition, Mr. Phillips has been actively involved in advising entities affiliated with the trust for more than the last five years. Mr. Phillip's business address is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. Mr. Phillips business telephone number is 469-522-4200. Mr. Phillips is a citizen of the United States.

                                  SCHEDULE II

         UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF ARL

     The unaudited pro forma combined financial information is presented under two separate scenarios: (i) the acquisition of all unaffiliated IOT common stock and (ii) the acquisition of all unaffiliated IOT common stock and TCI common stock since ARL is simultaneously making a tender offer for TCI common stock. The acquisitions of TCI and IOT are not dependent upon each other. The accompanying unaudited pro forma consolidated financial statements of ARL give effect to the payment of the maximum amount of cash in exchange for common stock held by (i) unaffiliated IOT stockholders and (ii) unaffiliated TCI and IOT stockholders, as the case may be.

     As reflected in the unaudited pro forma combined financial statements, should all unaffiliated stockholders elect to tender their shares, ARL does not currently have enough cash to pay for those shares. ARL expects to pay for shares tendered from cash on hand at the time tendered shares are accepted and from borrowings. ARL's cash on hand varies greatly from time to time as it funds its businesses and engages in financing transactions using its real estate portfolio as collateral. In the event that purchasing properly tendered shares requires us to pay more than ARL then has on hand, net of any reserves its management feels necessary to the proper conduct of its business, our obligation is subject to obtaining financing to consummate the offer. ARL expects to obtain this financing through refinancing existing indebtedness on its various real estate holdings, which it typically does in the ordinary course of its business, and by borrowing money from financial institutions with repayment secured by pledges of some of its real estate holdings. ARL does not have any firm commitments for either refinancings or new borrowings, it has had numerous discussions with existing lenders regarding refinancings of properties. ARL reasonably expects that it will be able to borrow enough money to satisfy our obligations with respect to the offer, although there can be no assurance that it will be able to do so. ARL does not have any alternative financing plans in the event these primary financing plans fall through. Although this financing condition will be satisfied only when ARL has obtained sufficient financing to enable us to purchase all of the shares offered for tender and pay the fees and expenses of the offer, we reserve the right to waive this condition at any time. If we waive this condition, we will extend the offer as necessary to comply with the rules under the Exchange Act. See "Special Factors -- Overview of the Lawsuit and Settlement Agreement that Led to this Tender Offer", Section 7 -- "Source and Amount of Funds" and Section 12 -- "Fees and Expenses."

     Under each of the scenarios, the unaudited pro forma combined financial information is prepared using the purchase method of accounting, with ARL treated as the acquirer and as if the transactions had been completed as of January 1, 2002 for statement of operations purposes and on December 31, 2001, for balance sheet purposes. Under the purchase method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values.

     The historical financial data for ARL, TCI and IOT for the year ended December 31, 2001 has been derived from the audited financial statements and notes included in each of those entity's annual reports on Form 10-K for the year ended December 31, 2001.

     The pro forma adjustments described in the accompanying notes are based upon available information and assumptions that management believes are reasonable. Under each scenario, management has assumed the transactions will be financed with debt at a fixed interest rate of 12.7% per annum and fees of 4.8% in the amount of debt acquired. The scenarios also assume the debt will mature within one year from the date of the transaction. In the opinion of management, all adjustments necessary to present the pro forma information have been made. The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not necessarily indicate the financial results that would have occurred had the tender offer actually occurred on the dates specified, nor do they indicate ARL's future results. The unaudited pro forma consolidated financial information should be read together with the consolidated financial statements and notes of ARL, TCI and IOT contained in their annual reports on Form 10-K for the year ended December 31, 2001.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

           ARL PURCHASE OF ALL OUTSTANDING SHARES OF IOT COMMON STOCK
                         FROM UNAFFILIATED STOCKHOLDERS
                               SEPTEMBER 30, 2002
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       PROFORMA ADJUSTMENTS
                                                      HISTORICAL    --------------------------      PROFORMA
                                                         ARL          IOT        CONSOLIDATION      COMBINED
                                                      ----------    -------      -------------      --------
                       ASSETS
Real estate held for investment, net of accumulated
  depreciation......................................   $322,248     $74,970(A)     $(10,827)(B)     $385,827
                                                                                       (767)(C)
                                                                                        203(D)
Real estate held for sale...........................    181,791          --              --          181,791
Notes and interest receivable.......................     46,456       5,372(A)       (5,372)(C)       46,456
Less-allowance for estimated losses.................     (3,077)       (767)(A)         767(C)        (3,077)
                                                       --------     -------        --------         --------
                                                         43,379       4,605          (4,605)          43,379
Pizza parlor equipment, net of accumulated
  depreciation......................................      7,888          --              --            7,888
Marketable equity securities, at market value.......         68          --              --               68
Cash and cash equivalents...........................      3,283         131(A)       10,366(E)         2,827
                                                                                    (10,953)(F)
Investment in equity investees......................     82,996         158(A)       (7,628)(G)       75,526
                                                                                     10,953(F)
                                                                                    (10,953)(G)
Intangibles, net of accumulated amortization........     13,509          --              --           13,509
Other assets........................................     39,893      11,864(A)           --           51,757
                                                       --------     -------        --------         --------
                                                       $695,055     $91,728        $(24,211)        $762,572
                                                       ========     =======        ========         ========
               LIABILITIES AND EQUITY
LIABILITIES
Notes and interest payable..........................   $380,738     $51,482(A)     $ (5,372)(C)     $437,801
                                                                                     10,953(E)
Margin borrowings...................................     10,990          --              --           10,990
Liabilities related to assets held for sale.........    124,309          --              --          124,309
Other liabilities...................................     89,618       2,079(A)        1,090(H)        92,787
                                                       --------     -------        --------         --------
                                                        605,655      53,561           6,671          665,887
Commitments and contingencies
Minority Interest...................................     19,589          --          27,340(B)        30,113
                                                                                    (17,742)(G)
                                                                                        926(I)
                STOCKHOLDERS' EQUITY
ARL
Preferred Stock, $2.00 par value, authorized
  50,000,000 shares, issued and outstanding
Series A, 3,324,910 shares, (liquidation preference
  $33,249)..........................................      4,850          --              --            4,850
Series E, 50,000 shares, (liquidation preference
  $5,000)...........................................        100          --              --              100
Common Stock, $.01 par value; authorized 100,000,000
  shares, issued 11,375,127 shares..................        114          --              --              114
Paid-in capital.....................................     95,336          --              --           95,336
Accumulated deficit.................................    (32,997)         --          (3,239)(J)      (36,236)
Accumulated other comprehensive income..............      2,408          --              --            2,408
IOT Stockholder's Equity............................                 38,167(A)      (38,167)(B)           --
                                                       --------     -------        --------         --------
                                                         69,811      38,167         (41,406)          66,572
                                                       $695,055     $91,728        $(24,211)        $762,572
                                                       ========     =======        ========         ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

           ARL PURCHASE OF ALL OUTSTANDING SHARES OF IOT COMMON STOCK
                         FROM UNAFFILIATED STOCKHOLDERS
                               SEPTEMBER 30, 2002
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                            HISTORICAL      PROFORMA ADJUSTMENTS
                                            ----------   ---------------------------      PROFORMA
                                               ARL         IOT         CONSOLIDATION      COMBINED
                                            ----------   --------      -------------      ---------
Property Revenue
  Rents...................................   $ 77,953    $  7,473(A)     $     --         $  85,426
  Property operations.....................     55,268       4,152(A)           --            59,420
                                             --------    --------        --------         ---------
     Operating income.....................     22,685       3,321              --            26,006
Land Operations
  Sales...................................     39,382          --              --            39,382
  Cost of Sales...........................     33,401          --              --            33,401
                                             --------    --------        --------         ---------
     Gain on land sales...................      5,981          --              --             5,981
Pizza Parlor operations
  Sales...................................     27,550          --              --            27,550
  Cost of Sales...........................     22,392          --              --            22,392
                                             --------    --------        --------         ---------
     Gross margin.........................      5,158          --              --             5,158
Other Income
  Interest and other......................      2,422         533(A)         (204)(K)         2,751
  Equity income (loss) in equity
     investees............................    (14,023)         91(A)        1,185(F)        (12,747)
  Loss on sale of investments in equity
     investees............................       (531)         --              --              (531)
                                             --------    --------        --------         ---------
                                              (12,132)        624             981           (10,527)
Other expense
  Interest................................     45,751       3,355(A)        1,090(H)         50,196
                                                                             (204)(K)
                                                                              587(E)
  Depreciation............................      9,861       1,339(A)         (203)(D)        10,997
  Advisory fees to affiliate..............      4,825         544(A)           --             5,369
  Net income fee to affiliate.............         --         411(A)           --               411
  General and administrative..............      9,803         929(A)           --            10,732
  Provision for asset impairment..........         --         336(A)          767(C)          1,103
  Provision for loss......................        445         767(A)         (767)(C)           445
  Minority Interest.......................      1,996          --             926(I)          2,922
                                             --------    --------        --------         ---------
Total Expenses............................     72,681       7,681           2,196            82,175
Net income (loss) from continuing
  operations..............................    (50,989)     (3,736)         (1,215)          (55,557)
Discontinued Operations
  Income (loss) from operations...........     (3,724)       (424)(A)          --            (4,148)
  Gain on sale of operations..............     23,140       7,105(A)           --            30,245
  Equity in investees gain on sale of real
     estate...............................     14,896          --          (2,024)(F)        12,872
Net income (loss).........................    (16,677)      2,945          (3,239)          (16,588)
Preferred dividend requirement............     (1,801)         --              --            (1,801)
                                             --------    --------        --------         ---------
Net income (loss) applicable to common
  shareholders............................   $(18,478)   $  2,945        $ (3,239)(J)     $ (18,389)
Earnings per share
  Net income applicable to Common
     shares...............................   $  (1.62)                                    $   (1.62)
Average Common shares used in computing
  earnings per share......................  11,375,127                                    11,375,127

                     NOTES TO PROFORMA FINANCIAL STATEMENTS

           ARL PURCHASE OF ALL OUTSTANDING SHARES OF IOT COMMON STOCK
                         FROM UNAFFILIATED STOCKHOLDERS
                               SEPTEMBER 30, 2002

Note A.    To record IOT's net assets and operations
           To adjust assets to their respective fair values based on
Note B.    share purchase price
Note C.    To eliminate intercompany notes receivable
Note D.    To record depreciation adjustment on assets
Note E.    To record cash received from new debt
           Cash required to purchase 576,480 non-affiliated common
Note F.    shares of IOT at $19.00 per share
Note G.    To eliminate intercompany investments in equity investees
Note H.    To record interest expense on new debt
Note I.    To record current year minority interest
Note J.    To record net income adjustments
Note K.    To eliminate intercompany interest income and expense

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

           ARL PURCHASE OF ALL OUTSTANDING SHARES OF IOT COMMON STOCK
                         FROM UNAFFILIATED STOCKHOLDERS
                               DECEMBER 31, 2001
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                            HISTORICAL      PROFORMA ADJUSTMENTS
                                            ----------    -------------------------      PROFORMA
                                               ARL          IOT       CONSOLIDATION      COMBINED
                                            ----------    -------     -------------     ----------
Property Revenue
  Rents...................................  $  110,414    $10,694(A)     $    --        $  121,108
  Property operations.....................      81,926      5,816(A)          --            87,742
                                            ----------    -------        -------        ----------
     Operating income.....................      28,488      4,878             --            33,366
Pizza Parlor operations
  Sales...................................      34,211         --             --            34,211
  Cost of Sales...........................      27,934         --             --            27,934
                                            ----------    -------        -------        ----------
     Gross margin.........................       6,277         --             --             6,277
Oil and gas operations
  Sales...................................          59         --             --                59
  Operating expenses......................         269         --             --               269
                                            ----------    -------        -------        ----------
     Gross margin.........................        (210)        --             --              (210)
Other Income
  Interest and other......................       2,448        194(A)          --             2,642
  Equity income (loss) in equity
     investees............................     (13,739)        (9)(A)        950(B)        (12,798)
                                            ----------    -------        -------        ----------
                                               (11,291)       185            950           (10,156)
Other expense
  Interest................................      68,876      5,441(A)       4,715(C)         79,032
  Depreciation............................      16,471      2,013(A)        (271)(D)        18,213
  Advisory fees to affiliate..............       6,715        817(A)          --             7,532
  Net income fee to affiliate.............         166         --             --               166
  Incentive fees to affiliate.............       3,827         --             --             3,827
  General and administrative..............      12,743        739(A)          --            13,482
  Litigation settlement...................         100         --             --               100
  Provision for loss......................       2,500         --             --             2,500
  Minority Interest.......................         972         --         (1,089)(E)          (117)
                                            ----------    -------        -------        ----------
                                               112,370      9,010          3,355           124,735
Net income (loss) from continuing
  operations..............................     (89,106)    (3,947)        (2,405)          (95,458)
Discontinued Operations
Income (loss) from operations.............      (1,781)       485(A)          --            (1,296)
Gain on sale of operations................      83,414         --             --            83,414
Equity in investees gain on sale of real
  estate..................................      22,542         --             --            22,542
Net Income (loss).........................      15,069     (3,462)        (2,405)            9,202
Preferred dividend requirement............      (2,485)        --             --            (2,485)
                                            ----------    -------        -------        ----------
Net income (loss) applicable to Common
  shares..................................  $   12,584    $(3,462)       $(2,405)       $    6,717
Earnings per share
  Net income applicable to Common
     shares...............................  $     1.07                                  $     0.57
Average Common shares used in computing
  earnings per share......................  11,714,374                                  11,714,374

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

           ARL PURCHASE OF ALL OUTSTANDING SHARES OF IOT COMMON STOCK
                         FROM UNAFFILIATED STOCKHOLDERS
                               DECEMBER 31, 2001

Note A.    To record IOT's operations
Note B.    To eliminate intercompany equity losses
Note C.    To record interest expense
Note D.    To record depreciation adjustment on assets
Note E.    To record minority interest

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

    ARL PURCHASE OF ALL OUTSTANDING SHARES OF TCI AND IOT COMMON STOCK FROM
                           UNAFFILIATED STOCKHOLDERS
                               SEPTEMBER 30, 2002
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   HISTORICAL              PROFORMA ADJUSTMENTS
                                                   ----------    -----------------------------------------       PROFORMA
                                                      ARL          TCI           IOT         CONSOLIDATION       COMBINED
                                                   ----------    --------      --------      -------------      ----------
                     ASSETS
Real estate held for investment, net of
  accumulated depreciation.......................   $322,248     $669,020(A)   $ 74,970(B)     $ (85,202)(C)    $  964,164
                                                                                                   1,571(D)
                                                                                                    (767)(E)
                                                                                                 (17,676)(F)
Real estate held for sale........................    181,791       40,747(A)         --                            222,538
Notes and interest receivable....................     46,456       27,345(A)      5,372(B)       (17,179)(E)        61,994
Less-allowance for estimated losses..............     (3,077)        (901)(A)      (767)(B)          767(E)         (3,978)
                                                    --------     --------      --------        ---------        ----------
                                                      43,379       26,444         4,605          (16,412)           58,016
Pizza parlor equipment, net of
  accumulated depreciation.......................      7,888           --            --                              7,888
Marketable equity securities, at market value....         68           --            --                                 68
Cash and cash equivalents........................      3,283        1,717(A)        131(B)        64,687(G)          8,447
                                                                                                 (61,371)(H)
Investment in equity investees...................     82,996       13,341(A)        158(B)       (89,332)(I)         7,163
                                                                                                  61,371(H)
                                                                                                 (61,371)(I)
Intangibles, net of accumulated amortization.....     13,509           --            --                             13,509
Other assets.....................................     39,893       52,302(A)     11,864(B)            --           104,059
                                                    --------     --------      --------        ---------        ----------
                                                    $695,055     $803,571      $ 91,728        $(204,502)       $1,385,852
                                                    ========     ========      ========        =========        ==========
             LIABILITIES AND EQUITY
Liabilities
Notes and interest payable.......................   $380,738     $522,243(A)   $ 51,482(B)     $ (17,179)(F)    $1,005,233
                                                                                                  67,949(G)
Margin borrowings................................     10,990           --            --                             10,990
Liabilities related to assets held for sale......    124,309       29,366(A)         --                            153,675
Other liabilities................................     89,618       29,785(A)      2,079(B)         6,454(J)        110,260
                                                                                                 (17,676)(F)
                                                    --------     --------      --------        ---------        ----------
                                                     605,655      581,394        53,561           39,548         1,280,158
Commitments and contingencies
Minority Interest................................     19,589        6,532(A)         --          168,610(C)         45,057
                                                                                                (150,410)(I)
                                                                                                     736(K)
              STOCKHOLDERS' EQUITY
ARL
Preferred Stock, $2.00 par value, authorized
  50,000,000 shares, issued and outstanding
  Series A, 3,324,910 shares, (liquidation
  preference $33,249)............................      4,850           --            --                              4,850
Series E, 50,000 shares, (liquidation preference
  $5,000)........................................        100           --            --                                100
Common Stock, $.01 par value; authorized
  100,000,000 shares, issued 11,375,127 shares...        114           --            --                                114
Paid-in capital..................................     95,336           --            --               --            95,336
Accumulated deficit..............................    (32,997)          --            --           (9,174)(L)       (42,171)
Accumulated other comprehensive income...........      2,408           --            --                              2,408
TCI Stockholder's Equity.........................                 215,645(A)         --         (215,645)(C)            --
IOT Stockholder's Equity.........................                      --        38,167(B)       (38,167)(C)            --
                                                    --------     --------      --------        ---------        ----------
                                                      69,811      215,645        38,167         (262,986)           60,637
                                                    $695,055     $803,571      $ 91,728        $(204,502)       $1,385,852
                                                    ========     ========      ========        =========        ==========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

    ARL PURCHASE OF ALL OUTSTANDING SHARES OF TCI AND IOT COMMON STOCK FROM
                           UNAFFILIATED STOCKHOLDERS
                               SEPTEMBER 30, 2002
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     HISTORICAL              PROFORMA ADJUSTMENTS
                                     ----------    ----------------------------------------       PROFORMA
                                        ARL          TCI           IOT        CONSOLIDATION       COMBINED
                                     ----------    --------      -------      -------------      ----------
Property Revenue
  Rents............................  $   77,953    $ 82,353(A)   $ 7,473(B)     $     --         $  167,779
  Property operations..............      55,268      53,365(A)     4,152(B)           --            112,785
                                     ----------    --------      -------        --------         ----------
    Operating income...............      22,685      28,988        3,321              --             54,994
Land Operations
  Sales............................      39,382          --           --              --             39,382
  Cost of Sales....................      33,401          --           --              --             33,401
                                     ----------    --------      -------        --------         ----------
    Gain on land sales.............       5,981          --           --              --              5,981
Pizza Parlor operations
  Sales............................      27,550          --           --              --             27,550
  Cost of Sales....................      22,392          --           --              --             22,392
                                     ----------    --------      -------        --------         ----------
    Gross margin...................       5,158          --           --              --              5,158
Other Income
  Interest and other...............       2,422       2,807(A)       533(B)         (763)(M)          4,999
  Equity income (loss) in equity
    investees......................     (14,023)     (2,748)(A)       91(B)       17,709(I)           1,029
  Loss on sale of investments in
    equity investees...............        (531)         --           --                               (531)
                                     ----------    --------      -------        --------         ----------
                                        (12,132)         59          624          16,946              5,497
Other expense
  Interest.........................      45,751      28,177(A)     3,355(B)         (763)(M)         86,236
                                                                                   6,454(J)
                                                                                   3,262(G)
  Depreciation.....................       9,861      14,137(A)     1,339(B)       (1,571)(D)         23,766
  Advisory fees to affiliate.......       4,825       4,220(A)       544(B)                           9,589
  Net income fee to affiliate......          --          --          411(B)                             411
  General and administrative.......       9,803       6,689(A)       929(B)                          17,421
  Provision for asset impairment...          --       2,579(A)       336(B)          767(E)           3,682
  Provision for loss...............         445         169(A)       767(B)         (767)(E)            614
  Minority Interest................       1,996        (293)(A)       --             736(K)           2,439
                                     ----------    --------      -------        --------         ----------
Total Expenses.....................      72,681      55,678        7,681           8,118            144,158
Net income (loss) from continuing
  operations.......................     (50,989)    (26,631)      (3,736)          8,828            (72,528)
Discontinued Operations
  Income (loss) from operations....      (3,724)     (1,162)(A)     (424)(B)                         (5,310)
  Gain on sale of operations.......      23,140      23,337(A)     7,105(B)                          53,582
  Equity in investees gain on sale
    of real estate.................      14,896       3,106(A)        --         (18,002)(I)             --
Net income (loss)..................     (16,677)     (1,350)       2,945          (9,174)           (24,256)
Preferred dividend requirement.....      (1,801)       (134)(A)       --                             (1,935)
Net income (loss) applicable to
  common shareholders..............  $  (18,478)   $ (1,484)     $ 2,945        $ (9,174)(L)     $  (26,191)
Earnings per share
Net income applicable to Common
  shares...........................  $    (1.62)                                                 $    (2.30)
Average Common shares used in
  computing earnings per share.....  11,375,127                                                  11,375,127

                     NOTES TO PROFORMA FINANCIAL STATEMENTS

    ARL PURCHASE OF ALL OUTSTANDING SHARES OF TCI AND IOT COMMON STOCK FROM
                           UNAFFILIATED STOCKHOLDERS
                               SEPTEMBER 30, 2002

Note A.    To record TCI's net assets and operations
Note B.    To record IOT's net assets and operations
Note C.    To adjust assets to their respective fair values based on
           share purchase price
Note D.    To record depreciation adjustment on assets
Note E.    To eliminate intercompany notes receivable
Note F.    To eliminate intercompany real estate asset sales
Note G.    To record cash received from new debt
Note H.    Cash required to purchase 2,881,044 non-affiliated common
           shares of TCI at $17.50 per share and 576,480 non-affiliated common shares of IOT at $19.00 per share
Note I.    To eliminate intercompany investments in equity investees
Note J.    To record interest expense on new debt
Note K.    To record current year minority interest
Note L.    To record net income adjustments
Note M.    To eliminate intercompany interest income and expense

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

       ARL PURCHASE OF ALL OUTSTANDING SHARES OF TCI AND IOT COMMON STOCK
                         FROM UNAFFILIATED STOCKHOLDERS
                               DECEMBER 31, 2001
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                 HISTORICAL                PROFORMA ADJUSTMENTS
                                 ----------    --------------------------------------------        PROFORMA
                                    ARL            TCI             IOT        CONSOLIDATION        COMBINED
                                 ----------    ------------      -------      -------------      ------------
Property Revenue
  Rents........................   $110,414     $     93,400(A)   $10,694(B)   $          --      $    214,508
  Property operations..........     81,926           56,028(A)     5,816(B)              --           143,770
                                  --------     ------------      -------      -------------      ------------
    Operating income...........     28,488           37,372        4,878                 --            70,738
Pizza Parlor operations
  Sales........................     34,211               --           --                 --            34,211
  Cost of Sales................     27,934               --           --                 --            27,934
                                  --------     ------------      -------      -------------      ------------
    Gross margin...............      6,277               --           --                 --             6,277
Oil and gas operations
  Sales........................         59               --           --                 --                59
  Operating expenses...........        269               --           --                 --               269
                                  --------     ------------      -------      -------------      ------------
    Gross margin...............       (210)              --           --                 --              (210)
Other Income
  Interest and other...........      2,448            2,948(A)       194(B)              --             5,590
  Equity income (loss) in
    equity investees...........    (13,739)          (5,950)(A)       (9)(B)         19,691(C)             (7)
                                  --------     ------------      -------      -------------      ------------
                                   (11,291)          (3,002)         185             19,691             5,583
Other expense
  Interest.....................     68,876           28,368(A)     5,441(B)          11,867(D)        114,552
  Depreciation.................     16,471           14,422(A)     2,013(B)          (2,095)(E)        30,811
  Advisory fees to affiliate...      6,715            5,346(A)       817(B)              --            12,878
  Net income fee to
    affiliate..................        166            1,850(A)        --                 --             2,016
  Incentive fees to
    affiliate..................      3,827            3,167(A)        --                 --             6,994
  General and administrative...     12,743           11,412(A)       739(B)              --            24,894
  Realized loss on
    investments................         --            3,059(A)        --                 --             3,059
  Litigation settlement........        100               --           --                 --               100
  Provision for loss...........      2,500              281(A)        --                 --             2,781
  Minority Interest............        972              (72)(A)       --              1,787(F)          2,687
                                  --------     ------------      -------      -------------      ------------
                                   112,370           67,833        9,010             11,559           200,772
Net income (loss) from
  continuing operations........    (89,106)         (33,463)      (3,947)             8,132          (118,384)
Discontinued Operations
Income (loss) from
  operations...................     (1,781)            (996)(A)      485(B)              --            (2,292)
Gain on sale of operations.....     83,414           48,960(A)        --                 --           132,374
Equity in investees gain on
  sale of real estate..........     22,542            5,310(A)        --            (27,852)(G)            --
Net Income (loss)..............     15,069           19,811       (3,462)           (19,720)           11,698
Preferred dividend
  requirement..................     (2,485)            (172)(A)       --                 --            (2,657)
                                  --------     ------------      -------      -------------      ------------
Net income (loss) applicable to
  Common shares................   $ 12,584     $     19,639      $(3,462)     $     (19,720)     $      9,041
Earnings per share
Net income applicable to Common
  shares.......................   $   1.07                                                       $       0.77
Average Common shares used in
  computing earnings per
  share........................  11,714,374                                                        11,714,374

                     NOTES TO PROFORMA FINANCIAL STATEMENTS

    ARL PURCHASE OF ALL OUTSTANDING SHARES OF TCI AND IOT COMMON STOCK FROM
                           UNAFFILIATED STOCKHOLDERS
                               DECEMBER 31, 2001

Note A.    To record TCI's operations
Note B.    To record IOT's operations
Note C.    To eliminate intercompany equity losses
Note D.    To record interest expense
Note E.    To record depreciation adjustment on assets
Note F.    To record minority interest
           To eliminate intercompany equity gains on sales of real
Note G.    estate

                                  SCHEDULE III

                    HISTORICAL AND PRO FORMA PER SHARE DATA

     The following tables set forth per share data on a historical and pro forma combined and equivalent basis under two scenarios: (i) all IOT common stock held by unaffiliated stockholders is purchased by ARL and (ii) all TCI and IOT common stock held by unaffiliated stockholders is purchased by ARL. These tables should be read in conjunction with the historical financial statements and notes thereto and the unaudited pro forma combined financial information incorporated by reference in the Offer to Purchase.

                       COMPARATIVE PER SHARE INFORMATION
                   (ARL PURCHASE OF ALL OUTSTANDING SHARES OF
                IOT COMMON STOCK FROM UNAFFILIATED STOCKHOLDERS)

                                                                                         PROFORMA
                                                                                         COMBINED
                                                                 ARL          IOT          AND
                                                              HISTORICAL   HISTORICAL   EQUIVALENT
                                                              ----------   ----------   ----------
Loss per share from continuing operations, basic and diluted
  Nine months ended September 30, 2002......................    $(4.48)      $(2.60)      $(4.88)
  Year ended December 31, 2001..............................     (7.61)       (2.64)       (8.15)
Cash dividend per common share
  Nine months ended September 30, 2002......................        --           --           --
  Year ended December 31, 2001..............................        --           --           --
Book value per common share
  Nine months ended September 30, 2002......................      6.14        26.52         5.85
  Year ended December 31, 2001..............................      7.55        24.48         6.74

                       COMPARATIVE PER SHARE INFORMATION
               (ARL PURCHASE OF ALL OUTSTANDING SHARES OF TCI AND
                IOT COMMON STOCK FROM UNAFFILIATED STOCKHOLDERS)

                                                                                               PROFORMA
                                                                                               COMBINED
                                                          ARL          TCI          IOT          AND
                                                       HISTORICAL   HISTORICAL   HISTORICAL   EQUIVALENT
                                                       ----------   ----------   ----------   ----------
Loss per share from continuing operations, basic and
  diluted
  Nine months ended September 30, 2002...............    $(4.48)      $(3.31)      $(2.60)     $ (6.38)
  Year ended December 31, 2001.......................     (7.61)       (3.95)       (2.64)      (10.11)
Cash dividend per common share
  Nine months ended September 30, 2002...............        --           --           --           --
  Year ended December 31, 2001.......................        --           --           --           --
Book value per common share
  Nine months ended September 30, 2002...............      6.14        26.71        26.52         5.33
  Year ended December 31, 2001.......................      7.55        26.95        24.48         5.82

                                      III-1

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of IOT or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                   American Stock Transfer and Trust Company

                 By Overnight Courier, Mail Delivery and Hand:
                            American Stock Transfer
                               and Trust Company
                                 59 Maiden Lane
                            New York, New York 10038

                                  By Facsimile
                       (for Eligible Institutions Only):

                                 (718) 234-5001

                           Confirmation by Telephone:

                                 (877) 777-6800

     Questions and requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the information agent at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

                    The Information Agent for the Offer is:

                   Georgeson Shareholder Communications Inc.
                          17 State Street, 10th Floor
                            New York, New York 10004
                    Bankers and Brokers Call: (212) 440-9800
                   All Others Call Toll Free: (866) 423-4879